UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Honeywell International Inc.
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March 7, 2013

To Our Shareowners:

You are cordially invited to attend the Annual Meeting of Shareowners of Honeywell, which will be held at 10:30 a.m. on Monday, April 22, 2013 at our headquarters, 101 Columbia Road, Morris Township, New Jersey.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. At this year’s meeting, you will be asked to elect directors, approve the appointment of the independent accountants, cast an advisory vote to approve executive compensation, and consider three shareowner proposals. The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3 and AGAINST Proposals 4, 5 and 6.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. Shareowners may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the proxy statement and on both the Notice of Internet Availability of Proxy Materials and proxy card.

On behalf of the Board of Directors, I want to thank you for your continued support of Honeywell.

A map and directions to Honeywell’s headquarters appear at the end of the proxy statement.

Sincerely,

DAVID M. COTE Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The Annual Meeting of Shareowners of Honeywell International Inc. will be held on Monday, April 22, 2013 at 10:30 a.m. local time, at Honeywell’s headquarters, 101 Columbia Road, Morris Township, New Jersey to consider and vote on the following matters described in the accompanying proxy statement:

•	Election of the twelve nominees listed in the accompanying proxy statement to the Board of Directors;

•	Approval of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2013;

•	An advisory vote to approve executive compensation; and

•	If properly raised, three shareowner proposals described on pages 83-88 in the accompanying proxy statement;

and to transact any other business that may properly come before the meeting.

The Board of Directors has determined that shareowners of record at the close of business on February 22, 2013 are entitled to notice of and to vote at the meeting.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareowners in lieu of a paper copy of the proxy statement, related materials and the Company’s Annual Report to Shareowners (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

This Notice of Annual Meeting of Shareowners and related Proxy Materials are being distributed or made available to shareowners beginning on or about March 7, 2013.

By Order of the Board of Directors,

Jeffrey N. Neuman Vice President and Corporate Secretary

Honeywell
101 Columbia Road
Morris Township, NJ 07962

March 7, 2013

Reconciliation of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this proxy statement, other than as part of disclosure of target levels, can be found in the Appendix. The Long-Term Targets referenced in the Compensation Discussion and Analysis section of this proxy statement represent forward-looking statements that are based on management’s assumptions and assessments and are not guarantees of future performance.

2013 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

Annual Meeting of Shareowners

•	Time and Date:	10:30 a.m., April 22, 2013
•	Place:	Honeywell 101 Columbia Road Morris Township, New Jersey
•	Record Date:	Shareowners as of February 22, 2013 are entitled to vote.
•	Admission:	Please follow the advance registration instructions on page 91.

Meeting Agenda and Voting Matters

Proposal		Board’s Voting Recommendation	Page References (for more detail)

1.	Election of Directors	FOR EACH NOMINEE	1-7
2.	Approval of Independent Accountants	FOR	80
3.	Advisory Vote To Approve Executive Compensation	FOR	81-82
4.	Shareowner Proposal: Independent Board Chairman	AGAINST	83-85
5.	Shareowner Proposal: Right To Act By Written Consent	AGAINST	85-86
6.	Shareowner Proposal: Eliminate Accelerated Vesting In A Change In Control	AGAINST	87-88

Director Nominees (Proposal No. 1)

Each director nominee is elected annually by a majority of votes cast (see page 90 of this proxy statement for further detail).

Name	Age	Director Since	Independent	Committees

Gordon M. Bethune	71	1999	X	CGRC, MDCC
Kevin Burke	62	2010	X	AC, RPC
Jaime Chico Pardo	63	1999	X	CGRC, RPC (C)
David M. Cote	60	2002		NONE
D. Scott Davis	61	2005	X	AC, MDCC (C)
Linnet F. Deily	67	2006	X	AC, CGRC (C)
Judd Gregg	66	2011	X	AC, CGRC
Clive Hollick	67	2003	X	MDCC, RPC
Grace D. Lieblein	52	2012	X	CGRC, MDCC
George Paz	57	2008	X	CGRC, AC (C)
Bradley T. Sheares	56	2004	X	MDCC, RPC
Robin L. Washington	50	Nominated for Election	X	AC*, RPC*

AC	Audit Committee
CGRC	Corporate Governance and Responsibility Committee
MDCC	Management Development and Compensation Committee
RPC	Retirement Plans Committee
C	Chair
*	Upon Election to the Board

i

Attendance	Each director attended at least 75% of the aggregate number of Board and applicable Committee meetings.

Key Qualifications

Senior Leadership Experience, Industry/Global Experience, Financial Expertise, Regulated Industries/Government Experience, Public Company Board Experience (See pages 1-7 of this proxy statement for additional detail.)

Key Corporate Governance Best Practices

•	All directors are independent other than the CEO

•	Annual election of directors and majority voting in uncontested elections

•	Authority of the Chair of the Corporate Governance and Responsibility Committee to call special meetings of the Board at any time for any reason (instituted in 2012 in response to shareowner feedback)

•	Chair of the Corporate Governance and Responsibility Committee designated as a point of contact for shareowner communications (instituted in 2013 in response to shareowner feedback)

•	Right of shareowners holding at least 20% of the outstanding stock of the Company (excluding derivatives) to call a special meeting of shareowners

•	Elimination of super-majority voting provisions in the Company’s organizational documents

•	Shareowner approval of poison pills

•	Recoupment of incentive compensation in the event of a significant restatement

•	Frequent engagement by management with major institutional investors

Auditors (Proposal No. 2)

The Board of Directors recommends a vote FOR the approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent accountants for 2013.

Type of Fees	2012	2011

	(in millions)
Audit Fees	$20.3	$20.4
Audit-Related Fees	$1.5	$2.7
Tax Fees	$5.2	$6.4
All Other Fees	$—	—
Total	$27.0	$29.5

Advisory Vote To Approve Executive Compensation (Proposal No. 3)

We are requesting that the shareowners approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this proxy statement. The Board recommends a vote FOR Proposal No. 3 as it believes that the 2012 compensation decisions and Honeywell’s executive compensation programs align the interests of shareowners and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of near-term and long-term objectives. This proposal was supported by approximately 90% of the votes cast in each of 2012, 2011 and 2010. Please see the Compensation Discussion and Analysis, Summary Compensation Table and other tables and disclosures beginning on page 25 of this proxy statement for a full discussion of our executive compensation.

Performance Highlights

Record Year of Profitable Growth

•	Sales up 3% to $37.7 billion

•	Segment profit up 10%, with 90 basis points of margin expansion

•	Proforma Earnings Per Share (“EPS”) (excludes any pension mark-to-market adjustment) up 11% to $4.48

•	Free cash flow (“FCF”) of $3.7 billion (prior to cash pension contributions), reflecting 103% FCF conversion (excludes the impact of any pension mark-to-market adjustment on net income)

Creating Shareowner Value; Outperforming Market and Peers

•	Dividends: Dividend rate was increased by 10%, effective in the fourth quarter of 2012, the eighth increase of at least 10% in the last nine years

•	Share Repurchases: Repurchased 5.0 million shares in 2012 in order to return additional money to shareowners

•	Total Shareowner Return (“TSR”): Outperformed market and Honeywell’s compensation peer group

Percentages reflect cumulative growth over the period.
Peer Median reflects Compensation Peer Group median (see pages 36-37 of this proxy statement). Honeywell percentile rank based on Compensation Peer Group.
As of December 31, 2012; 1-year period begins January 1, 2012, 3-year period begins January 1, 2010, 5-year period begins January 1, 2008.

Building for the Future—Honeywell Enablers and Highlights of Seed Planting Investments

•

Management continues to drive long-term shareowner value through the on-going strengthening, expansion and utilization of Honeywell’s key process initiatives that drive productivity and growth known as the “Honeywell Enablers”:

➢	Honeywell Operating System—drives sustainable improvements in our manufacturing operations;

➢	Functional Transformation—Honeywell Operating System for our administrative functions;

➢	Velocity Product Development—brings together research and development (“R&D”), manufacturing, marketing and sales to successfully launch new products; and

➢	Organizational Efficiency—systematically applied initiatives to increase labor cost efficiency and employee productivity.

•

The Company completed $438 million (net of cash acquired) in acquisitions in 2012, including the acquisition of a 70% ownership interest in Thomas Russell L.L.C. (“Thomas Russell Co.”), a leader in technology and equipment for natural gas processing and treating, primarily serving the U.S. market.

•	Expansion of Honeywell’s presence and sales in high growth regions and countries such as China, India, Eastern Europe, Middle-East, and Latin America.

•	R&D spending at 4.9% of revenues was targeted at such high growth areas as natural gas processing, low global warming refrigerants and blowing agents, and wireless control devices and technologies.

•	Capital expenditures grew 11% to $884 million including the construction or expansion of technology centers in India and Saudi Arabia.

•	The Company funded approximately $120 million of new restructuring actions which will provide continued productivity savings in years to come.

2012 Compensation Decisions

The table below highlights the 2012 total annual direct compensation actions for each Named Executive Officer. These actions are aligned with the strong Company performance described above (see pages 28-32 of this proxy statement for additional detail):

Named Executive Officer	Base Salary	Annual Bonus	Stock Options	Annualized Growth Plan Award (at Target)	2012 Total Annual Direct Compensation

David Cote	$1,800,000	$4,800,000	$9,289,000	$4,750,000	$20,639,000
David Anderson	$900,000	$1,225,000	$2,654,000	$1,375,000	$6,154,000
Roger Fradin	$1,050,000	$1,200,000	$2,654,000	$1,375,000	$6,279,000
Timothy Mahoney	$818,750	$900,000	$1,990,500	$1,050,000	$4,759,250
Andreas Kramvis	$687,500	$950,000	$1,658,750	$875,000	$4,171,250

Total annual direct compensation consists of:

•	Base Salary: The base salaries of Messrs. Cote, Anderson and Fradin remained unchanged for the fourth consecutive year. Only Messrs. Mahoney and Kramvis received salary increases in 2012.

•

Annual Bonus: The Named Executive Officers received annual bonuses ranging from 110% to 152% of their target opportunities based in large part on three pre-established financial goals (EPS, FCF, and Working Capital Turns). Supplemental criteria were also considered: Honeywell’s short- and long-term financial success such as year-to-year changes in revenue, segment profit and margin expansion; relevant industry and economic conditions; and the achievement of non-financial management objectives such as expanded sales in high growth regions, new product development and improved utilization of the Honeywell Enablers.

•

Stock Options: Each of the Named Executive Officers received a stock option grant in 2012. Stock option awards and grant date values in 2012 were lower than 2011, but still represent the most significant component of an officer’s total annual target long-term incentive opportunity (approximately two-thirds). Stock options are a long-term incentive vehicle that closely aligns the interests of shareowners and executives because executives realize value only if the stock price appreciates.

•

Growth Plan: The 2012-2013 Growth Plan performance cycle has three equally weighted performance goals: (i) total revenue, excluding the impact of acquisitions and divestitures; (ii) average return on investment; and (iii) segment margin expansion (added in 2012). If earned, these awards will be payable 50% in the first quarter of 2014 and 50% in the first quarter of 2015 contingent upon continued employment. The amounts shown above for the Annualized Growth Plan Awards reflect the potential target award value for the 2012-2013 performance cycle which will be payable only if the Company meets plan performance goals based on financial results for fiscal years 2012 and 2013.

Alignment of Pay with Performance

The graph below demonstrates the strong alignment over the past five years of shareowner value creation with CEO total annual direct compensation (“Total ADC”). Total ADC consists of base salary, annual incentive compensation award, annual stock option grant, and annualized Growth Plan award (see the section titled “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement).

Vertical axis on the left side reflects the year-to-year performance indexed to 2007 base year TSR at 100. Prior year TSR is shown in order to correspond with the timing of compensation decisions during the first quarter of each year.

Other Key Aspects of Honeywell’s Executive Compensation Practices

In addition to executive compensation practices that strongly link pay and performance, Honeywell executive compensation practices demonstrate best practice in several ways (see page 52 for additional detail):

•	Executive compensation decisions are made by the Management Development and Compensation Committee comprised of all independent directors and advised by an independent compensation consultant.

•	Honeywell’s equity plans prohibit repricing and backdating and contain clawback and non-competition restrictions.

•	Honeywell eliminated tax gross-ups on perquisites and excise tax gross-ups for any new officers.

Shareowner Proposals (Proposal Nos. 4, 5 and 6)

Three shareowner proposals, if properly raised, will also be considered at the Annual Meeting. The Board of Directors recommends that shareowners vote AGAINST each of these proposals:

•

Proposal No. 4 which seeks to require the Board to separate the role of CEO and Chairman. The Board believes that separating the role of Chair/CEO will not improve the Company’s performance. Requiring the Board to separate the role of Chair/CEO regardless of specific circumstances or Company performance risks considerable harm and is not in the interests of shareowners. Hence, whether and when to separate these roles should continue to be left to the discretion of the Board.

•

Proposal No. 5 which seeks to require the Board to allow shareowners to act by written consent. The Board believes that permitting shareowners to act by written consent outside of the formal shareowner meeting process disregards certain procedural protections necessary to prevent abuse, waste of Company resources and confusion by the shareowners. The lack of transparency and the ability of a small minority

v

of shareowners to hijack the Company via a written consent is not consistent with true shareowner democracy.

•

Proposal No. 6 which seeks to eliminate accelerated vesting of stock options and other equity in a change in control. The Board believes that accelerated vesting of equity awards in the event of a change in control transaction best aligns the interests of management and shareowners. When negotiating a change in control transaction on behalf of shareowners, executives should be focused solely on maximizing shareowner value and not on their own personal employment or career prospects. It is unlikely that Honeywell’s senior executives would be retained by an acquiring company following completion of a merger or acquisition. Hence, if Proposal No. 6 is adopted, the incentive for Honeywell’s senior executives to maximize shareowner value in a change in control transaction could be comprised.

The three shareowner proposals, the Company’s opposing statements and the Board’s recommendations that shareowners vote AGAINST these proposals are set forth on pages 83-88.

PROXY STATEMENT

This proxy statement is being provided to shareowners in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareowners of Honeywell International Inc. (“Honeywell” or the “Company”) to be held on Monday, April 22, 2013.

Proposal No. 1: ELECTION OF DIRECTORS

Honeywell’s directors are elected at each Annual Meeting of Shareowners and hold office for one-year terms or until their successors are duly elected and qualified. Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors (see page 90 of this proxy statement for further detail). The Board has nominated twelve candidates for election as directors for a term ending at the 2014 Annual Meeting of Shareowners or when their successors are duly elected and qualified. All nominees except Ms.  Washington are currently serving as directors. If prior to the Annual Meeting any nominee should become unavailable to serve, the shares represented by a properly signed and returned proxy card or voted by telephone or via the Internet will be voted for the election of such other person as may be designated by the Board, or the Board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-laws.

The Board of Directors, acting through its Corporate Governance and Responsibility Committee (“CGRC”), is responsible for nominating a slate of director nominees who collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board. See “Identification and Evaluation of Director Candidates” on pages 15-16 of this proxy statement for further discussion. The CGRC believes that each of the nominees has key personal attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the Board and its Committees.

Listed below are other key experiences, qualifications and skills of our director nominees that are relevant and important in light of Honeywell’s businesses and structure.

•

Senior Leadership Experience: Experience serving as CEO or a senior executive provides a practical understanding of how complex organizations like Honeywell function and hands-on leadership experience in core management areas, such as strategic and operational planning, financial reporting, compliance, risk management and leadership development.

•

Industry/Global Experience: Experience in industries, end-markets and growth segments that Honeywell serves, such as aerospace, automotive, construction, transportation, infrastructure, and energy efficiency, as well as key geographic markets where it operates, such as the United States, Latin America and Europe, enables a better understanding of the issues facing the Company’s businesses.

•

Financial Expertise: We believe that an understanding of finance and financial reporting processes is important for our directors to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. Our director nominees have relevant background and experience in capital markets, corporate finance, accounting and financial reporting and several satisfy the “accounting or related financial management expertise” criteria set forth in the New York Stock Exchange (“NYSE”) listing standards.

•

Regulated Industries/Government Experience: Honeywell is subject to a broad array of government regulations and demand for its products and services can be impacted by changes in law or regulation in areas such as safety, security and energy efficiency. Several of our directors have experience in regulated industries, providing them with insight and perspective in working constructively and proactively with governments and agencies, both foreign and domestic.

•

Public Company Board Experience: Service on the boards and board committees of other public companies provides an understanding of corporate governance practices and trends and insights into board management, relations between the board, the CEO and senior management, agenda-setting and succession planning.

Each of the nominees, other than Mr. Cote, is also independent of the Company and management. See “Director Independence” on pages 14-15 of this proxy statement.

In addition to the above, the CGRC also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees.

NOMINEES FOR ELECTION

GORDON M. BETHUNE, Retired Chairman and Chief Executive Officer of Continental Airlines, Inc.

Mr. Bethune is the retired Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company. Mr. Bethune joined Continental Airlines, Inc. in February 1994 as President and Chief Operating Officer. He was elected President and Chief Executive Officer in November 1994 and Chairman of the Board and Chief Executive Officer in 1996, in which positions he served until his retirement in December of 2004. Prior to joining Continental, Mr. Bethune held senior management positions with the Boeing Company (where, among other things, he was responsible for the manufacture and design of the B757 and B737 aircraft programs), Piedmont Airlines, Inc., Western Airlines, Inc. and Braniff Airlines. He is licensed as a commercial pilot, type rated on the B757 and B767 airplanes and the DC-3 and is a licensed airframe and power plant mechanic. Mr. Bethune is also a director of Prudential Financial Inc. and Sprint Nextel Corporation. He previously served as a director of Willis Group Holdings Ltd. (2004-2008). Mr. Bethune was a director of Honeywell Inc. from April 1999 to December 1999.

* * *

Areas of Relevant Experience: Commercial airlines, including marketing, branding, cost control and restructuring, international operations and government regulation; aircraft manufacturing, design, maintenance and repair; financial services; insurance; talent management.

Director since 1999	Age 71

KEVIN BURKE, Chairman, President and Chief Executive Officer of Consolidated Edison, Inc. (Con Edison)

Mr. Burke joined Con Edison, a utility provider of electric, gas and steam services, in 1973 and has held positions of increasing responsibility in system planning, engineering, law, nuclear power, construction, and corporate planning. He served as Senior Vice President from July 1998 to July 1999, with responsibility for customer service and for Con Edison’s electric transmission and distribution systems. In 1999, Mr. Burke was elected President of Orange & Rockland Utilities, Inc., a subsidiary of Con Edison. He was elected President and Chief Operating Officer of Consolidated Edison Company of New York, Inc. in 2000 and elected Chief Executive Officer in 2005. Mr. Burke was appointed President and Chief Executive Officer of Con Edison in 2005, and elected Chairman in 2006. In addition, Mr. Burke is Chairman of the Board of Trustees of Consolidated Edison of New York, Inc. and Chairman of the Board of Directors of Orange & Rockland Utilities, Inc., both of which are affiliates of Con Edison.

* * *

Areas of Relevant Experience: Energy production and distribution; energy efficiency; alternative sources of energy; engineering and construction; development of new service offerings; government regulation.

Director since 2010	Age 62

JAIME CHICO PARDO, President and Chief Executive Officer, ENESA, S.A. de C.V.

Mr. Chico Pardo has been President and Chief Executive Officer of ENESA, S.A. de C.V., a private fund investing in the energy and health care sectors in Mexico since March 2010. He previously served as Co-Chairman of the Board of Telefonos de Mexico, S.A.B. de C.V. (TELMEX), a telecommunications company based in Mexico City, from April 2009 until April 2010 and as its Chairman from October 2006 to April 2009 and its Vice Chairman and Chief Executive Officer from 1995 until 2006. Mr. Chico Pardo was Co-Chairman of the Board of IDEAL (Impulsora del Desarrollo y el Empleo en América Latina, S.A. de C.V.), a publicly listed company in Mexico engaged in investment in and management of infrastructure assets in Latin America, from 2006 until 2010. He was also Chairman of Carso Global Telecom, S.A. de C.V. from 1996 until 2010. Prior to joining TELMEX, Mr. Chico Pardo served as President and Chief Executive Officer of Grupo Condumex, S.A. de C.V., a manufacturer of products for the construction, automobile and telecommunications industries, and Euzkadi/General Tire de Mexico, a manufacturer of automotive and truck tires. Mr. Chico Pardo has also spent a number of years in the international and investment banking business. Mr. Chico Pardo is a director of AT&T, Inc. He previously served as a director of Grupo Carso, S.A. de C.V. (1991-2010) and the following of its affiliates: CICSA (Carso Infraestructura y Construcción S.A.B. de C.V.) (2008-2011), América Móvil, S.A.B. de C.V. (2001-2009); America Telecom, S.A.B. de C.V. (2001-2006); Carso Global Telecom, S.A. de C.V. (1996-2010); Telmex Internacional, S.A.B. de C.V. (2008-2010); TELMEX (1991- 2010) and IDEAL (2006-2013). He also previously served as a Board member of three mutual funds in the American Funds family of mutual funds (2011-2013). Mr. Chico Pardo was a director of Honeywell Inc. from September 1998 to December 1999.

* * *

Areas of Relevant Experience: Telecommunications; automotive; manufacturing; engineering; construction; management of infrastructure assets; international business, operations and finance.

Director since 1999	Age 63

DAVID M. COTE, Chairman and Chief Executive Officer of Honeywell International Inc.

Mr. Cote has been Chairman and Chief Executive Officer since July 2002. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as TRW’s President and Chief Executive Officer and from November 1999 to January 2001 he served as its President and Chief Operating Officer. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999. He is also a director of JPMorgan Chase & Co.

* * *

Areas of Relevant Experience: Senior leadership roles in global, multi-industry organizations; ability to drive a consistent One Honeywell approach across a large multinational organization; detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its businesses; significant public policy experience, including service on the bipartisan National Commission on Fiscal Responsibility and Reform and the Bipartisan Policy Center—Energy Project, and as Co-Chair of the U.S.-India CEO Forum.

Director since 2002	Age 60

D. SCOTT DAVIS, Chairman and Chief Executive Officer of United Parcel Service, Inc. (UPS)

Mr. Davis joined UPS, a leading global provider of package delivery, specialized transportation and logistics services in 1986, and has served as Chairman and Chief Executive Officer since January 1, 2008. Prior to this, he served as Vice Chairman since December 2006 and as Senior Vice President, Chief Financial Officer and Treasurer since January 2001. Previously, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting areas. Prior to joining UPS, he was Chief Executive Officer of II Morrow Inc., a developer of general aviation and marine navigation instruments. Mr. Davis is a Certified Public Accountant. He previously served on the Board of the Federal Reserve Bank of Atlanta (2003-2009), serving as Chairman in 2009.

* * *

Areas of Relevant Experience: Transportation and logistics services; international operations, global economic indicators and issues; public policy; financial reporting, accounting and controls.

Director since 2005	Age 61

LINNET F. DEILY, Former Deputy U.S. Trade Representative and Ambassador

Ms. Deily was Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization from 2001 to 2005. From 2000 until 2001, she was Vice Chairman of The Charles Schwab Corp. Ms. Deily served as President of the Schwab Retail Group from 1998 until 2000 and President of Schwab Institutional—Services for Investment Managers from 1996 to 1998. Prior to joining Schwab, she was the Chairman of the Board, Chief Executive Officer and President of First Interstate Bank of Texas from 1990 until 1996. She is also a director of Chevron Corporation. Ms. Deily previously served as a director of Alcatel-Lucent (2006-2008) and Lucent Technologies, Inc. (2005-2006).

* * *

Areas of Relevant Experience: International trade; capital markets; banking; corporate finance; government and public policy; telecommunications and information services; refinery and petrochemical industries; financial reporting; accounting and controls.

Director since 2006	Age 67

JUDD GREGG, former U.S. Senator from New Hampshire

Senator Gregg has spent over three decades in public office, most recently serving as the United States Senator from the State of New Hampshire from January 1993 until January 2011. During his tenure in the Senate, Senator Gregg served on a number of key Senate Committees including Budget; Appropriations; Government Affairs; Banking, Housing and Urban Affairs; Commerce, Science and Transportation; Foreign Relations; and Health, Education, Labor and Pensions. He has served as the Chairman and Ranking Member of the Health, Education, Labor and Pensions Committee and the Chairman and Ranking Member of the Senate Budget Committee as well as chairman of various sub-committees. Senator Gregg served as a chief negotiator of the Emergency Economic Stabilization Act of 2008 and was the lead sponsor of the Deficit Reduction Act of 2005, and, along with the late Senator Ted Kennedy, co-authored the No Child Left Behind Act of 2001. In March 2010, Senator Gregg was appointed to President Obama’s bipartisan National Commission on Fiscal Responsibility and Reform. From 1989 to 1993, Senator Gregg was the Governor of New Hampshire and prior to that was a U.S. Representative from 1981 to 1989. He is also a director of Intercontinental Exchange, Inc.

* * *

Areas of Relevant Experience: Government and public policy; financial regulatory reform; banking; tax; capital markets; science, renewable technology and research; environmental protection and conservation; healthcare; foreign policy.

Director since 2011	Age 66

CLIVE HOLLICK, former Chief Executive Officer of United Business Media.

Lord Hollick was Chief Executive Officer of United Business Media and its predecessor companies from 1974 to 2005. United was a London-based, international information, broadcasting, financial services and publishing group. From 2005 to 2010, he was a partner, managing director and adviser to Kohlberg Kravis Roberts & Co., a private equity firm focusing on businesses in the media and financial services sectors. Lord Hollick is a partner of GP Bullhound LLP, a director of ProSiebenSat.1 Media AG and a member of the Advisory Board of Jefferies Inc. He previously served as a director of The Nielsen Company B.V. (2006-2009), Diageo plc (2001-2011), TRW Inc. (2000-2002) and BAE Systems (1992-1997).

* * *

Areas of Relevant Experience: International media (information, broadcasting, publishing and online); financial services; marketing and branding; technology and innovation; operating environment and trends in European markets; mergers and acquisitions, including in a private equity context; public policy in the UK and Europe.

Director since 2003	Age 67

GRACE D. LIEBLEIN, Vice President—Global Purchasing and Supply Chain of General Motors Corporation (GM)

Ms. Lieblein has served as Vice President, Global Purchasing and Supply Chain of GM, a company that designs, manufactures and markets cars, crossovers, trucks, and automobile parts worldwide, since December 2012. Prior to her current role, Ms. Lieblein served as the GM Brazil President and Managing Director from June 2011 until December 2012, the GM Mexico President and Managing Director from January 2009 until June 2011 and Vehicle Chief Engineer from October 2004 to January 2009. Ms. Lieblein joined GM in 1978 as a co-op student at the General Motors Assembly Division in Los Angeles and has held a variety of leadership positions at GM in engineering, product development and manufacturing.

* * *

Areas of Relevant Experience: Automotive; supply chain management; global manufacturing; engineering; product design and development; international business, operations and finance

Director since 2012	Age 52

GEORGE PAZ, Chairman, President and Chief Executive Officer of Express Scripts, Inc.

Mr. Paz has served as Chairman of the Board of Express Scripts, Inc., a pharmacy benefit management company, since May 2006, as Chief Executive Officer since April 2005 and as President since October 2003. He has served as a director of Express Scripts since January 2004. Mr. Paz joined Express Scripts as Senior Vice President and Chief Financial Officer in January 1998 and continued to serve as its Chief Financial Officer following his election as President until April 2004. Mr. Paz is a Certified Public Accountant.

* * *

Areas of Relevant Experience: Employee health benefits; tax; financial reporting; accounting and controls; corporate finance; insurance and risk management; mergers and acquisitions; capital markets; government regulation.

Director since 2008	Age 57

BRADLEY T. SHEARES, Former Chief Executive Officer of Reliant Pharmaceuticals, Inc., Former President, U.S. Human Health, Merck & Co., Inc.

Dr. Sheares served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., a pharmaceutical company with integrated sales, marketing and development expertise that marketed a portfolio of branded cardiovascular pharmaceutical products, from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, Dr. Sheares served as President of U.S. Human Health, Merck & Co., Inc. from March of 2001 until July 2006. Prior to that time, he served as Vice President, Hospital Marketing and Sales for Merck’s U.S. Human Health business. Dr. Sheares joined Merck in 1987 as a research fellow in the Merck Research Laboratories and held a wide range of positions within Merck, in business development, sales, and marketing, before becoming Vice President in 1996. He is also a director of The Progressive Corporation, Covance Inc., and Henry Schein, Inc. Dr. Sheares previously served as a director of IMS Health Incorporated (2009-2010).

* * *

Areas of Relevant Experience: Healthcare; sales and marketing; advertising and promotion; brand management; research and development; complex regulatory and legal issues; risk management; mergers and acquisitions.

Director since 2004	Age 56

ROBIN L. WASHINGTON, Senior Vice President and Chief Financial Officer of Gilead Sciences, Inc. (Gilead).

Ms. Washington joined Gilead, a research-based biopharmaceutical company, as Senior Vice President and Chief Financial Officer in May 2008. In this role, she oversees Gilead’s Global Finance, Investor Relations and Information Technology organizations. From 2006-2007, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. Prior to that, Ms. Washington spent nearly 10 years at PeopleSoft, a provider of enterprise application software, where she served in a number of executive positions, most recently in the role of Senior Vice President and Corporate Controller. Ms. Washington is a Certified Public Accountant. She previously served as a director of Tektronix, Inc. (acquired by Danaher Corporation) (2005-2007) and MIPS Technologies, Inc. (acquired by Imagination Technologies Group PLC) (2008-2013).

* * *

Areas of Relevant Experience: Healthcare; tax; financial reporting; accounting and controls; corporate finance; information technology; mergers and acquisitions; capital markets.

Nominated for Election	Age 50

CORPORATE GOVERNANCE

BOARD OF DIRECTORS

The primary functions of Honeywell’s Board of Directors are:

•	To oversee management performance on behalf of shareowners;

•	To ensure that the long-term interests of the shareowners are being served;

•	To monitor adherence to Honeywell standards and policies;

•	To promote the exercise of responsible corporate citizenship; and

•	To perform the duties and responsibilities assigned to the Board by the laws of Delaware, Honeywell’s state of incorporation.

BOARD MEETINGS

The Board of Directors held seven meetings during 2012. The average attendance at meetings of the Board and Board Committees during 2012 was 96%. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which each such director served.

BOARD LEADERSHIP STRUCTURE

The Board of Directors believes that Mr. Cote’s service as both Chairman of the Board and CEO is in the best interest of the Company and its shareowners. Mr. Cote possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses. Considering the size and complexity of the Company, Mr. Cote is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters for the Company and its shareowners.

Mr. Cote’s combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareowners, employees, customers and suppliers, particularly during periods of volatile economic and industry conditions. Mr. Cote has been instrumental in developing the “Honeywell Enablers”, important internal business processes which drive efficiency and service quality, bringing world-class products and services to markets faster and more cost-effectively for our customer. This has been beneficial in driving a unified “One Honeywell” approach to core operating processes across a global, multi-industry organization of approximately 132,000 employees.

Each of the directors other than Mr. Cote is independent and the Board believes that the independent directors provide effective oversight of management, including the CEO. Honeywell utilizes a “Presiding Director” position which rotates on a meeting-by-meeting basis in accordance with years of service on the Board. The Presiding Director leads executive sessions of the independent, non-employee directors at each meeting of the Board. Following each executive session, the Presiding Director meets with the Chairman to provide feedback on matters discussed in the executive session and input regarding future agenda items, information requests or other suggestions for future Board and Committee meetings. The Board believes that its Presiding Director system combined with the Board practices and procedures described below, rather than selection of a single individual to fill the role of “Lead Director”, encourages full engagement of all of the independent directors in the executive sessions, avoids unnecessary hierarchy, and appropriately and effectively balances the combined Chairman/CEO role.

•

The Board’s Committees—Audit, Corporate Governance and Responsibility, Management Development and Compensation, and Retirement Plans—undertake extensive analysis and review of the Company’s activities in key areas such as financial reporting, internal controls, compliance, corporate governance, succession planning and executive compensation.

•

The Board and its Committees perform an annual review of the agenda and subjects to be considered for each meeting. During that review, each Board and Committee member is free to raise subjects that are not on the agenda at any meeting and to suggest items for inclusion on future agendas.

•	Each Director is provided in advance written material to be considered at every meeting of the Board and has the opportunity to provide comments and suggestions.

•	The Board and its Committees provide feedback to management and management is required to answer questions raised by the directors during Board and Committee meetings.

•

The Chair of the Corporate Governance and Responsibility Committee is permanently empowered and authorized to call special meetings of the Board at any time and for any reason (instituted in 2012 in response to shareowner feedback).

•	The Chair of the Corporate Governance and Responsibility Committee has been designated as a point of contact for shareowner communications (instituted in 2013 in response to shareowner feedback).

Although the Company believes that the combination of the Chairman and CEO roles is appropriate in the current circumstances, Honeywell’s Corporate Governance Guidelines do not establish this approach as a fixed rule but as a matter that is best considered as part of the CEO succession planning process.

BOARD COMMITTEES

The Board currently has the following Committees: Audit; Corporate Governance and Responsibility; Management Development and Compensation; and Retirement Plans. Each Committee consists entirely of independent, non-employee directors. See “Director Independence” on pages 14-15. The charter of each Committee of the Board of Directors is available free of charge on our website, www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”) or by writing to Honeywell, 101 Columbia Road, Morris Township, NJ 07962, c/o Vice President and Corporate Secretary.

The table below lists the current membership of each Committee and the number of Committee meetings held in 2012.

Name	Audit		Corporate Governance and Responsibility		Management Development and Compensation		Retirement Plans

Mr. Bethune			X		X

Mr. Burke	X						X

Mr. Chico Pardo			X				X	*

Mr. Davis	X				X	*

Ms. Deily	X		X	*

Mr. Gregg	X		X

Mr. Hollick					X		X

Ms. Lieblein			X		X

Mr. Paz	X	*	X

Dr. Sheares					X		X

2012 Meetings	9		5		6		3

*	Committee Chairperson

The primary functions of each of the Board Committees are described below.

AUDIT COMMITTEE

The primary functions of this Committee are to:

•

Appoint (subject to shareowner approval), and be directly responsible for, the compensation, retention and oversight of, the firm that will serve as independent accountants to audit our financial statements and to perform services related to the audit (including the resolution of disagreements between management and the independent accountants regarding financial reporting);

•	Review the scope and results of the audit with the independent accountants;

•

Review with management and the independent accountants, prior to the filing thereof, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q, respectively;

•	Consider the adequacy and effectiveness of our internal accounting controls and auditing procedures;

•

Review, approve and thereby establish procedures for the receipt, retention and treatment of complaints received by Honeywell regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Review material legal and compliance matters and the effectiveness of the Company’s integrity and compliance program; and

•	Consider the accountants’ independence.

The Committee seeks to ensure the exercise of appropriate professional skepticism by the independent accountants by reviewing and discussing, among other things, management and auditor reports regarding significant estimates and judgments and the results of peer quality review and PCAOB inspections of the independent accountants, as well as review and pre-approval of all audit and non-audit services to be provided to Honeywell by the independent accountants in order to determine that such services would not adversely impact auditor independence and objectivity. The Committee also holds separate executive sessions at each in-person meeting with representatives of PricewaterhouseCoopers LLP, our independent accountants, and with Honeywell’s Chief Financial Officer and Vice President—Corporate Audit. The Board has determined that Mr. Paz, Mr. Burke, Mr. Davis and Ms. Deily satisfy the “accounting or related financial management expertise” requirements set forth in the NYSE listing standards, and has designated Mr. Paz as the “audit committee financial expert”, as such term is defined by the SEC. See page 79 for the Audit Committee Report.

CORPORATE GOVERNANCE AND RESPONSIBILITY COMMITTEE

The primary functions of this Committee are to:

•	Identify and evaluate potential Director candidates and recommend to the Board the nominees to be proposed by the Company for election to the Board;

•

Review and make a recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors;

•	Review annually and recommend changes to the Corporate Governance Guidelines;

•	Lead the Board in its annual review of the performance of the Board and its Committees;

•

Review policies and make recommendations to the Board concerning the size and composition of the Board, the qualifications and criteria for election to the Board, retirement from the Board, compensation and benefits of non-employee directors, the conduct of business between Honeywell and any person or entity affiliated with a director, and the structure and composition of Board Committees; and

•	Review Honeywell’s policies and programs relating to health, safety and environmental matters, equal employment opportunity and such other matters, including the Company’s Code of Business Conduct, as may be brought to the attention of the Committee regarding Honeywell’s role as a responsible corporate citizen.

See “Identification and Evaluation of Director Candidates” on pages 15-16 and “Director Compensation” on pages 17-19.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Company’s executive compensation program is administered by the Management Development and Compensation Committee. Each member of the Committee qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”). The primary functions of this Committee are to:

•	Evaluate and approve executive compensation plans, policies and programs, including review and approval of executive compensation-related corporate goals and objectives;

•	Review and approve the individual goals and objectives of the Company’s executive officers;

•	Evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level;

•	Review and determine the annual salary and other remuneration (including under incentive compensation and equity-based plans) of all other officers;

•	Review and discuss with management, the Compensation Discussion and Analysis and other executive compensation disclosure included in this proxy statement;

•	Produce the annual Committee Report included in this proxy statement;

•	Review the management development program, including executive succession plans; and

•	Review or take such other action as may be required in connection with the bonus, stock and other benefit plans of Honeywell and its subsidiaries.

See page 55 for the Management Development and Compensation Committee Report.

Role of Consultant

The Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of CEO or senior executive compensation. Under the Committee’s established policy, its consultant cannot provide any other services to the Company. Since October 2009, the Committee has retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant.

The Committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. The Committee conducted a specific review of its relationship with PM&P in 2013, and determined that PM&P’s work for the Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC and the NYSE. In making this determination, the Committee reviewed information provided by PM&P on the following factors:

•	Any other services provided to the Company by PM&P;

•	Fees received by PM&P from the Company as a percentage of PM&P’s total revenue;

•	Policies or procedures maintained by PM&P to prevent a conflict of interest;

•	Any business or personal relationship between the individual PM&P consultants assigned to the Honeywell relationship and any Committee member;

•	Any business or personal relationship between the individual PM&P consultants assigned to the Honeywell relationship, or PM&P itself, and Honeywell’s executive officers; and

•	Any Company stock owned by the individual PM&P consultants assigned to the Honeywell relationship.

In particular, the Committee noted that PM&P did not provide any services to the Company or its management other than service to the Committee, and its services were limited to executive compensation consulting. Specifically it does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resources outsourcing. The Committee continues to monitor the independence of its compensation consultant on a periodic basis.

PM&P compiles information and provides advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of the Company and its “Compensation Peer Group” (see pages 36-37 of this proxy statement for further detail regarding the Compensation Peer Group) and analyzes the relative performance of the Company and the Compensation Peer Group with respect to stock performance and the financial metrics generally used in the programs. PM&P also provides information regarding emerging trends and best practices in executive compensation. In addition to information compiled by PM&P, the Committee also reviews general survey data compiled and published by third parties; neither the Committee nor the Company has any input into the scope of or the companies included in these third-party surveys.

While the Committee reviews information provided by PM&P regarding compensation paid by the Compensation Peer Group, as well as third-party survey data, as a general indicator of relevant market conditions, the Committee does not target a specific competitive position relative to the market in making its compensation determination. See “Peer Group Compensation Data” on pages 36-37 of this proxy statement for further discussion.

PM&P reports to the Committee Chair, has direct access to Committee members, attends Committee meetings either in person or by telephone, and meets with the Committee in executive session without management present.

Input From Senior Management

The Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers. As part of the Company’s annual planning process, the CEO, CFO and Senior Vice President—Human Resources and Communications develop targets for the Company’s incentive compensation programs and present them to the Committee. These targets are reviewed by the Committee to ensure alignment with the Company’s strategic and annual operating plans, taking into account the targeted year-over-year and multi-year improvements as well as identified opportunities and risks. Based on performance appraisals, including an assessment of the achievement of pre-established financial and non-financial management objectives, together with a review of supplemental performance measures and prior compensation levels relative to performance, the CEO recommends base salary adjustments and cash and equity incentive award levels for the Company’s other executive officers. See “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement for additional discussion. Each year, the CEO presents to the Committee and the full Board his evaluation of each executive officer’s contribution and performance over the past year, strengths and development needs and actions, and reviews succession plans for each of the executive officers.

RETIREMENT PLANS COMMITTEE

The primary functions of this Committee are to:

•	Appoint the trustees for funds of the employee pension benefit plans of Honeywell and certain subsidiaries;

•	Review funding strategies;

•	Review investment policy for fund assets; and

•	Oversee members of the committees that direct the investment of pension fund assets.

BOARD’S ROLE IN RISK OVERSIGHT

While senior management has primary responsibility for managing risk, the Board as a whole has responsibility for risk oversight, with review of certain areas being conducted by the relevant Board Committees that in turn report on their deliberations to the Board. The Board works with senior management to develop a broad portfolio view that considers and balances risk-taking for sustainable growth and competitive advantage in a manner consistent with the Company’s long-term strategic plan with actions necessary to preserve assets and protect against losses. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies and enable informed decision-making and intelligent risk-taking. These areas of focus include strategic, competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory compliance, health, safety and environment, political, and reputational risks.

The Board and the Audit Committee review the Company’s enterprise risk management program at least annually. Throughout the year, management regularly communicates with the Board and its Committees regarding the identification, assessment and mitigation of specific risks. The Board and its Committees oversee risks associated with their respective principal areas of focus, as summarized below. Each Committee meets in executive session with key management personnel and representatives of outside advisors (for example, the Vice President—Corporate Audit meets in executive session with the Audit Committee).

Board/Committee	Primary Areas of Risk Oversight
Full Board

Strategic, financial and execution risks and exposures associated with the annual operating plan, and five-year strategic plan (including matters affecting capital allocation); major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; acquisitions and divestitures (including through post-closing reviews); senior management succession planning.

Audit Committee

Risks and exposures associated with financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines, credit and liquidity and legal and compliance matters.

Corporate Governance and Responsibility Committee	Risks and exposures relating to Honeywell’s programs and policies relating to corporate governance; director succession planning; diversity; health, safety, and environment.
Management Development and Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning, and executive compensation programs and arrangements, including incentive plans.

Retirement Plans Committee	Risks and exposures associated with Honeywell’s employee pension and savings plans, including their relative investment performance, asset allocation strategies and funded status.

DIRECTOR INDEPENDENCE

The Company’s Corporate Governance Guidelines state that the “Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant NYSE and SEC guidelines.” The Corporate Governance and Responsibility Committee conducts an annual review of the independence of the members of the Board and its Committees and reports its findings to the full Board. Based on the report and recommendation of the Corporate Governance and Responsibility Committee, the Board has determined that each of the non-employee nominees standing for election to the Board at the Annual Meeting—Messrs. Bethune, Burke, Chico Pardo, Davis, Gregg, Hollick, Paz, and Sheares and Mses. Deily and Lieblein—satisfies the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the applicable NYSE listing standards and SEC rules. Ms. Washington, who is standing for election to the Board for the first time, is also independent under these standards. Each Board Committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with Honeywell, other than as a director and shareowner. NYSE listing standards also impose certain per se bars to independence, which are based upon a director’s relationships with Honeywell currently and during the three years preceding the Board’s determination of independence.

The Board considered all relevant facts and circumstances in making its determinations, including the following:

•	No non-employee director or nominee receives any direct compensation from Honeywell other than under the director compensation program described on pages 17-19 of this proxy statement.

•

No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director or nominee is an employee of Honeywell or otherwise receives direct compensation from Honeywell.

•

No non-employee director or nominee is an employee of Honeywell’s independent accountants and no non-employee director or nominee (or any of their respective immediate family members) is a current partner of Honeywell’s independent accountants, or was within the last three years, a partner or employee of Honeywell’s independent accountants and personally worked on Honeywell’s audit.

•	No non-employee director or nominee is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from Honeywell.

•

No Honeywell executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors or nominees (or any of their respective immediate family members) as an executive officer.

•

No non-employee director or nominee (or any of their respective immediate family members) is indebted to Honeywell, nor is Honeywell indebted to any non-employee director or nominee (or any of their respective immediate family members).

•	No non-employee director or nominee serves as an executive officer of a charitable or other tax-exempt organization that received contributions from Honeywell.

•

Honeywell has commercial relationships (purchase and/or sale of products and services) with companies at which our directors serve as officers (UPS, Con Edison and General Motors). In each case, (i) the relevant products and services were provided on terms and conditions determined on an arm’s- length basis and consistent with those provided by or to similarly situated customers and suppliers; (ii) the relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies, and (iii) the combined amount of such purchases and sales was less than 1% of the consolidated gross revenues of each of Honeywell and the other company in each of the last three completed fiscal years. This level is significantly below the relevant per se bar to independence set forth in the NYSE listing standards, which uses a 2% of total revenue threshold and applies it to each of purchases and sales rather than the combination of the two.

•

While a non-employee director’s or nominee’s service as an outside director of another company with which Honeywell does business is not within the NYSE per se independence bars and would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Honeywell and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.

The above information was derived from the Company’s books and records and responses to questionnaires completed by the director nominees in connection with the preparation of this proxy statement.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Board has determined that its Corporate Governance and Responsibility Committee shall, among other responsibilities, serve as the nominating committee. The Committee consists entirely of independent directors under applicable SEC rules and NYSE listing standards. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available free of charge on our website www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. The Committee is charged with seeking individuals qualified to become directors, evaluating the qualifications of individuals suggested or nominated by third parties, and recommending to the Board the nominees to be proposed by the Company for election to the Board and actions with respect to individuals nominated by third parties. The Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Committee considers director candidates suggested by members of the Committee, other directors, senior management and shareowners. The Committee has retained, at the expense of the Company, a search firm to identify potential director candidates, and is also authorized to retain other external advisors for specific purposes, including performing background reviews of potential candidates. The search firm retained by the Committee has been provided guidance as to the particular experience, skills and other characteristics that the Board is seeking. The Committee has delegated responsibility for day- to-day management and oversight of the search firm engagement to the Company’s Senior Vice President—Human Resources and Communications.

Preliminary interviews of director candidates may be conducted by the Chairman of the Committee or, at his or her request, any other member of the Committee, the Chairman of the Board and/or a representative of the search firm retained by the Committee. Background material pertaining to director candidates is distributed to the members of the Committee for their review. Director candidates whom the Committee determines merit further consideration are interviewed by such other Committee members, directors and key senior management personnel as determined by the Chairman of the Committee. The results of these interviews are considered by the Committee in its deliberations.

The Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity; and to constructively challenge management through their active participation and questioning. In particular, the Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses. The Committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to the Board.

Our Commitment to Board Diversity

While the Company’s Corporate Governance Guidelines do not prescribe a diversity policy or standards, as a matter of practice, the Committee is committed to enhancing both the diversity of the Board itself and the perspectives and values that are discussed in Board and Committee meetings. Our current Board composition reflects this approach and the Board’s commitment to diversity:

•	Three director nominees are women (including two standing for election to the Board by shareowners for the first time)

•	Three director nominees are Hispanic;

•	Two director nominees are African-American; and

•	Two director nominees are non-U.S. citizens.

Shareowners wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the above criteria. Shareowners wishing to nominate a director should follow the procedures set forth in the Company’s By-laws and described under “Director Nominations” on page 92 of this proxy statement.

This year, two director nominees, Grace D. Lieblein and Robin L. Washington, are nominated for election to the Board of Directors who have not previously been nominated for election to the Board by the shareowners. Mses. Lieblein and Washington were identified by a third-party search firm. Ms. Lieblein was elected to the Board by the directors, effective December 14, 2012.

The Company did not receive any recommendation of a director candidate from a shareowner, or group of shareowners, that beneficially owned more than 5% of Honeywell’s common stock (“Common Stock”) for at least one year as of the date of recommendation.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

As part of the Company’s director orientation program, new directors participate in one-on-one introductory meetings with Honeywell business and functional leaders and are given presentations by members of senior management on the Company’s strategic plans, financial statements and key issues, policies and practices. Directors may enroll in director continuing education programs at the Company’s expense on corporate governance and critical issues associated with a director’s service on a public company board. Our senior management meets regularly with the Board and, annually, meets and reviews with the Board the operating plan of the Company and each of our strategic business groups. The Board also periodically participates in site visits to the Company’s facilities.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Shareowners, as well as other interested parties, may communicate directly with the Chair of the Corporate Governance and Responsibility Committee, the presiding director for an upcoming meeting or the non-employee directors as a group by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Communications may also be sent to individual directors at the above address. The Corporate Secretary of the Company reviews and promptly forwards communications to the directors as appropriate. Communication involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product or service related inquires; junk mail or mass mailings; resumes or other job-related inquires; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Company has no specific policy regarding director attendance at its Annual Meeting of Shareowners. Generally, however, Board and Committee meetings are held immediately preceding and following the Annual Meeting of Shareowners, with directors attending the Annual Meeting. All of the directors attended last year’s Annual Meeting of Shareowners.

DIRECTOR COMPENSATION

The Corporate Governance and Responsibility Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of Honeywell receive no compensation for service on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly qualified directors and is designed to address the time, effort, expertise and accountability required of active Board membership. In general, the Corporate Governance and Responsibility Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and shareowners and, by vesting over time, to create an incentive for continued service on the Board.

ANNUAL COMPENSATION

Each non-employee director receives an annual Board cash retainer of $80,000. Each also receives a cash fee of $2,500 for each Board meeting attended, an annual cash retainer of $10,000 for each Board Committee on which he or she serves ($15,000 for Audit Committee), and an additional Committee Chair cash retainer of $15,000 for the Audit Committee and $10,000 for all other Board Committees. While no fees are generally paid for attending Committee meetings, a $1,000 cash fee is paid for attendance at a Committee meeting, or other extraordinary meeting related to Board business, which occurs apart from a regularly scheduled Board meeting.

At the commencement of each year, $60,000 in Common Stock equivalents is automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors, which amounts are only payable after termination of Board service, and are paid, in cash, as either a lump sum or in equal annual installments. Dividend equivalents are credited with respect to these amounts.

Beginning in 2012, each non-employee director received an annual equity grant with a target value of $75,000 consisting of 50% restricted stock units (“RSUs”) and 50% options to purchase shares of Common Stock at a price per share equal to the fair market value of a share of Common Stock on the date of grant, which is the date of the Annual Meeting of Shareowners. The options vest in equal annual installments over the four years following the grant date. The options also become fully vested at the earliest of the director’s retirement from the Board on or after the mandatory retirement age set by the Board and in effect on the date of grant (currently age 72), death, disability or change in control, as set forth in the 2006 Stock Plan for Non-Employee Directors of Honeywell (the “Non-Employee Director Plan”) and the relevant award agreements. The RSUs will vest on the earliest of the third anniversary of the date of grant, the director’s death or disability, or change in control. Prior to 2012, non-employee directors received options to purchase a fixed number of shares (5,000) rather than a target value equity grant split between options and RSUs.

DEFERRED COMPENSATION

A non-employee director may elect to defer, until a specified calendar year or termination of Board service, all or any portion of his or her annual cash retainers and fees, and have such compensation credited to his or her account in the Deferred Compensation Plan for Non-Employee Directors. Amounts credited either accrue interest (3.65% for 2012 and set at 2.90% for 2013) or are valued as if invested in a Honeywell Common Stock fund or one of the other funds available to participants in our employee savings plan. The unit price of the Honeywell Common Stock fund is increased to take dividends into account. In addition to payments at the termination of Board service, upon a change of control, as defined in the Non-Employee Director Plan, a director may receive, pursuant to a prior election, a lump-sum payment for amounts deferred before 2006.

The non-employee directors of the Company who were previously non-employee directors of Honeywell Inc. (Messrs. Bethune and Chico Pardo) participate in the legacy Honeywell Inc. Non-Employee Directors Fee and Stock Unit Plan. The last fee deferral under this plan occurred on December 1, 1999. Since that date, deferred amounts are increased only by dividend equivalents. Payment will be made to a participating director in whole shares of Common Stock following the earlier of a change in control or the director’s termination of Board service for any reason, in one payment or annual installments, as elected by the director.

OTHER BENEFITS

Non-employee directors are also provided with $350,000 in business travel accident insurance. They are also eligible to elect to receive $100,000 in term life insurance and medical and dental coverage for themselves and their eligible dependents which is consistent with similar coverage offered to the Company’s active salaried employees. In September 2008, the Board determined that new directors would be responsible for paying premiums for term life insurance and medical and dental coverage which they elected to receive. Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualifying educational institution or charity, up to a maximum of $25,000 in the aggregate per director, per calendar year. In addition, directors may utilize available Company aircraft for travel to and from Board and Committee meetings.

RESTRICTED STOCK UNIT GRANT UPON ELECTION TO BOARD

New non-employee directors receive a one-time grant of 3,000 RSUs upon their election to the Board that vest on the earliest of the fifth anniversary of continuous Board service, death, disability or change in control. During this period, the director will receive dividend equivalents that will be automatically reinvested into additional RSUs which vest according to the same schedule as the underlying RSUs to which they relate. The director may defer the receipt of the RSUs on substantially the same terms and conditions as officers of the Company with respect to new grants of RSUs.

STOCK OWNERSHIP GUIDELINES

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of the Company, must (i) hold Common Stock (including restricted shares and RSUs and/or Common Stock equivalents) with a market value of at least five times the annual cash retainer (or $400,000; up from the previous requirement of $300,000 in 2011) and (ii) hold net gain shares from option exercises for one year. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the director sells to cover the exercise price of the options and pay applicable taxes. Directors have five years from election to the Board to attain the prescribed ownership threshold. All current directors other than Ms. Lieblein (elected to the Board on December 14, 2012) have attained the prescribed ownership threshold.

Director Compensation—Fiscal Year 2012

Director Name	Fees Earned or Paid Cash(1) ($)	Stock Awards(2)(3) ($)		Option Awards(2)(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Gordon Bethune	$180,500	$37,519		$37,511	$42,858	$4	$298,392
Kevin Burke	$186,500	$37,519		$37,511	—	$25,004	$286,534
Jaime Chico Pardo	$186,000	$37,519		$37,511	—	$26,415	$287,445
D. Scott Davis	$197,500	$37,519		$37,511	$4,872	$1,217	$278,619
Linnet Deily	$196,000	$37,519		$37,511	—	$32,374	$303,404
Judd Gregg	$187,500	$37,519		$37,511	—	$4	$262,534
Clive Hollick	$178,500	$37,519		$37,511	$4,739	$38,142	$296,411
Grace Lieblein	$6,667	$185,010	(7)	—	—	—	$191,677
George Paz	$201,000	$37,519		$37,511	—	$25,004	$301,034
Bradley Sheares	$178,500	$37,519		$37,511	$9,030	$25,790	$288,350

(1)	Includes all fees earned, whether paid in cash or deferred under the Deferred Compensation Plan for Non-Employee Directors (including amounts treated as deferred in the Honeywell Common Stock fund).

(2)	The table below reflects all outstanding stock awards and option awards held at December 31, 2012 by each of the listed individuals.

Director Name	Outstanding Stock Awards at 12/31/12	Outstanding Option Awards at 12/31/12
Mr. Bethune	649	44,926
Mr. Burke.	3,896	12,926
Mr. Chico Pardo	649	44,926
Mr. Davis	649	32,926
Ms. Deily	649	32,926
Mr. Gregg	3,790	7,926
Mr. Hollick	649	42,926
Ms. Lieblein	3,000	—
Mr. Paz	3,896	17,926
Dr. Sheares	649	37,926

(3)

The amounts set forth in this column represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The fair value of each stock award is estimated on the date of grant by averaging the high and low of the Company’s stock price on the date of grant. Stock awards of 637 shares were made to Non-Employee Directors in April 2012 with a value of $58.90 per share. A more detailed discussion of the assumptions used in the valuation of stock awards made in fiscal year 2012 may be found in Note 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2012.

(4)

The amounts set forth in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Option awards of 2,926 shares were made to non-employee directors in April 2012 with a Black-Scholes value of $12.82 per share. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2012 may be found in Note 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2012.

(5)

Amounts included in this column reflect above-market earnings on deferred compensation. Amounts invested in cash under the Deferred Compensation Plan for Non-Employee Directors are credited with the same rate of interest that applies to executives under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferrals for the 2006 plan year and later earn a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually. For 2012, this rate was 3.65%, and is set at 2.90% for 2013. Deferrals for the 2005 plan year earn a rate of interest, compounded daily, which was set at an above-market rate before the beginning of the plan year and is subject to change annually. Deferrals for the 2004 plan year and prior plan years earn a rate of interest, compounded daily, that was set at an above-market rate before the beginning of each plan year. This rate is fixed until the deferral is distributed.

(6)	See “Director Compensation”—“Other Benefits” above for a description of the items included in the All Other Compensation column for 2012. Honeywell matched charitable contributions in the amounts of:

Director Name	Matched Charitable Contributions
Mr. Burke	$ 25,000
Mr. Chico Pardo	$ 25,000
Ms. Deily.	$ 25,000
Mr. Hollick.	$ 25,000
Mr. Paz	$ 25,000
Dr. Sheares	$ 25,000

(7)	Reflects 3,000 RSUs granted to Ms. Lieblein upon her election to the Board in December 2012 with a value of $61.67 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

APPLICABLE POLICIES AND PROCEDURES

The Company has written policies and procedures for approval or ratification of related person transactions. Article EIGHTH of Honeywell’s Amended and Restated Certificate of Incorporation provides that a related or interested party transaction shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board of Directors. Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s Common Stock or any of their respective immediate family members. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer report to the Board of Directors on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts or loans from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with, the Company, serving as an intermediary for the benefit of a third party in transactions involving the Company or using confidential Company information or other corporate assets for personal profit.

If a conflict of interest or related party transaction is of a type or a nature that falls within the scope of oversight of a particular Board Committee, it is referred to that Committee for review. The Board or the responsible Committee thereof must review any potential conflict and determine whether any action is required, including whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect the Company and its shareowners. In making that determination, the Board or responsible Committee considers all relevant facts and circumstances, such as the benefits of the transaction to the Company; the terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business; the direct or indirect nature of the related person’s interest in the transaction; the size and expected term of the transaction; and other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

In order to ensure that all material relationships and related person transactions have been identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations, each director and officer also completes and signs a questionnaire at the end of each fiscal year that requests confirmation that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to the Company.

RELATED PERSON TRANSACTION

The Honeywell ADI business leases its administrative office building in Melville, New York at a current rent of approximately $1,023,000 per year. Subsequent to the time that ADI entered into this lease, the property was acquired by a partnership known as “New Island Holdings.” There have been no material amendments to the lease since the property was acquired by New Island Holdings. Each of Mr. Fradin, President and Chief Executive Officer, Honeywell Automation and Control Solutions and Mr. Kramvis, President and Chief Executive Officer, Honeywell Performance Materials and Technologies, is a limited partner in New Island Holdings, holding 12% and 9% ownership interests, respectively. The limited partners of New Island Holdings receive distributions based on total lease payments generated from the portfolio of buildings that the partnership owns, less applicable mortgage and other expenses.

STOCK OWNERSHIP INFORMATION

FIVE PERCENT OWNERS OF COMPANY STOCK

The following table sets forth information as to those holders known to Honeywell to be the beneficial owners of 5% or more of the outstanding shares of Common Stock as of December 31, 2012. State Street Corporation is listed in the table below because one of its subsidiaries (State Street Bank and Trust Company) holds 5.6% of our outstanding Common Stock as trustee for certain Honeywell savings plans. See notes below for additional details.

Name and Complete Mailing Address	Number of Shares		Percent of Common Stock Outstanding
State Street Corporation	73,547,438	(1)	9.4%	(2)
State Street Financial Center,
One Lincoln Street, Boston, MA 02111
BlackRock Inc.	42,876,733	(3)	5.47%
40 East 52nd Street, New York, NY 10022
Massachusetts Financial Services Company	39,300,294	(4)	5.0%
111 Huntington Avenue
Boston, MA 02199

(1)

State Street Corporation has shared voting power and shared dispositive power in each case in respect of the 73,547,438 shares listed above.

State Street Bank and Trust Company, a subsidiary of State Street Corporation, has shared voting power and shared dispositive power in each case in respect of 57,369,620 shares included above.

(2)

State Street Bank and Trust Company holds 5.6% of our outstanding Common Stock as trustee for certain Honeywell savings plans. Under the terms of the plans, State Street is required to vote shares attributable to any participant in accordance with instructions received from the participant and to vote all shares for which it does not receive instructions in the same ratio as the shares for which instructions were received.

(3)	BlackRock Inc. has sole voting power and sole dispositive power in respect of all 42,876,733 shares.

(4)	Massachusetts Financial Services Company and certain related entities have sole voting power in respect of 32,279,653 shares and sole dispositive power in respect of all 39,300,294 shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of February 22, 2013 with respect to the beneficial ownership of Common Stock by each director or director nominee, each executive officer named in the Summary Compensation Table herein, and by all directors (including nominees) and executive officers of Honeywell as a group. Except as otherwise noted, the individuals listed in the following table have the sole power to vote or transfer the shares reflected in the table.

Name(1)	Total Number of Shares(2)	Components of Beneficial Ownership (Number of Shares)
		Common Stock Beneficially Owned	Right To Acquire(3)	Other Stock-Based Holdings(4)
Gordon M. Bethune	65,515	5,000	38,981	21,534
Kevin Burke	19,854	8,000	6,981	4,873
Jaime Chico Pardo	84,334	19,410	38,981	25,943
David M. Cote	6,986,172	643,439	5,475,000	867,733
D. Scott Davis	50,328	11,000	26,981	12,347
Linnet F. Deily	37,730	—	26,981	10,749
Judd Gregg	12,058	2,000	3,231	6,827
Clive Hollick.	57,369	3,000	36,981	17,388
Grace D. Lieblein	985	—	—	985
George Paz.	20,081	1,000	11,981	7,100
Bradley T. Sheares.	48,402	2,212	31,981	14,209
Robin L. Washington(5)	—	—	—	—
David J. Anderson	1,723,366	119,104	1,328,750	275,512
Roger Fradin.	1,568,275	120,641	1,328,750	118,884
Timothy Mahoney	481,431	44,950	430,100	6,381
Andreas Kramvis	585,916	29,987	551,000	4,929
All directors, nominees and executive officers as a group, including the above-named persons (21 people)	13,488,042	1,152,359	10,933,747	1,401,936

(1)	c/o Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962.

(2)	The total beneficial ownership for any individual is less than 1% and the total for the group is approximately 1.72% of the shares of Common Stock outstanding.

(3)

Includes shares which the named individual or group has the right to acquire through the exercise of vested stock options, and shares which the named individual or group has the right to acquire through the vesting of performance shares, RSUs and stock options within 60 days of February 22, 2013.

(4)	Includes shares and/or share-equivalents in deferred accounts, as to which no voting or investment power exists.

(5)	Ms. Washington is a nominee for election to the Board at the 2013 Annual Meeting of Shareowners.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. Based on the information available to us during fiscal year 2012, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

SEC FILINGS AND REPORTS; KEY CORPORATE GOVERNANCE DOCUMENTS

We maintain an internet website at http://www.honeywell.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website under the heading “Investor Relations” (see “SEC Filings & Reports”) immediately after they are filed with or furnished to the SEC. Honeywell’s Code of Business Conduct, Corporate Governance Guidelines and Charters of the Committees of the Board of Directors are also available free of charge on our website under the heading “Investor Relations” (see “Corporate Governance”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Honeywell’s Code of Business Conduct applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. Amendments to or waivers of the Code of Business Conduct granted to any of the Company’s directors or executive officers will be published on our website.

SUSTAINABILITY; CORPORATE RESPONSIBILITY

Honeywell takes seriously its commitment to corporate social responsibility, protection of our environment, and creation of Sustainable Opportunity everywhere it operates. Honeywell’s Sustainable Opportunity policy is based on the principle that by integrating health, safety, and environmental considerations into all aspects of its business, Honeywell protects its people and the environment, achieves sustainable growth and accelerated productivity, drives compliance with all applicable regulations, and develops the technologies that expand the sustainable capacity of our world. Nearly 50% of Honeywell’s product portfolio is linked to energy efficiency, and the United States could reduce its energy consumption 20-25% by immediately and comprehensively adopting existing Honeywell technologies. (For additional detail, see our website, www.honeywell.com, under the heading Corporate Citizenship.)

Below are a few of Honeywell’s environmental and safety goals and achievements:

•

Greenhouse Gas Reduction and Energy Efficiency: The majority of Honeywell’s greenhouse gas emissions are reflected in public reports submitted to the U.S. Environmental Protection Agency and the United Kingdom Environmental Agency. In 2007, the Company established five-year greenhouse gas and energy efficiency objectives for its internal operations for the period 2007-2011. By the end of 2011, Honeywell reduced its greenhouse gas emissions by more than 30%, and increased its energy efficiency by more than 20%, in each case, from a 2004 baseline year. The Company is pursuing additional greenhouse gas and energy efficiency improvements through annual goals.

•

Water: Honeywell has developed a global inventory of water usage in its manufacturing operations. In 2013, the Company will be implementing water conservation projects at sites that are significant water consumers in areas that are experiencing “water stress” as defined by the World Resources Institute.

•

Safety: Honeywell has received worker safety awards from governments around the world. We maintain a Company-wide global Total Case Incident Rate (the number of occupational injuries and illnesses per 100 employees) of less than half of the combined U.S. averages of the industries in which we operate.

The Company’s Heath, Safety and Environmental matters are managed by a global team of trained professionals with extensive knowledge and hundreds of years of collective experience in occupational health, hydrology, geology, engineering, safety engineering, industrial hygiene, materials management and energy efficiency. Honeywell utilizes a comprehensive Health, Safety, Environment and Remediation (“HSER”) Management System based on recognized third-party certified standards, including ISO 14001 and OHSAS 18001, and industry best practices. The management system is fully integrated into the Honeywell Operating System, which drives continuous sustainable operational improvement. Compliance with standards and regulatory requirements is monitored through a Company-wide, HSER-led audit process. The timely development and implementation of process improvements and corrective action plans are closely monitored.

Honeywell’s Vice President of HSER reports to the Company’s Senior Vice President & General Counsel and has overall responsibility for HSER and Sustainability programs. A Corporate Energy & Sustainability Team, led by the Vice President of HSER and the Vice President of Global Real Estate, helps drive the Company’s greenhouse gas and energy efficiency goals. Progress on these goals is reported to Honeywell’s CEO on a monthly basis and is reviewed with the Company’s Board of Directors and its Corporate Governance and Responsibility Committee at least annually.

In addition, Honeywell’s Integrity and Compliance program reflects our vision and values and helps our employees, representatives, contractors, consultants, and suppliers comply with a high standard of business conduct globally. At the core of the Integrity and Compliance program is the Company’s Code of Business Conduct (the “Code”) which applies across the Company in all businesses and in all countries. The Code is a baseline set of requirements that enables employees to recognize and be aware of how to report integrity, compliance, and legal issues. In addition, the Code outlines the Company’s pledge to recognize the dignity of each individual, respect each employee, provide compensation and benefits that are competitive, promote self-development through training that broadens work-related skills, and value diversity of perspectives and ideas. In our continuing effort to have a world class Integrity and Compliance program, in 2011, the Company revised the

Code to improve readability and to address emerging areas. The updated Code has included additional guidance on a number of topics, including data privacy, respect for human rights, and the appropriate use of information technology and social media.

Honeywell demonstrates its commitment to corporate social responsibility and community involvement through Honeywell Hometown Solutions, which focuses on five important societal needs that align with Honeywell’s culture, products and people: Science and Math Education, Family Safety and Security, Housing and Shelter, Habitat and Conservation and Humanitarian Relief. These programs have delivered results in communities around the world, including teaching children potentially life-saving lessons to help prevent abduction and common childhood accidents, repairing homes and community centers for low-income, the elderly and disabled, academic programs that inspire students to pursue careers in Science, Technology, Engineering and Math (STEM), partnering with environmental organizations to provide students with unique learning opportunities and teaching tools for educators to promote science in the classroom, and helping Honeywell employees and communities recover from natural disasters such as Hurricane Sandy, the Colorado Springs Wildfires, the Great Japan Earthquake and Tsunami and the Mexicali, Haitian and Sichuan Earthquakes.

POLITICAL CONTRIBUTIONS AND EXPENDITURES

The Company engages responsibly in the political process. Our products and services are closely aligned with several key public policy priorities, including safety, security, energy efficiency and clean energy generation. The Corporate Governance and Responsibility Committee oversees the Company’s political activities on behalf of the Board. The Committee receives an annual report on the Company’s policies and practices regarding political contributions. Use of corporate funds for political expenditures requires the prior approval of the Company’s Senior Vice President and General Counsel and is rarely approved. No corporate funds were used for political contributions to candidates and political parties in 2010, 2011, or 2012. In prior years, any corporate contributions were de minimis (less than $5,000). No corporate payments have been made, directly or indirectly, to influence the outcome of ballot measures. A description of our policy and procedures for political activity and contributions and a description of the non-partisan Honeywell International Political Action Committee (HIPAC), which is funded exclusively through voluntary contributions from eligible U.S.-based employees, are available on the Company’s website at www.honeywell.com; see “Investors/Corporate Governance/Political Contributions”.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we review the objectives and elements of Honeywell’s executive compensation program and discuss and analyze the 2012 compensation decisions regarding our Named Executive Officers (the CEO, CFO and three other most highly compensated executive officers):

•	David Cote—Chairman and Chief Executive Officer

•	David Anderson—Senior Vice President and Chief Financial Officer

•	Roger Fradin—President and Chief Executive Officer—Automation and Control Solutions

•	Timothy Mahoney—President and Chief Executive Officer—Aerospace

•	Andreas Kramvis—President and Chief Executive Officer—Performance Materials and Technologies

OVERVIEW

Honeywell is a diversified technology and manufacturing leader, with global businesses organized into four strategic business groups or SBGs: Aerospace, Automation and Control Solutions (“ACS”), Performance Materials and Technologies (“PMT”) and Transportation Systems (“TS”). We seek sustainable profitable growth through great positions in good industries. Our product and service offerings are aligned with important global macro trends—safety, security, energy efficiency and infrastructure. Our focus is on continuous execution of a clear, consistent business strategy to deliver high quality earnings, make “seed planting” investments to build for the future and create long-term value for shareowners.

Our executive compensation program supports this focus through four key objectives:

•

Attract and Retain World-Class Leadership Talent with the leadership abilities and experience necessary to develop and execute business strategies, drive superior results, meet diverse challenges and build long-term shareowner value in an enterprise with the Company’s scale, breadth, complexity and global footprint;

•	Pay for Superior Results and Sustainable Growth by rewarding and differentiating among executives based on the achievement of Company, SBG and functional objectives;

•

Drive Performance that Creates Shareowner Value by emphasizing variable, at-risk compensation with an appropriate balance of near-term and long-term objectives that align executive and shareowner interests; and

•	Manage Risk through Oversight and Compensation Design features and practices that balance short-term and long-term incentives, are not overly leveraged and cap maximum payments.

The annual direct compensation program has three basic elements:

•	Base salary;

•	Annual incentives—cash awards under the Incentive Compensation Plan or “ICP”; and

•	Long-term incentives (“LTI”)—cash incentive awards under the Growth Plan (two-year, non-overlapping performance cycles) and equity awards in the form of stock options.

ALIGNMENT OF PAY WITH PERFORMANCE

For our Named Executive Officers, variable incentives made up 82%-91% of total compensation opportunity in 2012. The graph below demonstrates the strong alignment over the past five years of shareowner value creation and key operational metrics with CEO total annual direct compensation (“Total ADC”). Total ADC consists of base salary, ICP award, annual stock option grant, and annualized Growth Plan award.

(1)  Reflects the year-to-year performance indexed to a 2007 base year for total shareowner return (“TSR”), and a 2008 base year for other performance metrics, at 100. Prior year TSR is shown to correspond with the timing of compensation decisions. TSR consists of stock price appreciation plus reinvested dividends.

(2)  The 2012 CEO ADC bar includes 50% of the potential award payout for the 2012-2013 Growth Plan cycle, based on target performance. Actual payout value will be determined at the end of the two-year performance cycle. The 2010 and 2011 CEO ADC bars each include 50% of the actual award earned for the 2010-2011 Growth Plan performance cycle. Similarly, the 2008 CEO ADC bar includes 50% of the actual award earned under the 2007-2008 growth plan performance cycle. There was no Growth Plan award relating to 2009.

(3) Represents actual business performance for the year noted indexed to 2008.

(4)  The TSR point above each column is the TSR for the preceding year as long-term incentive compensation decisions (annual stock options and biennial Growth Plan unit awards) are made in February with reference to prior year TSR as a measure of the alignment between pay and performance.

For 2012, our incentive pay elements are aligned with:

•

Annual business results: 2012 ICP awards are based on the Board of Directors Management Development and Compensation Committee’s (“Committee”) evaluation of Company performance. The Committee considers, among other things, pre-established ICP goals for EPS, Free Cash Flow (“FCF”), and Working Capital Turns which are consistent with the Company’s annual operating plan and external guidance. The Committee also evaluates other measures in order to further correlate ICP awards to the Company’s short- and long-term success. These include year-to-year changes in revenue, segment profit and margin expansion, relevant industry and economic conditions, and the achievement of non-financial management objectives such as expanded sales in high growth regions, new product development and improved utilization of the Honeywell Enablers, key process initiatives that drive productivity and growth (see the discussion of ICP on pages 38-39).

•

Future growth: Honeywell’s Growth Plan is designed to focus executives on specific two-year financial goals that are aligned with business fundamentals. Awards are made every two years. Awards for a new two-year (2012-2013) performance cycle were made in 2012. The 2012-2013 Growth Plan metrics are total revenue (excluding the impact of acquisitions and divestitures), average return on investment and segment margin expansion (new goal for 2012-2013). The three metrics are equally weighted. If the Company achieves the 2012-13 Growth Plan metrics, executives will receive 50% of the cash payout in 2014 and 50% in 2015. The Company believes that the Growth Plan aligns compensation to the Company’s Long-Term Targets (see page 31).

•

Shareowner value creation: Annual stock option awards are long-term incentives intended to motivate and reward executives for making strategic decisions and taking actions that drive year-over-year improvements in company performance that translate into future increases in the Company’s stock price. Stock options are directly aligned with the interests of our shareowners because executives only realize value if the stock price appreciates. This alignment is further strengthened by the Company’s Stock Ownership Guidelines that require executives to hold net gain shares from option exercises for at least a year after exercise. The one-year holding period increases the likelihood that any stock price appreciation will be sustainable because the executive must wait a year after exercise to realize value.

The Committee does not believe that the factoring of the various items it considers in making its compensation-related decisions for each Named Executive Officer should be, or can be, reduced to a linear formula. However, the Committee does believe in ensuring a clear alignment between pay and performance as evidenced by the strong correlation between TSR, financial performance and executive compensation.

SAY ON PAY

In 2012, shareowners were presented with an advisory vote to approve executive compensation which, for the third straight year, was approved by approximately 90% of the votes cast on the proposal. These results continue to demonstrate strong shareowner support for Honeywell’s overall executive compensation objectives. The Committee takes into account the outcome of Say on Pay votes and discussions with investors when considering future executive compensation arrangements and potential changes to the executive compensation program.

Since our 2012 Annual Meeting, we have engaged in discussions with our institutional investors that highlight the financial performance of the Company and our track record of shareowner value creation. We have used these meetings as an opportunity to demonstrate the alignment between the Company’s key performance objectives and the features of our incentive compensation program, and to provide context for understanding the decisions made by the Committee on executive pay. These discussions have generated constructive dialogue with our shareowners and an overall indication of support for our pay- for-performance philosophy and approach.

Upon considering Say on Pay votes and the outcome of investor discussions, the Committee did not make any material changes to the design of the compensation program in 2012.

2012 PERFORMANCE HIGHLIGHTS—PROFITABLE GROWTH DESPITE A LOW GDP
ENVIRONMENT, BUILDING FOR THE FUTURE, CREATING SHAREOWNER VALUE

2012 marked another year of impressive top- and bottom-line growth well ahead of competitors despite a continued challenging political and macro-economic environment. The Company overcame continued uncertainty associated with slower than expected economic growth in the United States, recession in the European Union, political unrest in the Middle East, and slowing growth in China and other emerging economies. Despite lower growth in World GDP and Industrial Production, Honeywell grew sales by 3%, while absorbing an approximate 2% foreign exchange headwind. Continued operational excellence contributed to strong sales conversion and margin expansion: earnings grew at a multiple of over three times sales growth, or 11% year-over-year. Margin expansion in 2012 did not come at the expense of future growth and seed planting: R&D spending at 4.9% of revenues and capital expenditures grew 11% to $884 million. The Company also strengthened its investment and commitment to the Honeywell Enablers. Further, the Company generated strong cash flows, which were deployed to fund investments in technology centers, new manufacturing capabilities and strategic bolt-on acquisitions, as well as return of capital to shareowners through an 11.5% increase in dividends paid (vs. 2011) and share repurchases. The company remains on track to achieve its 2014 sales and segment margin targets set in February 2010.

Profitable Growth

Setting the Bar High and Delivering Results:

•	Initial targets for sales, segment margins and EPS were set and communicated in December 2011.

•	The segment margin and EPS targets were achieved or exceeded despite a slower growth environment.

•	Sales results were just short of the target (after unfavorable foreign exchange movements of 2%), but remained ahead of growth in World GDP.

Target represents external guidance provided in December 2011 * Proforma, excludes any pension mark-to-market adjustment

New Levels of Peak Performance (2012 vs. 2011):

•	EPS (proforma, excludes any pension mark-to-market adjustment) was up 11% to $4.48.

•	Sales were up 3% to a new company record of $37.7 billion.

•	Segment margins increased 90 basis points to a record 15.6%, with segment profit up 10% to a new peak of $5.9 billion.

•

FCF remained strong at $3.7 billion and FCF conversion was 103% (prior to cash pension contributions and excluding the impact of any pension mark-to-market adjustment on net income). These positive results are after the impact of 2012 funding for capital expenditures of $884 million, an increase of 11% vs. 2011.

•	Dividends paid increased 11.5% (vs. 2011).

Proforma, excludes any pension mark-to-market adjustment

* 2012 FCF prior to $1.0 billion cash pension contributions; 2011 FCF prior to $1.8 billion cash pension contributions.
** FCF Conversion = FCF/Net Income (excludes any pension mark-to-market adjustment); 2012 FCF Conversion prior to $1.0 billion cash pension contributions.

Continued to Outperform Peer Group:

•	Delivered impressive operational outperformance vs. the Compensation Peer Group.

Reflects calendar year 2012 results
* Refers to the median performance of the Company’s 14-company Compensation Peer Group (see pages 36-37).
** Proforma EPS excludes any pension mark-to-market adjustment.

Building for the Future

Portfolio Evolution through Smart Acquisitions:

Honeywell continued to augment organic growth and expand capacity with disciplined acquisitions of companies with great positions in good industries, including;

•	Thomas Russell Co. (acquired 2012) is a leader in technology and equipment for natural gas processing and treating, primarily serving the U.S. market.

➢	Honeywell acquired a 70% stake in Thomas Russell Co. with an option to acquire the remaining 30% stake in the future.

➢	By leveraging UOP’s global footprint, Honeywell has the potential to expand Thomas Russell Co. into regions outside of the U.S. where natural gas exploration and production are growing rapidly.

•	Inncom (acquired 2012) is a manufacturer of advanced software-based energy management solutions and in-room controls for lodging, healthcare and educational institutions.

➢	Inncom’s business profile is well-aligned with Honeywell’s core expertise. Inncom devices and solutions make guest rooms and common areas “smarter” and more energy efficient.

➢	Inncom has strong relationships with global hospitality brands helping to expand channel access, as well as exposure to hospitals, colleges-universities and military housing facilities.

•	EMS Technologies (acquired 2011) is a leading provider of connectivity solutions for mobile networking, rugged mobile computers and satellite communications.

➢

The value of this acquisition was demonstrated when post-closing, EMS Technologies was awarded an exclusive $2.8 billion contract to supply GX Aviation satellite network connectivity hardware to Inmarsat for its air transport and business aviation customers.

Rigorous Focus on Seed Planting to Support Future Growth and Improved Productivity:

Growth in 2012 segment margin and EPS were achieved without compromising future growth. The Company continued its long-term seed planting initiatives in several key areas:

•	R&D Spend at 4.9% of revenues was targeted at such high growth areas as natural gas processing, low global warming refrigerants and blowing agents, and wireless control devices and technologies.

•	Capital Expenditures increased 11% as Honeywell made investments for the future growth of key business units.

•	High Growth Region (“HGR”) Sales increased 8% organically vs. 2011 which brings overall HGR sales to approximately 20% of total revenue. Key seed planting actions taken in 2012 include:

➢	Appointed an HGR leader and continued to develop our leadership structure in key countries such as Indonesia, Turkey, Mexico, Brazil and Russia as well as in the Middle-East.

➢	Emphasized R&D efforts to develop and commercialize new products from technology centers located in our HGRs that can be produced and sold in HGRs.

•	Restructuring Actions were funded through operations to enable sustainable productivity:

➢	Funded restructuring actions in 2012 totaling approximately $120 million gross ($53 million net).

➢	Continued execution on previously funded projects to improve our cost structure; $323 million of restructuring projects still ongoing that will yield benefits in 2013 and beyond.

Continued Evolution of Core Operating Systems—The Honeywell Enablers:

Honeywell continued to extend the use of the Honeywell Enablers to drive performance improvements compared to 2011:

•	The Honeywell Operating System (“HOS”) drives sustainable improvements in our manufacturing operations to generate exceptional performance in safety, quality, delivery, cost, and inventory management.

•

Functional Transformation (“FT”) is HOS for our administrative functions—Finance, Legal, HR, IT and Purchasing—standardizing the way we work, reducing costs and improving service quality. FT initiatives enabled a reduction in functional costs of 20 basis points to 6.2% of sales in 2012.

•

Velocity Product Development (“VPD”) is a process which brings together all of the functions necessary to successfully launch new products—R&D, manufacturing, marketing and sales—to increase the probability that in commercializing new technologies Honeywell delivers the right products at the right price.

•

Organizational Efficiency (“OEF”) is, in its simplest form, the cost of labor. Improvements in OEF represent the success of Honeywell’s initiatives to increase labor cost efficiency and employee productivity. In 2012, our OEF initiatives reduced employee costs by 80 basis points as a percentage of 2012 sales while still growing sales and successfully retaining our workforce.

On Track to Achieve Long-Term Targets:

Honeywell’s strong operational performance in 2012, together with the seed planting actions described above (as well as those in prior years), make the Company well positioned to achieve the five-year revenue and segment margin goals initially established in February 2010 (“Long-Term Targets”).

CAGR: compound annual growth rate	bps: basis points

Creating Value for Shareowners

•	Dividends: Honeywell’s dividend rate was increased by 10%, effective in the fourth quarter of 2012, the eighth increase of at least 10% in the last nine years.

•	Share Repurchases: Honeywell repurchased 5.0 million shares in 2012 in order to return additional money to its shareowners.

•

Total Shareowner Return: Honeywell continues to outperform its peer group and the broader market. The following graph displays Honeywell’s cumulative TSR growth relative to the S&P 500 Index and the Company’s Compensation Peer Group for the one, three and five-year periods ending December 31, 2012.

Percentages reflect cumulative growth over the period.
Peer Median Reflects Compensation Peer Group Median (see pages 36-37 of this proxy statement). Honeywell percentile rank based on Compensation Peer Group.
As of December 31, 2012; 1-year period begins January 1, 2012, 3-year period begins January 1, 2010, 5-year period begins January 1, 2008.

2012 COMPENSATION DECISIONS—SUMMARY

Compensation decisions made for 2012 were aligned with the Company’s strong operational performance and reflected continued emphasis on variable, at-risk compensation and long-term compensation that reinforces our focus on sustainable profitable growth and stock price appreciation.

The following charts display the target mix of total annual direct compensation for the CEO and other Named Executive Officers for 2012.

Fixed: Base Salary
Variable: Annual target ICP, stock options at grant date value, Growth Plan at annualized target value.

Short-Term: Base Salary and annual target ICP
Long-Term: Stock options at grant date value, Growth Plan at annualized target value.

The following chart displays the mix of short-term vs. long-term compensation for our Compensation Peer Group.

Data from proxy statements filed by the companies in our Compensation Peer Group. See the “Peer Group Compensation Data” section below for a complete list of the companies in our Compensation Peer Group.

The Committee believes that placing greater emphasis on long-term incentives helps focus Company executives on creating sustainable long-term value for shareowners.

Based on the factors discussed in this Compensation Discussion and Analysis, the Committee took the following key compensation actions in 2012:

•

Base salaries: The base salaries of Messrs. Cote, Anderson and Fradin remained unchanged and have not been increased in any of the last four years. The base salaries of Messrs. Mahoney and Kramvis were increased in April of 2012 by 3.1% and 7.7%, respectively, based primarily on the performance of their respective SBGs and the Committee’s view of their compensation positioning relative to the Compensation Peer Group.

•

ICP awards: The Committee determined to pay 2012 ICP bonuses to the Named Executive Officers in amounts ranging from 110% to 152% of their target opportunities based on the Company’s performance against the pre-established 2012 ICP goals, as well as versus prior year performance, relative performance against peers and other measures which correlate to the Company’s short- and long-term success.

•

Long-term incentive (“LTI”) awards: In light of Company performance and in an effort to reinforce our goals of motivation and retention, the Named Executive Officers participated in the following LTI awards in 2012: Stock Options, Growth Plan participation, and performance-adjusted RSUs.

➢

Stock Options: Each of the Named Executive Officers received a stock option grant in 2012. Stock option awards and grant date values in 2012 were lower than 2011 (grant date values were 5% to 24% lower) but still represent the most significant component of an officer’s total annual target LTI opportunity (approximately two-thirds). In determining the stock option awards, the Committee considered the aggregate amount of vested and unvested equity held by the Named Executive Officers, as well as the annualized target value of the 2012 portion of the 2012-2013 two-year Growth Plan award made in February, 2012, in the context of market compensation data. All stock options vest ratably over four years.

➢

Growth Plan Units. Under Honeywell’s Growth Plan, units are granted every two years and earned based on achievement of specific two-year financial performance metrics. At target, Growth Plan awards represent approximately one-third of an officer’s total annual target LTI opportunity. For the 2012-2013 performance cycle, the Growth Plan metrics are organic revenue growth, return on investment, and segment margin expansion (new goal for 2012-2013 – see “Long-Term Incentive Compensation (Cash)” on page 42). If earned, awards will be paid in cash 50% in 2014 and 50% in 2015, contingent on continued employment by the executive on each applicable payment date. The two-year performance cycles of the Growth Plan do not overlap, so grants are not made annually and only one award cycle is in effect at any time.

➢

Performance-adjusted restricted stock units (“RSUs”). In connection with the annual succession planning review conducted by the Committee and the full Board in July 2012 (see Succession Planning on page 37), four Named Executive Officers were awarded discretionary RSUs with the target award subject to adjustment up or down by 30% based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group (as defined below). These RSUs were structured to vest over an extended period of time (three to seven years) in order to align with retention and succession planning objectives. The CEO did not receive a performance-adjusted RSU award in 2012 and has not received any RSUs for five years.

OUR PHILOSOPHY FOR COMPENSATION DECISIONS

General Considerations

The Committee considers many company and individual performance measures (discussed in detail herein) in making compensation decisions. The factors that generally shape the Committee’s overall assessment of compensation include:

•	Overall operational and financial performance—Corporate and SBG (as discussed above and below);

•	Stock price performance and TSR;

•	Named Executive Officer compensation history, including experience in the position (as discussed below);

•

Executive’s individual record of performance consistent with the Honeywell Initiatives of Growth, Productivity, Cash, People and the Honeywell Enablers (Honeywell Operating System, Velocity Product Development, Functional Transformation and Organizational Efficiency);

•

Executive’s relative level of responsibility within Honeywell and the impact of his or her position on Honeywell’s performance with recognition that both the amount and “at-risk” nature of the compensation should increase with the level of responsibility;

•	Executive’s long-term leadership potential with Honeywell and associated retention risk (as discussed in “Succession Planning” on page 37);

•	The senior executive succession plan (see “Succession Planning” below);

•	Stock ownership levels (as discussed in “Stock Ownership Guidelines” below);

•	Annual share utilization and shareowner dilution levels resulting from the compensation plans;

•	Trends and best practices in executive compensation;

•	Peer group comparisons, including pay levels and practices for the competitive marketplace and company performance relative to the competitive marketplace (as discussed below);

•	Industry and macroeconomic conditions; and

•	Results of the most recent annual Say on Pay vote and discussions with shareowners through the Company’s outreach program.

Final compensation determinations are ultimately made by the Committee (together with the other independent directors in the case of the CEO) after review and evaluation of these considerations and the other items discussed in this Compensation Discussion and Analysis.

Compensation Mix

In setting total compensation, the Committee seeks to achieve the optimal balance between:

•	Fixed and variable (or “at-risk”) pay elements;

•	Short- and long-term pay elements; and

•	Cash and equity-based elements.

The Company’s executive compensation program is designed to emphasize variable elements that align compensation with performance and shareowner value. The mix of compensation elements for Named Executive Officers, and especially the CEO, is more heavily leveraged toward variable, performance-based compensation than for the balance of the executive population. The Committee also believes that the CEO should have greater emphasis on variable compensation than all other executives because his actions can have a greater influence on the performance of the Company.

The 2012 compensation elements that comprise “target total annual direct compensation opportunity” for the Named Executive Officers are shown below.

Compensation Element	Type of Compensation	Key Objectives

Base Salary	Fixed Annual Cash	Attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

Annual ICP (Bonus) Awards	Variable Annual Cash	Motivate and reward executives for achieving annual corporate, SBG and functional goals in key areas of financial and operational performance.

Long-Term Incentive Awards ➢ Growth Plan Units ➢ Stock Options	Variable ➢ Cash ➢ Equity

The Growth Plan drives the achievement of specific two- year financial performance goals directly aligned with Honeywell’s operating and strategic plans. Stock options only have realizable value for executives if the operating performance driven by the annual ICP and Growth Plan results in stock price appreciation.

For 2012, the target weighting of each of the elements of total annual direct compensation for the CEO and other Named Executive Officers was as follows:

The percentages above are based on “target total ADC”. The 2012 portion of the 2012-2013 Growth Plan award is included assuming that the Company achieves the target financial metrics over the course of the 2012-2013 measurement period. This does not correspond to, and is not a substitute for, percentages derived from the amounts required to be disclosed in the Summary Compensation Table and supplemental tables.

RSUs, including performance-adjusted RSUs, are not considered a component of a Named Executive Officer’s target total annual direct compensation, as they are not granted on an annual basis, awards are discretionary so that executives receiving RSU awards in 2012 may not receive awards in a subsequent year and there is no target award level. Four Named Executive Officers received discretionary performance-adjusted RSUs in 2012 in connection with the annual succession planning review conducted by the Committee and the full Board. The CEO did not receive discretionary RSUs in 2012 and none of the Named Executive Officers received discretionary RSUs in 2011.

Peer Group Compensation Data

The Committee does not target a specific competitive position relative to the market for executive compensation. However, the Committee believes it is important to understand the relevant market for executive talent to ensure that the Company’s executive compensation program supports the attraction and retention of highly qualified leaders.

The Committee annually assesses market conditions through a review of compensation data compiled by the Committee’s independent compensation consultant regarding a peer group of companies (listed below) (the “Compensation Peer Group”) with whom the Company competes for talent and which have one or more of the following attributes:

•	business operations in the industries and markets in which Honeywell participates;

•	similar revenue and market capitalization;

•	similar breadth of portfolio and complexity;

•	global scope of operations and/or diversified product lines; and

•	demonstrated competitor for executive talent.

The Committee believes that Honeywell executives are potentially attractive candidates for such companies because of their performance and visibility at Honeywell, and the depth of experience and management skill sets required to manage a global company of Honeywell’s scope and complexity. The Committee regularly reviews the appropriateness of the Compensation Peer Group and the purposes for which it is used. The Committee did not make any changes to the Compensation Peer Group in 2012.

Compensation Peer Group

Alcoa	Johnson Controls

Boeing	Lockheed Martin

Dow Chemical	Northrop Grumman

DuPont	Raytheon

Emerson Electric	Textron

General Dynamics	3M

General Electric	United Technologies

Comparison with Compensation Peer Group (as of December 31, 2012)
	Revenues	Market Capitalization	Employees	Three-Year TSR	Five-Year TSR

Honeywell	$37.7 billion	$49.7 billion	132,000	75.3%	18.5%

Peer Median	$33.4 billion	$34.1 billion	89,938	30.6%	1.7%

Honeywell Percentile Rank	57th	73rd	67th	100th	83rd

Note: Reflects calendar year 2012 results.

TSR percentages reflect cumulative growth over the period.

For each Company in the Compensation Peer Group, the Committee reviews data including base salary, actual annual cash incentive compensation, total annual cash compensation, long-term incentive compensation and total annual direct compensation of the Named Executive Officers. The Committee also reviews general industry survey data published by third parties as a general indicator of relevant market conditions and pay practices and as a broader reference point for specific business units where the breadth and relevance of Compensation Peer Group data may not be as comprehensive as desired. Neither the Committee nor the Company has any input into the scope of or the companies included in these general industry surveys.

Compensation History

Each year, the Committee reviews each Named Executive Officer’s three-year compensation history in total and with respect to each element of compensation, as well as projected payouts under the Company’s retirement and deferred compensation plans, and prior non-recurring types of awards or grants (e.g., “sign on” or “make whole” awards upon joining Honeywell and RSU awards for retention and/or succession planning purposes). This enables the Committee to understand how each element of compensation interacts with the other elements and to see how current compensation decisions may affect future wealth accumulation and executive retention. The Committee considers historical award and/or grant levels when determining individual annual ICP awards and option grants, as well as the value and vesting dates of unvested equity holdings.

Succession Planning

The Committee recognizes that retention of highly qualified leadership talent is critical to the Company’s continued performance and to successful succession planning. The Committee annually considers, and reviews with the full Board, succession candidates for the CEO and other senior leadership positions under both near-term and long-term planning scenarios, taking into account demonstrated performance, leadership qualities and potential to take on more complex responsibilities. As part of this process, the Committee considers the potential retention risk regarding incumbent senior executives and the identified succession candidates, the competitive landscape for executive talent, the specific succession planning time horizon for each senior executive position, and the extent of disruption likely to be caused by unplanned attrition. Since January 2004, all of the Company’s open executive officer positions have been filled with executives promoted from within Honeywell.

Due to the sustained improvement in key performance metrics, strong long-term relative TSR outperformance and the breadth of our business operations, Honeywell’s senior executives are recognized as industry leaders with backgrounds and experience that are highly attractive to competitors. The Committee believes that these leaders may be presented with other career opportunities given the scope and complexity of the Company and each of its business segments.

Where the Committee believes it to be necessary, it will take appropriate compensation actions to reinforce the succession plan and to guard against competitive activity. These retention actions are designed to:

•	Motivate the executive to forego outside career opportunities;

•	Generate value for the recipient only if he or she remains employed by the Company for the period of time deemed optimal for succession planning purposes; and

•

Strengthen restrictive covenants (e.g., non-competition, non-solicitation) and/or provide for transition periods that will guard against competitive harm to the Company at the time of the executive’s departure from the Company.

In connection with the annual succession planning review conducted by the Committee and the full Board in July 2012, four Named Executive Officers were awarded discretionary performance-adjusted RSUs with the target award subject to adjustment up or down by 30% based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group (as defined above). These RSUs were structured to vest over an extended period of time (three to seven years) in order to align with specific retention and succession planning objectives.

COMPENSATION ELEMENTS AND DECISIONS FOR 2012

Each element of Honeywell’s executive compensation program is described below.

Base Salary. Base salaries are primarily based on scope of responsibility and years of experience. Decisions regarding salary adjustments are based on the Committee’s evaluation of current performance, the assumption of material additional responsibilities and positioning relative to the Compensation Peer Group. In 2012, base salary was 9% of the CEO’s total annual direct compensation and approximately 17% of total annual direct compensation for the other Named Executive Officers.

In 2012, the base salaries of Messrs. Cote, Anderson and Fradin remained unchanged. Base salary increases of 3.1% and 7.7% were approved in February 2012 (effective in April) for Messrs. Mahoney and Kramvis respectively, based on the Committee’s view of the performance of their respective SBGs in the prior year and their compensation positioning relative to the Compensation Peer Group. It is anticipated that there will be no merit increases for any NEOs in 2013.

Annual Incentive Bonus (“ICP”). Each Named Executive Officer has an annual target ICP opportunity expressed as a percentage of base salary. The CEO’s target opportunity is 175% of base salary, while the other Named Executive Officers have target opportunities equal to 100% of base salary. Individual ICP awards are capped at 200% of each Named Executive Officer’s annual ICP target opportunity.

The aggregate annual ICP payout for all senior executive employees, including the Named Executive Officers, is limited to 2% of the Company’s consolidated earnings, as such term is defined in the Incentive Compensation Plan approved by shareowners in 2011. Consolidated earnings excludes, among other things, the effects of any annual pension mark-to-market adjustment that recognizes net actuarial gains and losses outside the corridor (calculated as 10% of the greater of plan assets or projected benefit obligation) and extraordinary and unusual items.

At the beginning of each year, the Committee sets specific annual corporate financial objectives (“Pre-Established ICP Goals”) consistent with the Company’s annual operating plan and external guidance which reflects then-current assumptions regarding macro-economic and key end-market conditions. At the end of the year, the Committee first determines whether the Company achieved the consolidated earnings targets necessary to fund the plan at the levels approved by shareowners, and determines the related funding caps. Next, the Committee determines actual ICP pool funding and individual ICP awards for the Named Executive Officers, at levels below the funding caps, based on achievement of the Pre-Established ICP Goals, as well as an evaluation of other key performance measures and relevant factors necessary to both ensure that the results against the Pre-Established ICP Goals are viewed in context and to recognize individual performance (“Supplemental Criteria”).

The Pre-Established ICP Goals are based on the following metrics:

Metric	Rationale for Metric

Earnings Per Share (“EPS”)	Measures delivery of shareowner value at the Corporate level

Free Cash Flow (“FCF”)

Measures the Company’s ability to generate cash from operations that may be reinvested in its businesses, used to make acquisitions, or returned to shareowners in the form of dividends or share repurchases

Working Capital Turns (“WCT”)(1)	Measures efficiency and effectiveness of the Company’s business operations

(1)	Defined as sales divided by working capital, which is trade accounts receivable plus inventory less accounts payable and customer advances.

Supplemental Criteria considered in determining ICP awards include:

➢ Other key performance measures which assess both the strength and degree of difficulty of actual corporate and SBG performance, such as:

•	Year-over-year variance in revenue, segment profit and margin expansion;

•	Performance vs. pre-recession/prior peak levels;

•	Quality of earnings;

•	Relative performance of SBGs or business units within each SBG;

•	Relevant industry and economic conditions;

•	Performance compared to companies in the Compensation Peer Group; and

•	Degree of stretch in targets;

➢ Level of ICP awards relative to award levels and performance in prior years;

➢ Achievement of individual management objectives aligned with the Honeywell Initiatives and met through expanded use of the Honeywell Enablers; and

➢ Demonstrated leadership behaviors.

While emphasis is placed on the achievement of the EPS target, the Committee does not assign specific weights to the Pre-Established ICP Goals or Supplemental Criteria but looks at annual performance (absolute and relative) across all relevant metrics within the context of the overall strength or weakness of the economic environment and the Company’s end markets.

2012 Pre-Established ICP Goals: Robust Targets and Results

Annual ICP targets are set to drive meaningful, sustainable improvement in key metrics on a year-over-year basis and to ensure progress toward attaining the Company’s five-year plan goals. To fully assess results vs. target, the Committee considers both the absolute results and the strength of the comparable prior year results.

Consistent with the Company’s planning and external guidance, the EPS target and EPS actual results set forth below exclude the impact of any pension mark-to-market adjustment, and the FCF target and FCF actual results are shown prior to cash pension contributions.

Performance vs. ICP Targets (T = Target; A = Actual)

	2012T	2012A
EPS (proforma)	$4.25 - $4.50	$4.48
FCF	$3.45 billion	$3.67 billion
WCT	7.1 turns	7.0 turns

Metrics shown above are at the Honeywell Corporate level. Each SBG also has corresponding objectives, with net income being used in lieu of EPS; unusual, infrequently occurring items, extraordinary items and any pension mark-to-market adjustment are excluded in determining achievement of Corporate and SBG objectives.

EPS (proforma): 2012 Target range represented a 5-11% increase over 2011 EPS of $4.05; 2012 Actual reflects an 11% increase over 2011 and record Company performance at the top of the Target range despite challenging global economic conditions.

FCF: 2012 Target recognized higher planned levels of capital expenditures and cash commitments. 2012 Actual exceeded Target by approximately $220 million with 103% free cash flow conversion (excludes the impact of any pension mark-to-market adjustment on net income), reflecting continued strong quality of earnings.

WCT: Although 2012 Actual was slightly lower than 2012 Target, WCT performance improved by 0.1 turns over 2011, representing a new record of performance by the Company.

2012 Supplemental Criteria:

Overall, 2012 financial results reflected a strong positive response to challenging global economic conditions and changes in outlook experienced during the year. Other key performance measures and factors considered by the Committee in determining ICP awards were:

•	10% segment profit improvement and segment margin expansion of 90 basis points to a record 15.6% for the Company;

•	3% organic sales growth driven by new product introductions, geographic expansion and commercial excellence;

•	Sales, segment profit, segment margin, proforma EPS, FCF (prior to cash pension contributions) and WCT all exceeded pre-recession (2008) levels;

•	Outperformance of peers on key operational and TSR metrics;

•	Continued progress toward attaining the Company’s 2014 Long-Term Targets for sales and segment margin, and

•	The relative performance of the SBGs.

Individual ICP Awards.

Based on 2012 business results against the Pre-Established ICP Goals and the Supplemental Criteria discussed above, the Committee (and the independent members of the Board in the case of the CEO), in the first quarter of 2013, awarded annual ICP bonuses to the CEO and other Named Executive Officers in the following amounts:

Mr. Cote	$4,800,000	*
Mr. Anderson	$1,225,000
Mr. Fradin	$1,200,000
Mr. Mahoney	$900,000
Mr. Kramvis	$950,000

*

The Committee determined that only $4.3 million of Mr. Cote’s 2012 ICP bonus should be used for calculating the pension value under the terms of Mr. Cote’s pension plan. Mr. Cote’s retirement benefits were agreed to by the Company in 2002 when Mr. Cote was first recruited to Honeywell. The $4.3 million of ICP bonus that will be used in Mr. Cote’s pension formula is hereinafter referred to as “2012 Pensionable Bonus”.

In determining Mr. Cote’s ICP award, the Committee considered Honeywell’s strong 2012 operating results, the relative performance of the Company versus its peers, continued investments made to position the Company for continued growth and other factors discussed in this Compensation Discussion and Analysis. In determining 2012 ICP awards for the other Named Executive Officers, the Committee considered overall Honeywell and individual performance, as well as the relevant SBG performance for Messrs. Fradin, Mahoney and Kramvis. See “Named Executive Officers—Performance & Direct Compensation” for further discussion of individual performance highlights for each Named Executive Officer.

Long-Term Incentive Compensation (Equity and Cash). All LTI awards to officers are approved by the Committee (and by all of the independent directors in the case of the CEO). Since 2003, the Company has generally provided long-term incentive awards in a mix of annual stock option grants and cash-based Growth Plan Units (“GPUs”), with GPUs issued only in the first year of each two-year performance cycle.

In addition to annual LTI awards, the Committee periodically considers discretionary RSU awards as may be deemed necessary for retention, recruitment, and succession planning.

Long-Term Incentive Compensation (Equity). Annual stock option grants are made in February of each year during an open trading window period following the release of Honeywell’s financial results for the preceding fiscal year. Equity grants are subject to vesting restrictions that require executives to remain employed with the Company to receive value.

Stock Options: Options are granted with an exercise price which is set equal to the fair market value of the Company’s Common Stock on the grant date (see footnote (3) on page 56 for the basis used for determining fair value) and only have value to recipients if the stock price increases over the exercise price. Options granted to Named Executive Officers vest in equal 25% increments over a four-year period and represent approximately two-thirds of their target total annual LTI opportunity. The Committee considers both the estimated grant date fair value of stock options and the number of stock options in determining award size, as well as vested and unvested equity held by the Named Executive Officers.

The following stock option awards were made with respect to 2012:

•

CEO: In reviewing the LTI component of the CEO’s total ADC in February of each year, the Committee considers the Company’s operational performance and relative total shareowner return for the prior fiscal year, the value of similar incentive awards to chief executive officers at Compensation Peer Group companies, and awards previously made to Mr. Cote. In 2012, the Committee also considered the Company’s sustained growth and consistent improvement over the course of Mr. Cote’s tenure, the amount of vested and unvested equity he holds, the grant date fair value of any proposed award compared to prior years and the annualized target value of the 2012 portion of the 2012-2013 two-year Growth Plan award made in 2012. Based on these considerations, in February 2012, the Committee granted Mr. Cote stock options, subject to vesting requirements, to acquire 700,000 shares in recognition of his anticipated leadership in driving sustained financial and operational performance. The grant date value of the 2012 option award was 5% lower than the grant date value of the option award made to the CEO in 2011.

•

Other Named Executive Officers: For each of the other Named Executive Officers, the Committee considers the executive officer’s performance in the prior fiscal year, his impact on overall Company performance and his potential to contribute to the future performance of the Company. In addition, the Committee considers the amount of vested and unvested equity each executive holds, the grant date fair value of any proposed award compared to prior years, the annualized target value of the 2012 portion of the 2012-2013 two-year Growth Plan award made in 2012, and the value of similar incentive awards to comparable named executive officers at Compensation Peer Group companies. Based on these considerations, in February 2012, the Committee granted each of the other Named Executive Officers a number of stock options as follows:

Mr. Anderson	200,000
Mr. Fradin	200,000
Mr. Mahoney	150,000
Mr. Kramvis	125,000

The grant date value of 2012 option awards to these other Named Executive Officers was 23% to 24% lower than the grant date value of option awards made to them in 2011.

Restricted Stock Units: RSUs represent a right to receive Company stock only if certain conditions are met (e.g., continued employment through a specific date and/or the attainment of certain performance conditions). RSUs are linked with shareowner value since their value rises or falls along with the stock price.

The Committee periodically grants RSUs on a discretionary basis for retention and succession planning purposes. Grants are not considered annually (e.g., no RSUs were granted to Named Executive Officers in 2011) and vest over an extended period of time (three to seven years). In July 2012, in connection with their succession plan reviews, the Committee awarded performance-adjusted RSUs to the following four Named Executive Officers, with the target grant amounts subject to a maximum 30% up or down adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a one-year period (ending July 31, 2013) and 30-month period ending (December 31, 2014):

Mr. Anderson	44,000
Mr. Fradin	53,000
Mr. Mahoney	45,000
Mr. Kramvis	40,000

Long-Term Incentive Compensation (Cash). In 2003, the Company introduced the Growth Plan which provides cash based LTI awards to focus executives on achievement of specific two-year financial performance goals that are aligned with business fundamentals as a complement to stock options which are tied to stock price appreciation. The Growth Plan is designed to reward sustainable, profitable growth, consistent with the Honeywell Initiative on Growth and the Company’s strategic plan. GPUs are awarded in February of the first year of a two-year performance cycle. The two-year performance cycles do not overlap (e.g., there will be no Growth Plan award in 2013 because the 2012-2013 performance cycle has not been concluded). For the Named Executive Officers, the Growth Plan represents approximately one-third of their target annual total LTI opportunity.

The Committee believes that a two-year performance cycle provides the necessary line of sight to set realistic targets aligned with Company objectives. Non-overlapping cycles avoid the potential confusion associated with different targets on the same metric in the same year. In order to promote retention, 50% of an earned award is paid in the first quarter of the year following the completion of a performance cycle and the remaining 50% is paid a year later (3.2 years after the commencement of the performance cycle), with each payment contingent on the executive being employed with Company on the date the payment is made.

The 2012-2013 Growth Plan performance cycle has three equally weighted performance goals: (i) total revenue, excluding the impact of acquisitions and divestitures, (ii) average return on investment (“ROI”), and (iii) segment margin expansion. Segment margin expansion was added as a performance metric in 2012 in order to focus executives on driving continued improvement in bottom line results despite the prospect of slower growth in the global environment and to directly align the Growth Plan goals with the Company’s Long-Term Targets (see page 31).

The following table presents the 2012-2013 Growth Plan performance goals at the total Company level. Actual performance against these goals will be determined at the end of the two-year performance period.

2012-2013 Growth Plan Performance Goals (Total Company Level)

Performance Level	Growth Plan Funding Level	Total Revenue(1)		ROI(2)		Segment Margin Expansion(3)
		2-Yr Total	CAGR	2-Yr Avg.	Change	2-Yr Change	2013 Margin
Below Threshold	0%	<$76.31 Billion		<22.9%		<50 bps	<15.2%
Threshold	50%	$76.31 Billion	3%	22.9%	50 bps	50 bps	15.2%
Target	100%	$79.08 Billion	6%	23.5%	130 bps	130 bps	16.0%
Maximum	200%	$81.85 Billion+	8%	25.0%+	210 bps	210 bps+	16.8%+
Overall funding threshold = 1.25% EPS CAGR(4)

(1)	Total Revenue is cumulative total revenue for 2012 and 2013, excluding the impact of acquisitions and divestitures.

(2)

ROI is defined as the ratio of net income before interest expense to cash employed in the Company’s businesses. ROI is a measure of the Company’s ability to convert investments such as inventory, property, plant and equipment into profits. The ROI calculation excludes the impact of acquisitions and divestitures during the performance cycle and pension income/expense. The Growth Plan goal uses an arithmetic average of ROI for 2012 and 2013.

(3)

Segment Margin Expansion represents the change in 2013 total company segment margins from the base year of 2011. The segment margin calculation excludes the impact of acquisitions and divestitures during the performance cycle and pension income/expense.

(4)	Per the terms of the Growth Plan, excludes pension income/expense.

Growth Plan performance goals are intended to complement, but not duplicate, the primary annual corporate financial objectives utilized for ICP purposes and are consistent with the Growth Plan’s focus on sustainable improvement. Growth Plan performance targets for each goal were set at the beginning of the performance cycle. The revenue goal was set in February 2012 at a level above the Company’s annual operating plan for 2012 and strategic plan targets for 2013 and reflects aggressive growth rates for the SBGs based on then-current projections of growth in our end markets. ROI goals were based on the two-year revenue targets and the projected income using 2012 annual operating plan and historical rates of incremental sales conversion of income for 2013. Net investment values were projected taking into account anticipated working capital improvements over the two-year period. Segment margin expansion targets were set to reflect progress needed to achieve the mid-point of the range of the Company’s 2014 segment margin expansion goals consistent with external guidance.

At the end of a performance cycle, Growth Plan awards are determined on a purely formulaic basis. Each Growth Plan unit has a target value of $100, with performance goals weighted equally in determining final payout. For each performance goal, a minimum level of achievement (i.e., threshold) must be met before the plan will fund an award for that goal. In addition, no awards will be funded if the Company does not achieve 1.25% compound annual growth in EPS for the 2012-2013 period (excluding pension income/expenses). Plan payouts are capped at 200% of target to the extent plan maximums are met or exceeded. For SBG executives (Messrs. Kramvis, Fradin, and Mahoney), 50% of their potential payout for the 2012-2013 performance cycle will be based on achievement of total Company metrics, and the remaining 50% will be based on achievement of corresponding SBG objectives for their respective SBG. For Corporate executives (Messrs. Cote and Anderson), payouts will be based solely on the achievement of total Company-level metrics.

In order to focus the executive team on driving initiatives aimed at achieving these aggressive two-year performance goals, in February 2012, the Committee (and the independent members of the Board in the case of the CEO), granted the Named Executive Officers a number of GPUs as follows:

Mr. Cote	95,000
Mr. Anderson	27,500
Mr. Fradin	27,500
Mr. Mahoney	21,000
Mr. Kramvis	17,500

As noted above, half (50%) of any earned award will be paid in the first quarter of 2014, and the other half will be paid in the first quarter of 2015, contingent on the executive being employed with the Company on the date the payment is made.

Retirement Plans. The Company offers certain retirement benefits to our Named Executive Officers. Specifically, Named Executive Officers may participate in broad-based plans including a defined benefit pension plan and a 401(k) savings plan that provides matching Company contributions. The Company also maintains an unfunded supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of Internal Revenue Service (“IRS”) limitations. In addition, certain Named Executive Officers, including the CEO, are entitled to supplemental retirement benefits that were provided under separate arrangements deemed necessary to either recruit the executive at the time of their hiring or retain the executive as circumstances demanded. These plans are explained in detail beginning on page 63.

The 2012 Change in Pension Value reflected on the Summary Compensation Table for Mr. Cote is not the result of a pension enhancement action taken by the Committee in 2012. Instead, the change is primarily due to two factors: (1) the impact of Mr. Cote’s decision to forego an annual bonus for 2009 (as approved by the Committee); and (2) a decline in the discount rate. To be specific, in determining his 2012 year-end pension value using a pension formula based on his three-year final average compensation, Mr. Cote’s annual bonus from 2009 (which was $0) was replaced with his 2012 Pensionable Bonus ($4.3 million). Over 70% of the change in Mr. Cote’s 2012 aggregate pension value is attributable to this change in three-year final average compensation. Additionally, Mr. Cote’s 2012 year-end pension value also increased due to a decline in the required discount rate used to determine reportable pension values from 4.89% at December 31, 2011 to 4.06% at December 31, 2012. Twenty-five percent of the change in Mr. Cote’s 2012 aggregate pension value is attributable to this decline in discount rate. The combination of these two factors resulted in a year-over-year change in pension value that is anomalous and not reflective of a change in compensation philosophy or approach in 2012. Mr. Cote also attained the required minimum age under the provisions of the pension arrangement agreed at the time of his recruitment in 2002. Assuming no further declines in the assumed discount rate and consistent levels of pensionable compensation, Mr. Cote’s pension value is expected to decline in future periods.

Nonqualified Deferred Compensation Plans. Executive officers (including the Named Executive Officers) may choose to participate in certain nonqualified deferred compensation plans to permit retirement savings in a tax-efficient manner. Executive officers can elect to defer up to 100% of their annual ICP awards. In addition, executive officers may also participate in the Honeywell Supplemental Savings Plan maintained in order to permit deferral of base salary that cannot be contributed to the Company’s 401(k) savings plan due to IRS limitations. These amounts are matched by the Company only to the extent required to make up for a shortfall in the available match under the 401(k) savings plan due to such IRS limitations. Deferred compensation balances earn interest at a fixed rate based on the Company’s 15-year cost of borrowing, which is subject to change on an annual basis (3.65% in 2012, set at 2.90% for 2013). Consistent with the long-term focus of the executive compensation program, matching contributions are treated as if invested in Company Common Stock. These plans are explained in detail beginning on page 68.

Benefits and Perquisites. Our Named Executive Officers are entitled to participate in Company-wide benefits such as life, medical, dental, accidental death and disability insurance that are competitive with other similarly-sized companies. The Named Executive Officers participate in these programs on the same basis as the rest of the Company’s salaried employees. The Company maintains excess liability coverage for management personnel, including the Named Executive Officers. The CEO also receives additional life insurance benefits agreed at his time of hire in 2002 to replace lost benefits from his prior employer. The Company’s security policy requires the CEO to use Company aircraft for all air travel (business or personal) to ensure the personal security of the CEO and protect the confidentiality of the Company’s business, and to have home security and back-up power systems. The Company may also permit limited personal usage of Corporate aircraft by other executive officers.

NAMED EXECUTIVE OFFICERS—PERFORMANCE & DIRECT COMPENSATION

In deciding upon the direct compensation of the Named Executive Officers, the Committee gave strong consideration to the Company’s solid top- and bottom-line growth for 2012, on both an absolute and relative basis, despite challenging global economic conditions. The Committee has confidence that the leadership team is making appropriate seed planting investments that will drive future growth and differentiate Honeywell from its peers. The Committee also recognized that consistency in strategy, a focus on execution and smart decisions enabled Honeywell to fully recover and exceed levels of performance experienced prior to the 2008-2009 economic downturn and have kept the Company on track for meeting its five-year plan set out in 2010 (see Long-Term Targets on page 31).

*  Proforma, excludes any pension mark-to-market adjustment

**  2012 FCF prior to cash pension contributions, 2008 FCF prior to cash pension contributions and also excludes cash taxes related to the sale of the Consumables Solutions business

Post-Recession Stock Performance

Indexed (January 1, 2009 to December 31, 2012); Comp Peers Reflects Compensation Peer Group Median

Set forth below is a discussion of the compensation actions for each Named Executive Officer, which reflects how the Committee viewed their 2012 performance. Included is a table summarizing the Committee’s 2012 ADC actions for each Named Executive Officer. Discretionary RSU awards made in 2012 for retention and succession planning purposes which are not a part of ADC are also set forth in the tables. The tables in this section differ from, and are not a substitute for, the Summary Compensation Table, which presents similar information in the format required by the SEC.

David Cote—Chairman and Chief Executive Officer

2012 Performance Summary:

•	Effectively led Honeywell to meeting or exceeding the 2012 expectations set at the start of the year despite challenging global economic conditions.

•	Resulted in segment margin expansion of 90 basis points to a new record of 15.6%, and EPS up 11% to $4.48.

•	Exceeded prior-year peaks on key financial metrics: EPS, segment profit, segment margin, working capital turns and sales.

•	Continued portfolio evolution through smart “bolt-on” acquisitions in adjacent, high growth, spaces.

•	Drove “seed planting” investments which will provide a tailwind for future growth and productivity.

•	Increased capital expenditures by 11%, including 16% in PMT to expand capacity in high growth, high margin product lines.

•	R&D spending at 4.9%, while also expanding the organization’s focus on VPD to improve R&D effectiveness.

•	Continued focus on HGR penetration and capabilities, including appointing a HGR leader, resulting in an increase of 8% organically.

•	Continued to advance and evolve Honeywell’s key process initiatives and the Honeywell Enablers.

•	Honeywell Operating System—over 70% of operations now at Bronze level or better.

David Cote:
Annual Compensation:	2012		2011
Base Salary	$1,800,000		$1,800,000
Annual ICP Award	$4,800,000	(a)	$4,300,000

Total Annual Cash Compensation	$6,600,000		$6,100,000

Growth Plan (Target)(b)	$4,750,000		$4,750,000
Stock Options(c)	$9,289,000		$9,726,250

Target Total Annual LTI Compensation	$14,039,000		$14,476,250
Growth Plan (Earned Increment above Target)(d)	—		$4,750,000

Total Annual Direct Compensation	$20,639,000		$25,326,250

(a)	The Committee determined that only $4.3 million of Mr. Cote’s 2012 ICP award should be used for calculating the pension value under the terms of Mr. Cote’s pension formula.

(b)

Represents the annualized value of Growth Plan Units for meeting the target performance goals. 2011 reflects the actual amount earned for the 2010-2011 performance cycle. 2012 reflects the potential target award value for the 2012-2013 performance cycle which will be payable only if the Company meets plan performance goals based on financial results for 2012 and 2013.

(c)

2012—700,000 stock options with a grant date Black-Scholes value of $13.27 (vests over 4 years - exercise price of $59.87/ share). 2011—775,000 stock options with a grant date Black-Scholes value of $12.55 (vests over 4 years - exercise price of $57.05/ share).

(d)

Represents the annualized value of Growth Plan Units earned for exceeding target performance goals. 2011 reflects the actual amount earned for exceeding target for the 2010-2011 performance cycle. Any 2012 amount will only be earned if the Company exceeds the 2012-2013 performance cycle goals based on financial results for 2012 and 2013.

The Committee recognized the consistently strong performance of the Company over the course of Mr. Cote’s tenure with Honeywell (2002-2012), on both an absolute and relative basis. The following charts set forth a comparison of Honeywell’s Long Term Stock Price Performance and TSR over the past 10 years versus both the S&P 500 and our Compensation Peer Group, demonstrating strong performance in comparison to both groups.

Long-term (10-Year) Stock Performance

Indexed (January 1, 2003 to December 31, 2012); Comp Peers Reflects Compensation Peer
Group Median.

Percentages represent cumulative
growth over the period.

The Committee also recognized Mr. Cote’s ability to grow the revenue of the Company and deliver strong operational performance, while at the same time reducing the number of ICP-eligible employees and not materially increasing the aggregate level of annual ICP payments. Since Mr. Cote’s first full year with Honeywell (2003), proforma EPS has increased 197% and segment profit has increased 150%. This strong performance was achieved with only a 13% increase in the amount of ICP paid in 2012 versus 2003 and 6% fewer ICP-eligible executives in 2012 compared to 2003.

* Proforma EPS (excludes any pension mark-to-market adjustment).

The Company does not define specific pay equity ratios for its senior executives or Named Executive Officers. The compensation disparity between the CEO and the other Named Executive Officers is primarily due to the CEO having significantly greater responsibilities for management and oversight of a diversified, global enterprise.

David Anderson—Senior Vice President and Chief Financial Officer

2012 Performance Summary:

•

Drove working capital and cost reduction initiatives which contributed to the Company exceeding its plan and external guidance for segment margin, and meeting its commitment for EPS and FCF despite challenging global economic conditions.

•	Ensured balanced, disciplined deployment of capital which funded growth through strategic acquisitions, allowed reinvestment in the Company’s businesses, and returned value to shareowners.

•	Continued to drive disciplined acquisition valuation and integration processes, including maintaining a robust pipeline of new targets and conducting monthly assessments of actionable opportunities.

•

Enabled the Board to approve a return of value to shareowners by increasing the dividend 10% in the fourth quarter of 2012, consistent with the increase in 2011, and ahead of the traditional track record of increases in the first quarter.

•	Funded investment in technology centers and new manufacturing capacity.

•	Continued to drive sustainable productivity improvements through restructuring actions.

•	Funded approximately $120 million of gross restructuring projects through operations.

•	Maintained organizational focus on the significant pipeline of previously-funded restructuring projects.

•	Effectively led Honeywell’s OEF and FT initiatives to improve customer satisfaction while reducing the cost to serve.

•

Organizational Efficiency—productivity initiatives resulting in a reduction in employee costs of 80 basis points as a percentage of 2012 sales, while still growing sales and successfully retaining the workforce.

•	FT—activities resulted in a reduction in functional costs of 20 basis points to a low of 6.2% of sales.

David Anderson:
Annual Compensation:	2012	2011
Base Salary	$900,000	$900,000
Annual ICP Award	$1,225,000	$1,225,000

Total Annual Cash Compensation	$2,125,000	$2,125,000

Growth Plan (Target)(a)	$1,375,000	$1,375,000
Stock Options(b)	$2,654,000	$3,451,250

Target Total Annual LTI Compensation	$4,029,000	$4,826,250

Growth Plan (Earned Increment above Target)(c)	—	$1,375,000

Total Annual Direct Compensation	$6,154,000	$8,326,250

Non-Annual Retention Grant:

Performance Adjusted RSUs(d)	$2,789,160	—

(a)

Represents the annualized value of GPUs for meeting the target performance goals. 2011 reflects the actual amount earned for the 2010-2011 performance cycle. 2012 reflects the potential target award value for the 2012-2013 performance cycle which will be payable only if the Company meets plan performance goals based on financial results for 2012 and 2013.

(b)

2012—200,000 stock options with a grant date Black-Scholes value of $13.27 (vests over 4 years - exercise price of $59.87/ share).
2011—275,000 stock options with a grant date Black-Scholes value of $12.55 (vests over 4 years - exercise price of $57.05/ share).

(c)

Represents the annualized value of GPUs earned for exceeding target performance goals. 2011 reflects the actual amount earned for exceeding target for the 2010-2011 performance cycle. Any 2012 amount will only be earned if the Company exceeds the 2012-2013 performance cycle goals based on financial results for 2012 and 2013.

(d)	2012—Grant date fair value of 44,000 performance-adjusted RSUs at a grant date value of $63.39 issued for retention and succession planning purposes; vests over 3 years.

Roger Fradin—President and Chief Executive Officer—Automation and Control Solutions (ACS)

2012 Performance Summary:

•	Grew ACS sales 2% (3% organic) in a tough environment, outperforming its key end-markets and building on its leading positions.

•

Converted incremental sales at 43% bringing segment profit to $2.2 billion. Expanded ACS segment margin 70 basis points by driving price and productivity, net of inflation while continuing to invest for future growth.

•	Continued ACS global organic sales expansion in emerging markets, with the Middle East up 9%, India up 5%, and China up 1%.

•	Improved WCTs by 0.3 turns to 7.3 and delivered 103% FCF conversion.

•

Launched over 540 new products across the ACS portfolio, aligned to the mega-trends of energy efficiency, safety and security, and globalization. These new product launches are expected to drive $700 million to $800 million of future sales. Removed more than $80 million in cost from existing product designs.

•

Successfully completed key strategic acquisitions (Inncom and Saia-Burgess Controls) that expand ACS’ position and capabilities in intelligent building controls, building automation and energy management systems.

•

Significant wins in wireless mobile devices with new mobile computing solutions for Deutsche Post smart grid technologies and demand response deployments with the China State Grid and Hawaiian Electric; over 100 new Attune Software as a Service (SaaS) energy management advisory contracts; and entered into nearly $500 million of new energy savings performance contracts including the largest domestic energy retrofit project for the U.S. Air Force at Tinker Air Force Base.

Roger Fradin:
Annual Compensation:	2012	2011
Base Salary	$1,050,000	$1,050,000
Annual ICP Award	$1,200,000	$1,300,000

Total Annual Cash Compensation	$2,250,000	$2,350,000

Growth Plan (Target)(a)	$1,375,000	$1,375,000
Stock Options(b)	$2,654,000	$3,451,250

Target Total Annual LTI Compensation	$4,029,000	$4,826,250

Growth Plan (Earned Increment above Target)(c)	—	$1,361,250

Total Annual Direct Compensation	$6,279,000	$8,537,500

Non-Annual Retention Grant:

Performance Adjusted RSUs(d)	$3,359,670	—

(a)

Represents the annualized value of GPUs for meeting the target performance goals. 2011 reflects the actual amount earned for the 2010-2011 performance cycle. 2012 reflects the potential target award value for the 2012-2013 performance cycle which will be payable only if the Company meets plan performance goals based on financial results for 2012 and 2013.

(b)	2012—200,000 stock options with a grant date Black-Scholes value of $13.27 (vests over 4 years - exercise price of $59.87/ share).

2011—275,000 stock options with a grant date Black-Scholes value of $12.55 (vests over 4 years - exercise price of $57.05/ share).

(c)

Represents the annualized value of GPUs earned for exceeding target performance goals. 2011 reflects the actual amount earned for exceeding target for the 2010-2011 performance cycle. Any 2012 amount will only be earned if the Company exceeds the 2012-2013 performance cycle goals based on financial results for 2012 and 2013.

(d)	2012—Grant date fair value of 53,000 performance-adjusted RSUs at a grant date value of $63.39 issued for retention purposes; vests over 6 years.

Timothy Mahoney—President and Chief Executive Officer—Aerospace

2012 Performance Summary:

•	Grew Aerospace sales by 5%, driven by strong growth in both commercial original equipment and commercial aftermarket sales.

•	Increased year-over-year Aerospace segment profit by 13% to $2.3 billion, with segment margin expanding 130 basis points to 18.9%.

•

Successfully integrated the Aerospace portion of the EMS Technologies Acquisition and, as a result of the acquisition, captured a sole source position as the equipment manufacturer for the Ka satellite constellation with a total estimated value of $2.8 billion.

•	Secured wins with a total estimated value of approximately $3 billion in the Aerospace Components business.

•	Made significant progress in improving our delivery performance to our Customers.

•	Secured over $3.5 billion in new contract wins in Defense and Space (“D&S”) with approximately 25% secured outside the U.S. as a result of the D&S globalization efforts.

•	Entered into new or renewal contracts with Boeing worth approximately $7.6 billion for the Air Transport & Regional Aviation (“ATR”) business.

•	Won contracts with Embraer worth over $2.8 billion across the Business & General Aviation and ATR businesses.

Timothy Mahoney:
Annual Compensation:	2012	2011
Base Salary	$818,750	$763,385
Annual ICP Award	$900,000	$800,000

Total Annual Cash Compensation	$1,718,750	$1,563,385

Growth Plan (Target)(a)	$1,050,000	$1,050,000
Stock Options(b)	$1,990,500	$2,635,500

Target Total Annual LTI Compensation	$3,040,500	$3,685,500

Growth Plan (Earned Increment above Target)(c)	—	$546,000

Total Annual Direct Compensation	$4,759,250	$5,794,885

Non-Annual Retention Grant:

Performance Adjusted RSUs(d)	$2,852,550	—

(a)

Represents the annualized value of GPUs for meeting the target performance goals. 2011 reflects the actual amount earned for the 2010-2011 performance cycle. 2012 reflects the potential target award value for the 2012-2013 performance cycle which will be payable only if the Company meets plan performance goals based on financial results for 2012 and 2013.

(b)	2012—150,000 stock options with a grant date Black-Scholes value of $13.27 (vests over 4 years - exercise price of $59.87/ share).

2011—210,000 stock options with a grant date Black-Scholes value of $12.55 (vests over 4 years - exercise price of $57.05/ share).

(c)

Represents the annualized value of GPUs earned for exceeding target performance goals. 2011 reflects the actual amount earned for exceeding target for the 2010-2011 performance cycle. Any 2012 amount will only be earned if the Company exceeds the 2012-2013 performance cycle goals based on financial results for 2012 and 2013.

(d)	2012—Grant date fair value of 45,000 performance-adjusted RSUs at a grant date value of $63.39 issued for retention purposes; vests over 7 years.

Andreas Kramvis—President and Chief Executive Officer—Performance Materials and Technologies (PMT)

2012 Performance Summary:

•

Increased PMT sales by 9% (4% organic) to $6.2 billion through new product offerings and the effective globalization of PMT; sales outside the U.S. accounted for 55% of the total. Record backlog at PMT was led by UOP, (UOP backlog exceeded $2.8 billion) and continued wins in the new solstice low global warming product platform.

•

Against a generally weakening margin environment for chemical businesses, increased PMT segment profit $112 million to a record $1.2 billion; and expanded, segment margin by 30 basis points to a record 18.7%.

•

Formed a new gas division within UOP and acquired 70% (with definitive agreement to acquire the rest) of Thomas Russell Co., a leader in cryogenic separation of natural gas liquids thus establishing a strong globally competitive presence in a high growth market.

•

Continued rigorous focus on new product introductions, improving development capabilities and global commercial excellence—launched over 60 new products generating in excess of $300 million in 2012 sales. Enhanced technology growth platforms including gas to chemicals, low global warming refrigerants, blowing agents and solvents and oil and petrochemical catalysts.

•

Executed pricing, strategic sourcing, and supply chain management initiatives in a period of commodity volatility contributing to record profit and margin performance. Expanded sourcing capabilities in China, India, Brazil, and Malaysia to enhance productivity.

•

Invested to upgrade engineering capabilities and operating effectiveness of PMT manufacturing facilities as well as initiated a record number of multi-year capital projects to enhance asset reliability, expand capacity to meet market demand, and improve productivity. Nineteen production units performed at new record levels in 2012.

•	Delivered significant year-over-year improvement in WCTs to 10.6 turns (1.9 turns improvement, 1.1 organically).

Andreas Kramvis:
Annual Compensation:	2012	2011
Base Salary	$687,500	$623,846
Annual ICP Award	$950,000	$875,000

Total Annual Cash Compensation	$1,637,500	$1,498,846

Growth Plan (Target)(a)	$875,000	$875,000
Stock Options(b)	$1,658,750	$2,196,250

Target Total Annual LTI Compensation	$2,533,750	$3,071,250

Growth Plan (Earned Increment above Target)(c)	—	$875,000

Total Annual Direct Compensation	$4,171,250	$5,445,096

Non-Annual Retention Grant:

Performance Adjusted RSUs(d)	$2,535,600	—

(a)

Represents the annualized value of GPUs for meeting the target performance goals. 2011 reflects the actual amount earned for the 2010-2011 performance cycle. 2012 reflects the potential target award value for the 2012-2013 performance cycle which will be payable only if the Company meets plan performance goals based on financial results for 2012 and 2013.

(b)	2012—125,000 stock options with a grant date Black-Scholes value of $13.27 (vests over 4 years - exercise price of $59.87/ share).

2011—175,000 stock options with a grant date Black-Scholes value of $12.55 (vests over 4 years - exercise price of $57.05/ share).

(c)

Represents the annualized value of GPUs earned for exceeding target performance goals. 2011 reflects the actual amount earned for exceeding target for the 2010-2011 performance cycle. Any 2012 amount will only be earned if the Company exceeds the 2012-2013 performance cycle goals based on financial results for 2012 and 2013.

(d)	2012—Grant date fair value of 40,000 performance-adjusted RSUs at a grant date value of $63.39 issued for retention purposes; vests over five years.

OTHER COMPENSATION PRACTICES AND POLICIES

Best Practices

The Committee regularly reviews best practices in governance and executive compensation and has revised Honeywell’s policies and practices over time to:

•	Upon a change in control, pay ICP awards at the time they would typically be paid (no acceleration) and based on business performance rather than target;

•	Guard the Company against competitive harm by obtaining enhanced restrictive covenants in connection with annual equity grants and certain succession planning actions;

•

Require executive officers to maintain specific stock ownership levels, holding Common Stock equal in value to at least four times their base salary (six times for the CEO). In 2012, eliminated the previous provision that suspended officer ownership requirements upon age 60 with 10 years of service (guidelines now apply to all officers at all times);

•	Require officers to hold the net shares from RSU vesting and the net gain shares from option exercises for at least one year (see “Stock Ownership Guidelines” below);

•	Add a relative TSR performance-based adjustment mechanism to discretionary RSU grants to officers and make a larger portion of the award performance-based (design improvement in 2012);

•	Require automatic reinvestment of dividend equivalents on RSUs into additional RSUs, which vest according to the same schedule as the underlying RSUs to which they relate;

•	Permit the recapture of incentive compensation from senior executives in the event of a significant financial restatement;

•	Permit the cancellation and recovery of gains attributable to equity awards from employees who leave the Company to join a competitor;

•

Eliminate tax reimbursement payments (known as “tax gross-ups”) on both perquisites received by officers and excise taxes that may become due upon a change in control for new participants in the Company’s severance plan (in each case, effective January 1, 2010);

•	Prohibit the Committee’s independent compensation consultant from performing any services for the Company;

•	Eliminate the annual cash flexible perquisite allowance for executive officers;

•	Reduce the interest rate on deferred compensation by tying it to the Company’s cost of capital;

•	Prohibit the granting of stock options with an exercise price less than the fair market value of the Company’s Common Stock on the date of grant; and

•	Prohibit the repricing (reduction in exercise price) or reloading of stock options.

Risk Considerations

The Committee believes that the balanced utilization of the various elements of the Company’s executive compensation program:

•	Supports the achievement of competitive revenue, earnings and cash performance in variable economic and industry conditions without undue risk; and

•

Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and destroy shareowner value.

The following risk oversight and compensation design features guard against excessive risk-taking:

•

Processes for developing strategic and annual operating plans, approval of capital investments, internal control over financial reporting and other financial, operational and compliance policies and practices (see page 13 of this proxy statement for a full discussion of the role of the Board of Directors in the risk oversight process);

•	Diversified nature of the Company’s overall portfolio of businesses with respect to industries and markets served (types, long cycle/short cycle), products and services sold, and geographic footprint;

•

Review and approval of corporate, SBG and individual executive officer objectives by the Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk-taking;

•	Positioning of base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	Determination of incentive awards based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	Design of long-term compensation to reward executives for driving sustainable, profitable, growth for shareowners;

•	Vesting periods for equity compensation awards that encourage executives to focus on sustained stock price appreciation;

•	The mix between fixed and variable, annual and long-term, and cash and equity compensation are designed to encourage strategies and actions that are in the Company’s long-term best interests;

•

Incentive plans are not overly leveraged and cap the maximum payment; design features are intended to balance pay for performance with an appropriate level of risk taking. The Committee has discretionary authority to adjust annual ICP payments, which further reduces any business risk associated with such plan;

•	Adoption of “clawback” policies, which provide for the recoupment of incentive compensation paid to senior executives in event of a significant restatement of Company financial results;

•	“Clawback” provisions in the Company’s current stock plan that allow the Company to cancel shares or recover gains realized by an executive if non-competition provisions are violated;

•	Prohibition on hedging and pledging of shares by our executive officers and directors; and

•

Ownership thresholds in the Company’s stock ownership guidelines that require Named Executive Officers to hold shares of Common Stock equal to four times their current annual base salary (six times for the CEO), as detailed below.

Accordingly, based upon the foregoing, the Company believes that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

The Committee believes that executives will more effectively pursue the long-term interests of the Company’s shareowners if these executives hold substantial amounts of stock. Accordingly, the Committee adopted minimum stock ownership guidelines in May 2003 for all executive officers.

Under these guidelines, the CEO must hold shares of Common Stock equal in value to six times his current annual base salary. Other executive officers are required to own shares equal in value to four times their current base salary. Shares used in determining whether these guidelines are met include shares held personally, share equivalents held in qualified and nonqualified retirement accounts, and RSUs. Executive officers have five years to meet these guidelines. Each of the Named Executive Officers has attained the prescribed ownership threshold.

In addition, the stock ownership guidelines require officers to hold for at least one year the “net shares” from an RSU vesting or the “net gain shares” of Common Stock that they receive by exercising stock options. “Net shares” means the number of shares obtained from an RSU vesting, less the number of shares withheld or sold to pay applicable taxes. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the officer sells to cover the exercise price of the options and pay applicable taxes.

After the one-year holding period, officers may sell net shares or net gain shares, provided that, following any sale, they continue to hold shares of Common Stock in excess of the prescribed minimum stock ownership level.

Previously, the stock ownership guidelines were suspended for officers at or over age 60 who have at least ten years of service. In 2012, the ownership guidelines were amended to eliminate this provision. All officers of Honeywell remain subject to the stock ownership guidelines until such time as they are no longer an officer.

Recoupment

The Company’s Corporate Governance Guidelines provide for the recoupment (or “clawback”) of incentive compensation paid to senior executives in the event of a significant restatement of financial results (a “Restatement”). Under the guidelines, the Board can seek recoupment if and to the extent that (i) the amount of incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a Restatement, (ii) the senior executive engaged in misconduct, and (iii) the amount of incentive compensation that would have been awarded to the senior executive had the financial results been properly reported would have been lower than the amount actually awarded. The complete text of the Corporate Governance Guidelines is posted on our website at www.honeywell.com (see “Investor Relations”—”Corporate Governance”).

In the event that during the two-year period following an executive officer’s termination of employment with Honeywell, he or she commences employment with or otherwise provides services to a Honeywell competitor without the Committee’s prior approval, the Company reserves the right, for awards issued under the 2003, 2006 and 2011 Stock Incentive Plans, to (i) cancel all unexercised options and (ii) recover any gains attributable to options that were exercised, and any value attributable to GPUs and RSUs that were paid, during the period beginning six months before and ending two years after the executive officer’s termination of employment.

In addition, the Company has entered into non-competition agreements with its executive officers that preclude them from going to work for a competitor for up to two years after termination of employment with Honeywell for any reason. The list of competitors and the duration of the non-competition covenant has been tailored, in each case, to the executive officer’s position and the competitive threat presented thereby. Because money damages cannot adequately compensate Honeywell for violations of these non-competition covenants, the Company has a full range of equitable remedies at its disposal to enforce these agreements, including the application of injunctive relief.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to the Named Executive Officers (excluding the Chief Financial Officer) if certain conditions are not satisfied. Honeywell intends, to the extent practicable, to preserve deductibility of compensation paid to its Named Executive Officers while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment.

The Company believes that its annual and long-term cash incentive and stock option awards qualify for full deductibility. The plans under which these awards are made have been approved by the shareowners and provide for awards that are eligible for deductibility as performance-based compensation. The Committee may use its discretion to set actual compensation below the maximum amount calculated by application of the relevant performance criteria. The Committee intended that all annual ICP payments earned by the Named Executive Officers for 2012 and all Growth Plan payments earned by the Named Executive Officers for 2012-2013 would be deductible for federal income tax purposes.

The Committee does not believe, however, that it would be in the best interests of the Company or its shareowners to restrict the Committee’s discretion and flexibility (an integral part of our compensation philosophy) to design compensation plans and arrangements that may result in non-deductible compensation expenses. Accordingly, the Committee from time to time has approved elements of compensation for certain Named Executive Officers that were consistent with the objectives of the Company’s executive compensation program, but that were not fully deductible (which includes, among other things, the time-vested portion of RSU awards and a portion of the CEO’s base salary, both of which occurred in 2012).

Pledging and Hedging Transactions in Company Securities

It is the Company’s policy that pledging Honeywell’s securities or using Honeywell’s securities to support margin debt by executive officers and directors is prohibited. All other employees must exercise extreme caution in pledging Honeywell’s securities or using Honeywell’s securities to support margin debt.

It is the Company’s policy that hedging by directors, executive officers and employees on the Company’s restricted trading list is prohibited and is strongly discouraged for all other employees. For this purpose, hedging means purchasing financial instruments (including forward sale contracts, swaps, collars and interests in exchange funds) that are designed to offset any decrease in the market value of Company stock held, directly or indirectly by them, whether the stock was acquired pursuant to a compensation arrangement or otherwise.

In addition, no employee or director may engage in short sales of Honeywell securities. Also, selling or purchasing puts or calls or otherwise trading in or writing options on Honeywell’s securities by employees, officers and directors is prohibited.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee reviewed and discussed Honeywell’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Form 10-K for the year ended December 31, 2012.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

D. Scott Davis, Chair
Gordon M. Bethune
Clive Hollick
Grace D. Lieblein
Bradley T. Sheares

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2012, all of the members of the Management Development and Compensation Committee were independent directors, and no member was an employee or former employee of Honeywell. No Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on page 20 of this proxy statement. During fiscal year 2012, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Management Development and Compensation Committee.

SUMMARY COMPENSATION TABLE

Named Executive Officer and Principal Position	Year	Salary($)	Bonus($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Non-Equity Incentive Plan Compensation($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)		All Other Compensation($)(6)	Total
David M. Cote
Chairman of the	2012	$1,800,000	$4,800,000	$0	$9,289,000	$0	$16,968,206	(5a)	$389,972	$33,247,178
Board and Chief	2011	$1,800,000	$4,300,000	$0	$9,849,750	$19,000,000	$2,464,474		$428,499	$37,842,723
Executive Officer	2010	$1,800,000	$4,300,000	$0	$8,483,500	$0	$5,341,583		$228,929	$20,154,012
David J. Anderson
Senior Vice	2012	$900,000	$1,225,000	$2,789,160	$2,654,000	$0	$1,299,579		$50,500	$8,918,239
President, Chief	2011	$900,000	$1,225,000	$0	$3,451,250	$5,500,000	$1,907,615		$96,360	$13,080,225
Financial Officer	2010	$900,000	$1,150,000	$3,090,750	$2,455,750	$0	$1,526,121		$37,000	$9,159,621
Roger Fradin
President & Chief	2012	$1,050,000	$1,200,000	$3,359,670	$2,654,000	$0	$659,129		$153,339	$9,076,138
Executive Officer	2011	$1,050,000	$1,300,000	$0	$3,451,250	$5,472,500	$484,143		$66,200	$11,824,093
Automation and	2010	$1,050,000	$1,300,000	$3,068,000	$2,455,750	$0	$525,344		$66,290	$8,465,384
Control Solutions
Timothy O. Mahoney
President & Chief	2012	$818,750	$900,000	$2,852,550	$1,990,500	$0	$1,508,898		$46,039	$8,116,737
Executive Officer,	2011	$763,385	$800,000	$0	$2,635,500	$3,192,000	$955,005		$35,153	$8,381,043
Aerospace	2010	$660,000	$700,000	$2,377,500	$1,875,300	$0	$749,734		$45,829	$6,408,363
Andreas C. Kramvis
President & Chief	2012	$687,500	$950,000	$2,535,600	$1,658,750	$0	$270,862		$58,882	$6,161,594
Executive Officer,	2011	$623,846	$875,000	$0	$2,196,250	$3,500,000	$205,825		$58,540	$7,459,461
Performance Materials and Technologies	2010	$550,000	$750,000	$6,996,000	$1,562,750	$0	$197,831		$35,605	$10,092,186

(1)

Amounts reflect annual ICP awards. The Committee determined that only $4.3 million of Mr. Cote’s 2012 ICP award should be used for calculating the pension value under the terms of Mr. Cote’s pension formula. Mr. Cote’s pension arrangement was established in 2002 when Mr. Cote was recruited to join Honeywell.

(2)

Mr. Cote did not receive a stock award in 2012, 2011 or 2010. For the other Named Executive Officers, the 2012 amounts reflect the aggregate grant date fair value of performance-adjusted RSU awards, computed in accordance with FASB ASC Topic 718. For RSU awards made in 2012, the grant date fair value per share includes an assumption with respect to the achievement of the performance adjustment attached to the award (refer to footnotes to the Outstanding Equity Awards table for a description of the performance adjustment). Specifically, the grant date fair value of the performance-adjusted RSUs granted in July 2012 was $63.39 per share, calculated in accordance with FASB ASC Topic 718 based on a multifactor Monte Carlo model which simulates Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group.

(3)

Amounts reflect the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model at the time of grant, with the expected-term input derived from a risk-adjusted Monte Carlo simulation model that considers historical exercise behavior and probability-weighted movements in Honeywell’s stock price over time. 2012 option awards were made on February 29, 2012 with a Black-Scholes value of $13.27 per share. A discussion of the assumptions used in the valuation of option awards made in fiscal year 2012 may be found in Note 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2012.

(4)

2011 values reflect the full earned amount under the Growth Plan with respect to the 2010-2011 performance cycle, reported in a single year as required by applicable SEC rules. Actual payment of earned Growth Plan awards are made in two equal installments following the performance period and contingent on continued active employment on each applicable payment date. The first payment for the 2010-2011 Growth Plan performance cycle award was made in March 2012 and the second will be made in March 2013.

(5)

2012 values represent (a) the aggregate change in the present value of each Named Executive Officer’s accumulated benefit under the Company’s pension plans from December 31, 2011 to December 31, 2012 (as disclosed in the Pension Benefits table on page 63 of this proxy statement) and (b) interest earned in 2012 on deferred compensation that is considered “above-market interest” under SEC rules (as discussed beginning on page 69 of this proxy statement). Each of these components is shown in the following table:

Named Executive Officer	Change in Aggregate Pension Value		Above Market Interest
David M. Cote	$16,481,850	(a)	$486,356
David J. Anderson	$1,112,435		$187,144
Roger Fradin	$511,539		$147,590
Timothy O. Mahoney	$1,440,708		$68,190
Andreas Kramvis	$191,508		$79,354

(a)

No part of the 2012 change in aggregate pension value for Mr. Cote is the result of a pension enhancement action taken by the Committee in or for 2012. The change is primarily due to two factors: (1) the impact of replacing the zero bonus for 2009 (Mr. Cote agreed to forego a bonus in 2009 during the economic downturn) with his 2012 Pensionable Bonus ($4.3 million) in the determination of his final 3-year average pensionable earnings as required by the pension formula as of December 31, 2012, and (2) a decline in the discount rate required to be used to determine his reportable pension value as of December 31, 2012 (from 4.89% at December 31, 2011 to 4.06% at December 31, 2012). Over 70% of the 2012 change in Mr. Cote’s aggregate pension value is attributable to the change in final average earnings (i.e., from the zero bonus year falling off) and 25% of the change is due to the decline in the discount rate.

As Mr. Cote’s pension benefit does not improve with additional years of service and he has now reached full retirement age under his pension arrangement, assuming no further declines in the assumed discount rate and consistent levels of pensionable compensation, Mr. Cote’s pension value is expected to decline in future periods.

(6)	For 2012, all other compensation consists of the following:

Item	Mr. Cote	Mr. Anderson	Mr. Fradin	Mr. Mahoney	Mr. Kramvis
Excess liability insurance(A)	$1,000	$1,000	$1,000	$1,000	$1,000
Executive life insurance(B)	$62,000	—	—	—	—
Matching Contributions(C)	$99,000	$49,500	$57,750	$45,039	$37,827
Personal use of Company aircraft(D)	$162,337	$—	$94,589	—	$20,055
Security Systems(E)	$65,635	—	—	—	—

Totals	$389,972	$50,500	$153,339	$46,039	$58,882

(A)	Represents the annual premiums paid by the Company to purchase excess liability insurance coverage for each Named Executive Officer.

(B)

Under the terms of Mr. Cote’s 2002 employment agreement, which was entered into upon his joining the Company, the Company is obligated to provide Mr. Cote with $10 million in life insurance coverage at the Company’s cost. The Company reimbursed Mr. Cote a total of $62,000 for life insurance premiums paid by him in 2012.

(C)	Represents total Company contributions to each Named Executive Officer’s accounts in the tax-qualified Honeywell Savings and Ownership Plan and the non-tax-qualified Supplemental Savings Plan.

(D)

For security reasons, Mr. Cote is required by Company policy to use Company aircraft for all business and personal travel. The amount shown for each Named Executive Officer represents the aggregate incremental cost of personal travel by the Named Executive Officer. This amount is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (expenses for aviation employees, business meals, aircraft maintenance, telecommunications, transportation charges, including but not limited to hangar and landing fees, aviation fuel, and commissaries) per flight hour for Company aircraft. The incremental cost of locating aircraft to the origin of a personal trip or returning aircraft from the completion of a personal trip is also included in this calculation. Use of Company aircraft saves substantial time and allows the CEO better access to employees and customers around the world. Over 98% of the use of Company aircraft is for business purposes.

(E)	In accordance with the Company’s CEO security plan, represents the total cost paid by the Company in 2012 for equipment and expenses relating to personal home security systems provided to Mr. Cote.

GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2012

Named Executive Officer	Award Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options(#)(4)	Exercise or Base Price of Option Awards($/Sh)	Closing Price on Date of Grant of Option Awards($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
			Units	Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)
David M. Cote	NQSO	2/29/12	—	—	—	—	—	—	—	700,000	$59.87	$59.57	$9,289,000
	GPU	2/29/12	95,000	$4,750,000	$9,500,000	$19,000,000	—	—	—	—	—	—	—
David J. Anderson	NQSO	2/29/12	—	—	—	—	—	—	—	200,000	$59.87	$59.57	$2,654,000
	GPU	2/29/12	27,500	$1,375,000	$2,750,000	$5,500,000	—	—	—	—	—	—	—
	RSU	7/25/12	—	—	—	—	30,800	44,000	57,200	—	—	—	$2,789,160
Roger Fradin	NQSO	2/29/12	—	—	—	—	—	—	—	200,000	$59.87	$59.57	$2,654,000
	GPU	2/29/12	27,500	$1,375,000	$2,750,000	$5,500,000	—	—	—	—	—	—	—
	RSU	7/25/12	—	—	—	—	24,500	35,000	45,500	—	—	—	$2,218,650
	RSU	7/26/12	—	—	—	—	12,600	18,000	23,400	—	—	—	$1,141,020
Timothy O. Mahoney	NQSO	2/29/12	—	—	—	—	—	—	—	150,000	$59.87	$59.57	$1,990,500
	GPU	2/29/12	21,000	$1,050,000	$2,100,000	$4,200,000	—	—	—	—	—	—	—
	RSU	7/25/12	—	—	—	—	31,500	45,000	58,500	—	—	—	$2,852,550
Andreas C. Kramvis	NQSO	2/29/12	—	—	—	—	—	—	—	125,000	$59.87	$59.57	$1,658,750
	GPU	2/29/12	17,500	$875,000	$1,750,000	$3,500,000	—	—	—	—	—	—	—
	RSU	7/25/12	—	—	—	—	28,000	40,000	52,000	—	—	—	$2,535,600

(1)	Award Type:

NQSO = Nonqualified Stock Option

GPU = Growth Plan Unit

RSU = Performance-Adjusted Restricted Stock Unit

(2)

Represents GPUs awarded for the performance period of January 1, 2012 through December 31, 2013. Any earned award is paid out in equal installments as follows: 50% in March 2014, and 50% in March 2015 subject to the Named Executive Officer’s continued active employment on the applicable payment dates. Additional details can be found beginning on page 42 of this proxy statement.

(3)

The amounts in the Target column represent the number of RSUs granted to the Named Executive Officers in July 2012. These RSUs are subject to a 30% performance adjustment (increase or decrease) based on Honeywell’s relative TSR ranking against the Compensation Peer Group over both a one-year period (ending July 31, 2013) and 30-month period (ending December 31, 2014). All grants are eligible to receive dividend equivalents in the form of additional shares which vest in accordance with the vesting schedules of the underlying performance-adjusted RSUs so that dividend equivalents are only paid when and to the extent that the performance-adjusted RSUs vest.

Vesting of the RSU awards is as follows, subject to continued active employment on the applicable vesting dates:

•	Mr. Anderson: 100% on July 25, 2015

•	Mr. Fradin: 100% of 35,000 RSUs on July 25, 2015 and 100% of 18,000 RSUs on July 26, 2018

•	Mr. Mahoney: 33% on July 25, 2015, 33% on July 25, 2017, and 34% on July 25, 2019

•	Mr. Kramvis: 50% on July 25, 2016 and 50% on July 25, 2017

(4)	Represents annual stock options granted to the Named Executive Officers on the grant date. The stock options vest in equal annual installments over a period of four years.

(5)

The grant date fair value of each stock option was $13.27 calculated in accordance with FASB ASC Topic 718, using the Black-Scholes option valuation model at the time of grant, with the expected-term input derived from a risk-adjusted Monte Carlo simulation model that considers historical exercise behavior and probability-weighted movements in Honeywell’s stock price over time. The grant date fair value of the performance-adjusted RSU awards was $63.39 per share, calculated in accordance with FASB ASC Topic 718 based on a multifactor Monte Carlo model which simulates Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group.

DESCRIPTION OF PLAN BASED AWARDS

All NQSO, GPU and RSU awards granted to the Named Executive Officers in fiscal year 2012 were granted under the Company’s 2011 Stock Incentive Plan and are governed by and subject to the terms and conditions of the 2011 Stock Incentive Plan and the relevant award agreements. A detailed discussion of stock options, GPUs and RSUs can be found beginning on page 41 of this proxy statement.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

Named Executive Officer	Grant Year	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
David M. Cote	2012	—	700,000	(2)	$59.87	2/28/22	—		—
	2011	193,750	581,250	(3)	$57.05	2/24/21	—		—
	2010	475,000	475,000	(4)	$40.17	2/25/20	—		—
	2009	712,500	237,500	(5)	$28.35	2/23/19	—		—
	2008	650,000	—		$58.48	2/25/18	—		—
	2007	700,000	—		$47.38	2/25/17	—		—
	2006	700,000	—		$42.32	2/16/16	—		—
	2005	600,000	—		$36.51	2/1/15	—		—
	2004	600,000	—		$35.65	2/5/14	—		—

	Total	4,631,250	1,993,750				0		$0

David J. Anderson	2012	—	200,000	(2)	$59.87	2/28/22	44,568	(6)	$2,828,731
	2011	68,750	206,250	(3)	$57.05	2/24/21	—		—
	2010	137,500	137,500	(4)	$40.17	2/25/20	82,625	(7)	$5,244,209
	2009	206,250	68,750	(5)	$28.35	2/23/19	—		—
	2008	160,000	—		$58.48	2/25/18	—		—
	2007	175,000	—		$47.38	2/25/17	—		—
	2006	175,000	—		$42.32	2/16/16	—		—
	2005	150,000	—		$36.51	2/1/15	—		—

	Total	1,072,500	612,500				127,193		$8,072,940

Roger Fradin	2012	—	—				18,232	(8)	$1,157,185
	2012	—	200,000	(2)	$59.87	2/28/22	35,452	(6)	$2,250,138
	2011	68,750	206,250	(3)	$57.05	2/24/21	—		—
	2010	137,500	137,500	(4)	$40.17	2/25/20	82,625	(9)	$5,244,209
	2009	206,250	68,750	(5)	$28.35	2/23/19	—		—
	2008	160,000	—		$58.48	2/25/18	—		—
	2007	175,000	—		$47.38	2/25/17	—		—
	2006	175,000	—		$42.32	2/16/16	—		—
	2005	150,000	—		$36.51	2/1/15	—		—

	Total	1,072,500	612,500				136,309		$8,651,532

Timothy O. Mahoney	2012	—	150,000	(2)	$59.87	2/28/22	45,581	(10)	$2,893,026
	2011	52,500	157,500	(3)	$57.05	2/24/21	—		—
	2010	105,000	105,000	(4)	$40.17	2/25/20	63,558	(11)	$4,034,026
	2009	—	—				8,099	(12)	$514,044
	2009	30,000	10,000	(5)	$28.35	2/23/19	—		—
	2008	—	—				15,421	(13)	$978,771
	2008	20,000	—		$58.48	2/25/18	—		—
	2007	20,000	—		$47.38	2/25/17	—		—
	2006	30,000	—		$42.32	2/16/16	5,780	(14)	$366,857
	2005	13,500	—		$36.51	2/1/15	—		—

	Total	271,000	422,500				138,439		$8,786,724

Andreas C. Kramvis	2012	—	125,000	(2)	$59.87	2/28/22	40,516	(15)	$2,571,551
	2011	43,750	131,250	(3)	$57.05	2/24/21	—		—
	2010	87,500	87,500	(4)	$40.17	2/25/20	105,929	(16)	$6,723,314
	2010	—	—				50,846	(17)	$3,227,196
	2009	131,250	43,750	(5)	$28.35	2/23/19	—		—
	2008	66,000	—		$56.35	3/31/18	38,166	(18)	$2,422,396
	2008	14,000	—		$58.48	2/25/18	—		—
	2007	16,000	—		$47.38	2/25/17	—		—
	2006	30,000	—		$42.32	2/16/16	—		—

	Total	388,500	387,500				235,457		$14,944,457

(1)	Market value determined using the closing market price of $63.47 per share of Common Stock on December 31, 2012.

(2)	2012 option grants vest in four annual installments at the rate of 25% per year. Installments vest on March 1, 2013, March 1, 2014, March 1, 2015, and March 1, 2016.

(3)

2011 option grant vests in four annual installments at the rate of 25% per year. The first installment vested on February 25, 2012. The remaining installments will vest on February 25, 2013, February 25, 2014 and February 25, 2015.

(4)

2010 option grant vests in four annual installments at the rate of 25% per year. The first two installments vested on February 26, 2011 and February 26, 2012. The remaining installments will vest on February 26, 2013 and February 26, 2014.

(5)

2009 option grant vests in four annual installments at the rate of 25% per year. The first three installments vested on February 24, 2010, February 24, 2011 and February 24, 2012. The remaining installment will vest on February 24, 2013.

(6)

These RSUs will vest 100% on July 25, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2012 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 30% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a one-year period (ending July 31, 2013) and 30-month period (ending December 31, 2014).

(7)

These RSUs will vest 50% on October 6, 2013, and 50% on October 6, 2014. RSUs reflected here include dividend equivalents granted through December 31, 2012 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These outstanding RSUs reflect the impact of a positive 20% performance adjustment as a result of Honeywell’s relative TSR performance ranking against its Compensation Peer Group being in the top third over both the one-year period ended June 30, 2011 (Honeywell ranked #3 of 15) and 30-month period ending December 31, 2012 (Honeywell ranked #1 of 15).

(8)

These RSUs will vest 100% on July 26, 2018. RSUs reflected here include dividend equivalents granted through December 31, 2012 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 30% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a one-year period (ending July 31, 2013) and 30-month period (ending December 31, 2014).

(9)

These RSUs will vest 100% on October 7, 2014. RSUs reflected here include dividend equivalents granted through December 31, 2012 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These outstanding RSUs reflect the impact of a positive 20% performance adjustment as a result of Honeywell’s relative TSR performance ranking against its Compensation Peer Group being in the top third over both the one-year period ended June 30, 2011 (Honeywell ranked #3 of 15) and 30-month period ending December 31, 2012 (Honeywell ranked #1 of 15).

(10)

These RSUs will vest 33% on each of July 25, 2015 and July 25, 2017, with the remaining RSUs vesting on July 25, 2019. RSUs reflected here include dividend equivalents granted through December 31, 2012 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 30% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a one-year period (ending July 31, 2013) and 30-month period (ending December 31, 2014).

(11)	These RSUs will vest 33% on each of October 6, 2013 and October 6, 2015, with the remaining RSUs vesting on October 6, 2017. RSUs reflected here include dividend equivalents granted through December

31, 2012 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These outstanding RSUs reflect the impact of a positive 20% performance adjustment as a result of Honeywell’s relative TSR performance ranking against its Compensation Peer Group being in the top third over both the one-year period ended June 30, 2011 (Honeywell ranked #3 of 15) and 30-month period ending December 31, 2012 (Honeywell ranked #1 of 15).

(12)

49% of these RSUs will vest on July 31, 2014, with the remaining RSUs vesting on July 31, 2016. RSUs reflected here include dividend equivalents granted through December 31, 2012 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(13)

49% of these RSUs will vest on February 26, 2013, with the remaining RSUs vesting on February 26, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2012 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(14)	These RSUs will vest on June 28, 2013.

(15)

These RSUs will vest 50% on each of July 25, 2015 and July 25, 2017. RSUs reflected here include dividend equivalents granted through December 31, 2012 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 30% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a one-year period (ending July 31, 2013) and 30-month period (ending December 31, 2014).

(16)

These RSUs will vest 100% on October 26, 2014. RSUs reflected here include dividend equivalents granted through December 31, 2012 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 25% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over a four-year period ending September 30, 2014.

(17)

These RSUs will vest 50% on October 7, 2013, and 50% on October 7, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2012 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These outstanding RSUs reflect the impact of a positive 20% performance adjustment as a result of Honeywell’s relative TSR performance ranking against its Compensation Peer Group being in the top third over both the one-year period ended June 30, 2011 (Honeywell ranked #3 of 15) and 30-month period ending December 31, 2012 (Honeywell ranked #1 of 15).

(18)

49% of these RSUs will vest on July 25, 2013, with the remaining RSUs vesting on July 25, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2012 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2012

Named Executive Officer	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)(1)		Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)		Value Realized on Vesting ($)(4)
David M. Cote	600,000	(5)	$22,596,060	671,113	(6)	$38,279,770
David J. Anderson	412,000	(7)	$12,649,654	43,206	(8)	$2,560,812
Roger Fradin	225,000	(9)	$6,704,775	60,206	(10)	$3,558,882
Timothy O. Mahoney	6,000	(11)	$165,485	20,118	(12)	$1,188,637
Andreas Kramvis	55,000	(13)	$1,401,500	27,004	(14)	$1,600,508

(1)	Represents the total number of stock options exercised during 2012 before the sale of option shares to cover the option exercise price, transaction costs and applicable taxes.

(2)

Represents “in the money” value of stock options at exercise calculated as (a) times (b) where (a) equals the difference between the market price at exercise and the exercise price, and (b) equals the total number of options exercised. The individual totals may include multiple exercise transactions during the year. Pursuant to Honeywell’s Stock Ownership Guidelines, an officer must hold after-tax net gain shares from an options exercise for at least one year before they can be sold.

(3)	Represents the total number of RSUs that vested during 2012 before share withholding for taxes and transaction costs, and without considering prior deferral elections.

(4)

Represents the total value of RSUs at the vesting date calculated as (a) times (b), where (a) equals the average of the high and low share price of one share of Common Stock on the day of vesting, and (b) equals the total number of RSUs that vested. The individual totals may include multiple vesting transactions during the year. Pursuant to Honeywell’s Stock Ownership Guidelines, an officer must hold after-tax net shares from an RSU vesting for at least one year before they can be sold.

(5)

Relates to options originally granted in February 2003 with a 10-year term. In connection with the stock option exercise, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Mr. Cote retaining a total of 209,489 net gain shares. Net gain shares must be held at least one year before they can be sold.

(6)

Represents multiple RSU vesting transactions, including 378,200 RSUs granted to Mr. Cote in February 2002 at the time of his recruitment to Honeywell with a 10-year vesting schedule. Of the total number of RSUs vesting in 2012, Mr. Cote deferred receipt of 507,818 shares until the year following his separation of service from Honeywell. Of the remaining 163,295 RSUs not subject to prior deferral elections, after withholding shares sufficient to cover applicable taxes and fees due upon vesting, Mr. Cote retained a total of 93,371 net shares. Net shares must be held at least one year before they can be sold.

(7)

Relates to options originally granted in July 2003 and February 2004, each with a 10-year term. In connection with these stock option exercises, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Mr. Anderson retaining a total of 117,290 net gain shares. Net gain shares must be held at least one year before they can be sold.

(8)

The payout of the 43,206 shares acquired upon the vesting of these RSUs has been deferred and will be paid to Mr. Anderson in ten equal annual installments commencing the year following his separation of service from Honeywell.

(9)

Relates to options originally granted in February 2003 and February 2004, each with a 10-year term. In connection with these stock option exercises, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Mr. Fradin retaining a total of 58,783 net gain shares. Net gain shares must be held at least one year before they can be sold.

(10)

After withholding shares sufficient to cover applicable taxes and fees due upon vesting of RSUs, Mr. Fradin retained a total of 32,403 net shares. Net shares must be held at least one year before they can be sold.

(11)

Relates to options originally granted in February 2004 with a 10-year term. In connection with this stock option exercise, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Mr. Mahoney retaining a total of 1,535 net gain shares. Net gain shares must be held at least one year before they can be sold.

(12)

Of the total number of RSUs vesting in 2012, Mr. Mahoney deferred receipt of 3,938 shares until a future period. Of the remaining 16,181 RSUs not subject to a prior deferral election, after withholding shares sufficient to cover applicable taxes and fees due upon vesting, Mr. Mahoney retained a total of 11,220 net shares. Net shares must be held at least one year before they can be sold.

(13)

Relates to options originally granted in February 2004 and February 2005, each with a 10-year term. In connection with these stock option exercises, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Mr. Kramvis retaining a total of 12,195 net gain shares. Net gain shares must be held at least one year before they can be sold.

(14)

After withholding shares sufficient to cover applicable taxes and fees due upon vesting of RSUs, Mr. Kramvis retained a total of 17,262 net shares. Net shares must be held at least one year before they can be sold.

PENSION BENEFITS

The following table provides summary information about the pension benefits that have been earned by our Named Executive Officers under two pension plans, the Honeywell International Inc. Supplemental Executive Retirement Plan (the “SERP”) and the Honeywell International Inc. Retirement Earnings Plan (the “REP”). The SERP and REP benefits depend on the length of each Named Executive Officer’s employment with us (and companies that have been acquired by us and, with respect to Mr. Anderson, service with certain prior employers). This information is provided in the table below under the column entitled “Number of years of credited service.” The column in the table below entitled “Present value of accumulated benefit” represents a financial calculation that estimates the cash value today of the full pension benefit that has been earned by each Named Executive Officer. It is based on various assumptions, including assumptions about how long each Named Executive Officer will live and future interest rates. Additional details about the pension benefits for each Named Executive Officer follow the table.

Pension Benefits—Fiscal Year 2012

Named Executive Officer	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefits ($)(2)
David M. Cote	REP	10.9		$108,362
	SERP	10.9		$52,541,421

	Total	—		$52,649,783

David J. Anderson	REP	9.5	(1)	$149,636
	SERP	13.1	(1)	$9,152,095

	Total	—		$9,301,731

Roger Fradin	REP	36.6		$1,045,188
	SERP	36.6		$1,585,774

	Total	—		$2,630,962

Timothy O. Mahoney	REP	15.1		$558,320
	SERP	15.1		$3,633,587

	Total	—		$4,191,907

Andreas C. Kramvis	REP	25.2		$615,386
	SERP	25.2		$504,281

	Total	—		$1,119,667

(1)

The service taken into account in calculating Mr. Anderson’s SERP benefit includes 3.6 years of employment with his former employer. The portion of the present value of the accumulated SERP benefit attributable to these additional years of service is $1,936,940.

(2)

The present value of the accumulated retirement benefit for each Named Executive Officer is calculated using a 4.06% discount rate, the RP-2000 mortality table and a retirement age of 60 for Mr. Cote, 62 for Mr. Mahoney, 63 for Mr. Anderson, and 65 for Messrs. Fradin and Kramvis, the earliest ages at which the Named Executive Officer can retire without an early retirement benefit reduction. Mr. Cote’s present value of accumulated retirement benefit includes only $4,300,000 of his 2012 bonus.

SUMMARY INFORMATION

•	The REP is a tax-qualified pension plan in which substantially all of our U.S. employees participate.

•

The REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the REP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. We make up for this difference, in part, by providing supplemental pensions through the SERP.

•

In addition, Messrs. Cote, Fradin and Anderson are entitled to additional supplemental pension benefits which are described under the Contractual formula below. These additional supplemental pension benefits are also provided by the SERP.

•

All SERP and Contractual benefits other than Mr. Anderson’s Contractual benefit will be paid on the first day of the first month that begins following the 105th day after the later of the officer’s separation from service (as that term is defined in Internal Revenue Code Section 409A) or his earliest retirement date.

PENSION BENEFIT CALCULATION FORMULAS

Within the REP and the SERP, a variety of formulas are used to determine pension benefits. Different benefit formulas apply for different groups of employees for historical reasons. Generally, as we have grown through acquisitions, we have in many cases retained the benefit formulas under pension plans that were maintained by the companies that we acquired, in order to provide continuity for employees. The differences in the benefit formulas for our Named Executive Officers reflect this history. The explanation below describes the formulas that are used to determine the amount of pension benefits for each of our Named Executive Officers under the REP and the SERP.

Name of Formula	Benefit Calculation
REP

Lump sum equal to (1) 6% of final average compensation (annual average compensation for the five calendar years out of the previous ten calendar years that produces highest average) times (2) credited service

Allied Salaried

Single life annuity equal to (1)(A) 2% of final average compensation (average of compensation for the 60 consecutive months out of prior 120 months that produces highest average) times (B) credited service (up to 25 years), minus (2) 64% of estimated Social Security benefits

Signal

Single life annuity equal to (1)(A) 1.5% of final average compensation (average compensation for the 60 consecutive months out of the last 120 that produces the highest average) times (B) credited service (with no limit on service) minus (2)(A) 1.5% of estimated Social Security times (B) credited service up to 33 1/3 years

Pittway	Single life annuity equal to (1) 1.2% of eligible compensation each year, up to the average of the Social Security wage bases, plus (2) 1.85% of eligible compensation in excess of such average

Contractual	For Mr. Cote, single life annuity at age 60 equal to 60% of the average of final three years of base salary and bonus (with his bonus for 2012 limited to $4,300,000)

For Mr. Anderson, an annual amount equal to $175,000 payable in the form of a single life annuity if he retires, his termination occurs as a result of an involuntary termination without cause, or a change in control occurs

For Mr. Fradin, single life annuity at the later of age 60 or termination of employment equal to 50% of the average of final three years of base salary and bonus, subject to a $1,400,000 minimum annual benefit in most cases

For each formula listed in the chart above, compensation taken into account in calculating pension benefits includes base pay, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. Calculations for pension formulas other than the REP formula include the annual incentive compensation in the year earned. The REP formula includes annual incentive compensation in the year paid. The amount of compensation taken into account under the REP is limited by tax rules. The amount of compensation taken into account under the SERP and under the Contractual formula is not limited by tax rules, except SERP compensation under the Pittway formula is limited to $300,000. Compensation taken into account in calculating pension benefits under the SERP for 2009 (other than for the CEO) includes the greater of annual incentive compensation earned in 2009 (paid in 2010) or paid in 2009 (earned in 2008).

The benefit formulas set forth above describe the pension benefits in terms of a lump sum cash payment (for the REP formula) or a single life annuity (for the other formulas). Participants are entitled to receive their benefits in other payment forms, including, for example joint and survivor annuities, period certain annuities and level income payments. However, the value of each available payment form is the same. Based on prior elections, Messrs. Cote, Fradin and Kramvis will receive their SERP benefits and any Contractual benefits in the form of a lump sum, and Messrs. Anderson and Mahoney will receive their SERP benefits and Contractual benefits in the form of an annuity.

The Allied Salaried formula also provides for early retirement benefits. A participant is eligible for early retirement if the participant’s age and years of service equal or exceed 60 and the participant has attained age 50 with at least five years of service or if the participant’s age and years of service equal or exceed 80 regardless of the participant’s age. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/4 of 1% for each month payments begin before age 62 (3% per year). In addition, the Social Security benefit reduction portion of the formula is reduced by 1/180 for each month benefits are paid between ages 60 and 65, and 1/360 for each month benefits are paid before the participant’s 60th birthday.

The Pittway formula provides for early retirement benefits. A participant is eligible for early retirement if the participant has attained age 55 with at least ten years of service. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/180 for each of the first 60 months and 1/360 for each of the next 60 months by which the commencement of the payment of the retirement income precedes the participant’s normal retirement date.

As stated above, the pension formula used to determine the amount of pension benefits under each of the plans for our Named Executive Officers differs for historical reasons. In addition, additional contractual pension benefits have been provided to certain Named Executive Officers as deemed necessary and appropriate at the time of their recruitment to the Company or to retain the executive. The table below describes which formulas are applicable to each of our Named Executive Officers.

Name	Description of Total Pension Benefits
Mr. Cote	•

Mr. Cote’s total pension benefits are equal to his Contractual formula benefits. The amount payable pursuant to the Contractual formula is reduced by amounts calculated under the REP formula and payable under the REP and the SERP plans. Mr. Cote’s Contractual formula benefits are also reduced by amounts he will receive from the retirement plans of his former employer, General Electric Company.

	•	Mr. Cote is currently eligible for retirement benefits payable under his Contractual formula without reduction.
	•	Since Mr. Cote is currently unmarried, his Contractual formula benefits included in the table reflect the present value of a single life annuity with no surviving spouse benefit.
	•	After age 60, Mr. Cote is entitled to a monthly pension benefit from his former employer, General Electric Company, in an amount of $5,649.
	•	The terms of a qualified domestic relations order entered into in 2012 were taken into account in calculating Mr. Cote’s REP benefit.
Mr. Anderson	•	Mr. Anderson’s total pension benefits are equal to the sum of his Allied Salaried formula benefits and his Contractual formula benefits.
•

Mr. Anderson’s Allied Salaried formula benefits are determined by including his years of employment with a former employer, ITT Industries (3.6 years). Mr. Anderson is currently eligible for early retirement benefits payable under the Allied Salaried formula without reduction or subsidy.

•

Mr. Anderson’s Contractual formula benefits are payable only if he retires from the Company, he is terminated by the Company for reasons other than cause or there is a change in control of the Company.

•

Mr. Anderson’s pension benefits under the REP and a portion of his SERP benefits are determined under the REP formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

Mr. Fradin	•	Mr. Fradin’s total pension benefits are equal to the sum of his Pittway formula benefits, his REP formula benefits and his Contractual formula benefits.
	•	Mr. Fradin’s 26.5 years of service before July 1, 2003 will be used for his Pittway formula benefits.
	•	Mr. Fradin’s years of service after June 30, 2003 will be used for his REP formula benefits.

Name	Description of Total Pension Benefits
•

Mr. Fradin is currently eligible for early retirement benefits payable under the Pittway formula. As a result of a low interest rate, there is no increase in the lump sum present value of Mr. Fradin’s benefit on December 31, 2012 due to subsidized early retirement.

•

Mr. Fradin’s Contractual formula benefits are reduced by 4% per year for each year payment commences before his 60th birthday, and are forfeitable if he voluntarily leaves the Company before age 60 or is terminated by the Company for cause before age 60. Mr. Fradin’s Contractual formula benefit will be at least $1,400,000 per year provided that, until at least August 5, 2013, he is not terminated by the Company and he does not voluntarily terminate his employment with the Company or engage in an external CEO search. If Mr. Fradin’s Contractual benefits were included as part of his SERP benefits in the table, the present value of accumulated SERP benefit would increase by $16,036,000.

	•	If Mr. Fradin dies before he has received a lump sum of his Contractual formula benefits, his surviving spouse will receive an annual benefit of 50% of the Contractual formula benefits.
Mr. Mahoney	•	Mr. Mahoney’s total pension benefits are equal to his Allied Salaried formula benefits.
•

Mr. Mahoney is currently eligible for early retirement benefits payable under the Allied Salaried formula. Due to subsidized early retirement, the value of his benefit payable on December 31, 2012 exceeds the benefit shown in the table above by $289,323.

•

A portion of Mr. Mahoney’s pension benefits under the REP and a portion of his SERP benefits are determined under the Signal formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

Mr. Kramvis	•	Mr. Kramvis’ total pension benefits are equal to the sum of his Pittway formula benefits and his REP formula benefits.
	•	Mr. Kramvis’ 17.2 years of service before January 1, 2005 will be used for his Pittway formula benefits.
	•	Mr. Kramvis’ years of service after December 31, 2004 will be used for his REP formula benefits
•

Mr. Kramvis is currently eligible for early retirement benefits under the Pittway formula. As a result of a low interest rate, there is no increase in the lump sum present value of Mr. Kramvis’ benefit on December 31, 2012 due to subsidized early retirement.

NONQUALIFIED DEFERRED COMPENSATION—FISCAL YEAR 2012

Since 2005, the Company has taken steps to limit deferred compensation amounts owed to executives by reducing the overall interest rate earned on new deferrals and accelerating the payout of deferred amounts, thereby limiting the period over which interest is earned. These include changing the interest rate accruing on new deferrals under the Honeywell Supplemental Savings Plan (the “SS Plan”) and the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees (the “DIC Plan”) from a fixed above-market rate to a rate that changes annually based on the Company’s 15-year cost of borrowing; and requiring payment of new SS Plan or DIC deferrals to begin shortly after termination of employment in a lump sum unless the participant leaves the Company after reaching retirement (age 55 with ten years of service). In addition, cash dividend equivalents on vested deferred RSUs cannot be deferred and dividend equivalents on unvested RSUs are reinvested in additional RSUs and subject to the same vesting schedule as the underlying RSUs.

Named Executive Officer	Plan	Executive contributions in last FY ($)(2)	Registrant contributions in last FY ($)(2)	Aggregate earnings in last FY ($)(2)	Aggregate withdrawals/ Distributions ($)	Aggregate balance at last FYE($)(2)
David M. Cote	SS Plan	$127,000	$87,500	$307,053	$—	$3,182,625
	DIC Plan	$—	$—	$1,408,591	$—	$14,991,519
	Deferred
	RSUs(1)	$30,173,781	$—	$5,402,053	$—	$54,134,692
	Growth
	Plan(3)	$—	$9,500,000	$—	$—	$9,500,000

	Total	$30,300,781	$9,587,500	$7,117,697	$—	$81,808,836

David J. Anderson	SS Plan	$145,000	$38,000	$104,496	$—	$1,436,348
	DIC Plan	$—	$—	$487,621	$—	$5,124,752
	Deferred
	RSUs(1)	$—	$—	$4,892,511	$—	$17,374,278
	Growth
	Plan(3)	$—	$2,750,000	$—	$—	$2,750,000

	Total	$145,000	$2,788,000	$5,484,628	$—	$26,685,378

Roger Fradin	SS Plan	$329,500	$45,673	$181,581	$—	$3,251,342
	DIC Plan	$—	$—	$468,168	$—	$7,033,427
	Deferred
	RSUs(1)	$—	$—	$1,110,419	$—	$7,646,685
	Growth Plan(3)	$—	$2,736,250	$—	$—	$2,736,250

	Total	$329,500	$2,781,923	$1,760,168	$—	$20,667,704

Timothy O. Mahoney	SS Plan	$253,029	$32,962	$103,650	$—	$1,830,750
	DIC Plan	$800,000	$—	$210,872	$—	$4,056,494
	Deferred
	RSUs(1)	$231,561	$—	$21,620	$—	$253,182
	Growth Plan(3)	$—	$1,596,000	$—	$—	$1,596,000

	Total	$1,284,590	$1,628,962	$336,142	$—	$7,736,426

Andreas Kramvis	SS Plan	$37,923	$26,327	$79,064	$—	$1,071,490
	DIC Plan	$875,000	$—	$240,463	$—	$3,630,627
	Deferred
	RSUs(1)	$—	$—	$—	$—	$—
	Growth Plan(3)	$—	$1,750,000	$—	$—	$1,750,000

	Total	$912,923	$1,776,327	$319,527	$—	$6,452,117

All deferred compensation amounts, regardless of the plan, are unfunded and unsecured obligations of the Company and are subject to the same risks as any of the Company’s general obligations.

(1)

The value of executive contributions in the last fiscal year is calculated by multiplying the number of deferred RSUs that vested in 2012 by the closing price of a share of Common Stock on the vesting date. The value of the aggregate balance at the last fiscal year is calculated by multiplying the total number of vested, deferred RSUs on December 31, 2012 by the closing price of a share of Common Stock on December 31, 2012 ($63.47), and then adding the cash value of deferred dividend equivalents and interest. This column reflects the following: 847,496 units and $344,121 in cash for Mr. Cote, 269,332 units and $279,776 in cash for Mr. Anderson, 109,563 units and $692,721 in cash for Mr. Fradin, and 3,989 units for Mr. Mahoney.

(2)

The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table and amounts reported in the aggregate balance column were reported in the Summary Compensation Table for previous years. In the table above, for the SS Plan, the “Aggregate earnings in last FY” column includes interest credits and changes in the value of the Company Common Stock fund. The value of the Company Common Stock fund increases or decreases in accordance with the Company’s stock price and the reinvestment of dividends. In the table above, for the deferred RSUs, the “Aggregate earnings in last FY” column includes dividend equivalent credits and any increase (or decrease) in the Company’s stock price.

Named Executive Officer	Executive Contributions in SCT	Registrant Contributions in SCT	Earnings in SCT	Portion of Aggregate Balance Included in Prior SCTs
David M. Cote	$127,000	$87,500	$486,356	$46,529,848
David J. Anderson	$145,000	$38,000	$187,144	$12,356,772
Roger Fradin	$329,500	$45,673	$147,590	$8,943,383
Timothy O. Mahoney	$253,029	$32,962	$68,190	$3,657,824
Andreas C. Kramvis	$37,923	$26,327	$79,354	$3,334,184

(3)

The Growth Plan amounts represent 50% of the Growth Plan award included in the Summary Compensation Table for the calendar year ending December 31, 2011. This portion of the Growth Plan amount will be paid in cash no later than March 15, 2013. Generally, to receive a Growth Plan payment, the Named Executive Officer must be actively employed on the payment date.

HONEYWELL SUPPLEMENTAL SAVINGS PLAN

The SS Plan allows executives of the Company, including the Named Executive Officers, to defer the portion of their annual base salary that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or up to an additional 25% of base annual salary for the plan year. After one year of service, and to the extent amounts have not already been matched on a similar basis under the Company’s 401(k) plan, the Company matched for deferrals posted to the SS Plan beginning July 1, 2012 at the rate of 37.5% (31.25% prior to July 1, 2012) on the first 8% of eligible pay deferred for the first five years of match participation, and 75.0% (62.5% prior to July 1, 2012) on the first 8% of eligible pay deferred thereafter. Matching contributions are always vested. Participant deferrals for the 2005 plan year and later are credited with a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2012, this rate was 3.65%. For 2013, this rate has been set at 2.90%. Participant deferrals for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the Committee would set the rate at an above-market rate to retain executives. Above-market interest credited on SS Plan deferrals and reflected in the Summary Compensation Table on page 56 above represent the difference between market interest rates determined pursuant to SEC rules and the interest credited under the SS Plan. Matching contributions are treated as invested in Common Stock. Dividends are treated as reinvested in additional shares of Common Stock.

Amounts deferred for the 2005 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2006 plan year and later, a participant may elect to receive up to ten installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with ten years of service.

Except in hardship circumstances, amounts deferred for the 2004 plan year and earlier will be distributed either in January of any subsequent year or in January of the year following termination of employment, as elected by the participant. The participant can elect to receive distributions in a lump sum or up to 15 annual installments.

Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of Common Stock.

Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty of 6%.

HONEYWELL SALARY AND INCENTIVE AWARD DEFERRAL PLAN FOR SELECTED EMPLOYEES

The Honeywell DIC Plan allows executives of the Company, including the Named Executive Officers, to defer all or a portion of their annual cash incentive compensation.

Beginning in 2005, deferrals are credited with a rate of interest, based on the Company’s 15-year borrowing rate which is set annually at the beginning of the year (3.65% for 2012, 2.90% for 2013). Amounts deferred for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the Committee would set the total rate at an above-market rate to retain executives. Above-market interest credited on DIC Plan deferrals and reflected in the Summary Compensation Table on page 56 above represent the difference between market interest rates determined pursuant to SEC rules and the interest credited under the DIC Plan.

Amounts deferred for the 2006 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. A participant may elect to receive up to ten installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with ten years of service.

Except in hardship circumstances, amounts deferred for the 2005 plan year and earlier will be distributed either in January of any year three years after the compensation was earned or in January of the year following termination of the participant’s employment, as elected by the participant. The participant could elect to receive non-hardship distributions in a lump sum or up to 15 annual installments.

Amounts deferred for the 2002 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2001 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty that ranges from 0% to 6% and that is based on the 10-year Treasury bond rate at the beginning of the calendar quarter.

DEFERRAL OF RSUs

The Named Executive Officers may defer the receipt of up to 100% of their RSUs upon vesting based on an election made at the time of grant. The executive may defer payment to (a) a specific year that is four or more years from the vesting year, or (b) to the year following the executive’s termination of active employment. The executive may also choose to receive payment in a lump sum or up to 15 annual installments and can also elect at the time of grant to accelerate the form and timing of payment following a change in control to a lump sum paid no later than 90 days following the change in control. For grants made before July 2004, an executive could also defer dividend equivalents in cash and such amounts are credited with interest at a 10% rate, compounded daily, until payment. The practice of deferring dividend equivalents in cash ended in July 2004. Above-market interest related to the deferred dividend equivalents and reflected in the Summary Compensation Table on page 56 above represents the difference between market interest rates determined pursuant to SEC rules and the 10% interest credited by the Company on the pre-July 2004 grants, the terms of which cannot be amended.

UNVESTED DIVIDEND EQUIVALENTS

Cash dividend equivalents on unvested RSUs (determined at the same rate as a regular share of Common Stock) are converted to additional unvested RSUs as of the dividend payment date and are subject to the same vesting schedule and restrictions as the underlying RSUs.

The terms of the SERP Plan, the SS Plan, the DIC Plan, the deferred RSUs and the unvested dividend equivalents are subject to the requirements of, and regulations and guidance published pursuant to, Section 409A of the Internal Revenue Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

OVERVIEW

This section describes the benefits payable to our Named Executive Officers in two circumstances:

•	Termination of Employment

•	Change in Control

These benefits are determined primarily under a plan that we refer to as our “Senior Severance Plan.” In addition to the Senior Severance Plan, other of our benefits plans, such as our annual incentive compensation plan, also have provisions that impact these benefits. For Mr. Cote, these benefits are also affected by provisions of his employment agreement, which has a rolling three-year term.

These benefits ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than circumstances that are outside the ordinary course of business—i.e., circumstances that might lead to the termination of an executive’s employment or that might lead to a Change in Control of the Company. Generally, this is achieved by assuring our Named Executive Officers that they will receive a level of continued compensation if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareowners, even if such actions are otherwise contrary to their personal interests. This is critical because these are circumstances in which the actions of our Named Executive Officers may have a material impact upon our shareowners. Accordingly, we set the level and terms of these benefits in a way that we believe is necessary to obtain the desired results. The level of benefit and rights to benefits are determined by the type of termination event, as described below. We believe that these benefits are generally in line with current market practices and are particularly important as, except with respect to our CEO, we do not maintain employment agreements with our Named Executive Officers.

Benefits provided under the Senior Severance Plan are conditioned on the executive executing a full release of claims and certain non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants. In addition, the Company would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.

In the case of a Change in Control of our Company, cash severance benefits are payable only in the event that both parts of the “double trigger” are satisfied. That is, (i) there must be a Change in Control of our Company, and (ii)(A) the Named Executive Officer must be involuntarily terminated other than for cause, or (ii)(B) the Named Executive Officer must initiate the termination of his own employment for good reason.

In 2009, the Company’s severance plans were amended to eliminate the excise tax gross-up provisions applicable to any excise taxes that may become due upon a Change in Control for any executive not already eligible for such treatment prior to January 1, 2010. Executives already covered by the excise tax gross-up provisions of the Company’s severance plans will retain their eligibility for such benefits.

SUMMARY OF BENEFITS

The following table summarizes the termination of employment and Change in Control benefits payable to our Named Executive Officers. No termination benefits are payable to Named Executive Officers who voluntarily quit (other than voluntary resignations for good reason) or whose employment is terminated by us for cause. The information in the table below is based on the assumption, in each case, that termination of employment occurred on December 31, 2012. Pension and non-qualified deferred compensation benefits, which are described elsewhere in this proxy statement, are not included in the table below in accordance with the applicable proxy statement disclosure requirements, even though they may become payable at the times specified in the table. The effect of a termination of employment or Change in Control on outstanding stock options and RSUs is described in the section below entitled “Impact on Equity-Based Awards.”

Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause	Death	Disability	Change in Control—No Termination of Employment	Change in Control— Termination of Employment by Company Without Cause, By NEO for Good Reason or Due to Disability
Cash Severance (Base Salary + Bonus)	David M. Cote	$14,850,000	—	—	—	$14,850,000
	David J. Anderson	$5,400,000	—	—	—	$5,400,000
	Roger Fradin	$3,150,000	—	—	—	$4,200,000
	Timothy O. Mahoney	$2,475,000	—	—	—	$3,300,000
	Andreas C. Kramvis	$2,100,000	—	—	—	$2,800,000
ICP (Year of Termination)	David M. Cote	$4,032,000	$3,150,000	$4,032,000	$4,800,000	$4,800,000
	David J. Anderson	—	—	—	$1,225,000	$1,432,692
	Roger Fradin	—	—	—	$1,200,000	$1,200,000
	Timothy O. Mahoney	—	—	—	$900,000	$900,000
	Andreas C. Kramvis	—	—	—	$950,000	$950,000
Growth Plan	David M. Cote	—	$14,250,000	$14,250,000	$19,000,000	$19,000,000
	David J. Anderson	—	$4,125,000	$4,125,000	$5,500,000	$5,500,000
	Roger Fradin	—	$4,111,250	$4,111,250	$5,486,250	$5,486,250
	Timothy O. Mahoney	—	$2,646,000	$2,646,000	$3,696,000	$3,696,000
	Andreas C. Kramvis	—	$2,625,000	$2,625,000	$3,500,000	$3,500,000
Benefits and Perquisites	David M. Cote	$43,100	—	—	—	$43,100
	David J. Anderson	$55,095	—	—	—	$262,787
	Roger Fradin	$19,292	—	—	—	$25,722
	Timothy O. Mahoney	$17,048	—	—	—	$22,731
	Andreas C. Kramvis	$22,136	—	—	—	$29,515
All Other- Payments/Benefits	David M. Cote	—	—	—	—	$—
	David J. Anderson	—	—	—	—	$576,765
	Roger Fradin	$20,980,257	$9,907,114	$20,980,257	—	$21,351,190
	Timothy O. Mahoney	$750,744	—	—	—	$1,726,550
	Andreas C. Kramvis	$77,713	—	—	—	$305,126
Excise Tax- Gross Up	David M. Cote	—	—	—	—	—
	David J. Anderson	—	—	—	—	—
	Roger Fradin	—	—	—	—	$10,401,962
	Timothy O. Mahoney	—	—	—	—	$1,127,882
	Andreas C. Kramvis	—	—	—	—	$—
Total	David M. Cote	$18,925,100	$17,400,000	$18,282,000	$23,800,000	$38,693,100
	David J. Anderson	$5,455,095	$4,125,000	$4,125,000	$6,725,000	$13,172,244
	Roger Fradin	$24,149,549	$14,018,364	$25,091,507	$6,686,250	$42,665,124
	Timothy O. Mahoney	$3,242,792	$2,646,000	$2,646,000	$4,596,000	$10,773,163
	Andreas C. Kramvis	$2,199,849	$2,625,000	$2,625,000	$4,450,000	$7,584,641

EXPLANATION OF BENEFITS

The following describes the benefits that are quantified in the table above. In regard to each portion of the benefit, the benefits that are paid in the context of a Change in Control are, except as noted, the same as the benefits paid other than as a result of a Change in Control.

Severance Benefits—Cash Payment

Severance benefits are payable upon involuntary termination of employment by the Company without cause and, following a Change in Control, upon termination of employment of a Named Executive Officer without cause or by a Named Executive Officer for good reason. The amount and terms of the payments are as follows:

Other than upon a Change in Control
•	Three years of base salary and bonus for Messrs. Cote and Anderson, and 18 months of base salary and bonus for Messrs. Kramvis, Fradin, and Mahoney.
•	Paid in cash.
•	Paid in accordance with our normal payroll practices.
•	Bonus is equal to target percentage of base salary.
•

Payment conditioned upon a general release in favor of the Company, non-disclosure (indefinite duration) and non-solicitation covenants (two years for customers and two years for employees) and refraining from certain other misconduct.

Upon a Change in Control
•	For Messrs. Kramvis, Fradin and Mahoney, severance period is increased from 18 months to two years.
•	Amounts are paid in a lump sum within 60 days following the later of the date of termination or the Change in Control date.
•	Bonus is based on the average of the target percentages for the three years before the year in which these benefits are determined, if greater than target percentage for that year.

Annual Bonus for the Year of Termination—Cash Payment

An annual bonus is payable to Named Executive Officers under the ICP plan for the year in which a Change in Control occurs. In addition, an annual bonus is payable to Mr. Cote if his employment is terminated by the Company without cause, by Mr. Cote for good reason, or upon his death. The amount and timing of the payments are as follows:

Other than upon a Change in Control
•

Equal to target in the event of death. Upon termination without cause or disability, equal to Mr. Cote’s individual bonus target times the actual average funding performance for officers for the year in which these benefits are determined, prorated through date of termination. (Not applicable to the other Named Executive Officers.)

•	Paid in cash to Mr. Cote at the time bonuses are typically paid to executives for the year of termination. (Not applicable to the other Named Executive Officers.)

Upon a Change in Control
•

Based on achievement of pre-established ICP goals and the Committee’s assessment of other relevant criteria, for the stub period ending on the change in control (as defined in the ICP Plan) date, prorated through the change in control date.

•

Paid in cash at the time ICP awards are typically paid to Honeywell executives for the year in which a change in control occurs, but only if the employee is actively employed on the payment date, has been involuntarily terminated other than for cause or has terminated employment for good reason.

Growth Plan—Cash Payment

Growth plan awards are paid out in the event of death, disability and Change in Control, as follows:

Other than upon a Change in Control
•	Benefits are paid only in the event of death or disability.
•

The remaining payment (50% of the earned award) under the 2010-2011 Growth Plan would be paid as soon as practicable in the event of death or disability. In addition, the 2012-2013 Growth Plan would be paid out pro rata for the time elapsed based on actual plan performance as determined at the end of the performance cycle. Payment would be made no later than the 15th day of the third month following the end of the performance cycle. The amounts in the Potential Payments upon Termination or Change in Control Table payable upon death or disability include the remaining payment earned under the 2010-2011 Growth Plan and a portion of the 2012-2013 Growth Plan, prorated at target as of December 31, 2012.

Upon a Change in Control
•

The remaining payment (50% of the earned award) under the 2010-2011 Growth Plan would be paid as soon as practicable. The full payment of the 2012-2013 Growth Plan would be made based on target performance. The amounts in the Potential Payments upon Termination or Change in Control Table above include these Growth Plan payouts assuming a Change in Control occurred on December 31, 2012.

•	Payment would be made in a lump sum within 90 days of the Change in Control.

Certain Perquisites

Certain perquisites are payable upon termination of employment without cause and, following a Change in Control, upon voluntary termination of employment by a Named Executive Officer for good reason. The amount and terms of these payments are as follows:

Other than upon a Change in Control
•	Life insurance coverage is continued at the Company’s cost for the severance period.
•	Medical and dental benefits are continued during the severance period at active employee contribution rates.

Upon a Change in Control
•	Funds sufficient to pay all projected annual reimbursements needed to satisfy the life insurance reimbursement agreement for Mr. Cote are set aside in a trust for Mr. Cote’s benefit.

All Other Payments/Benefits

Unvested dividend equivalents are vested and paid upon death, or Change in Control. In addition, certain pension adjustments are provided upon a Change in Control, death, disability, involuntary termination of employment by the Company without cause and, following a Change in Control, upon voluntary termination of employment by a Named Executive Officer for good reason.

Other than upon a Change in Control
•

Service credit for pension purposes during the first 12 months of the severance period; however, for Mr. Cote there is no incremental value attributable to this credit because his benefit formula does not include service as a component thereof.

•

Mr. Fradin would be entitled to commencement of his Contractual pension benefit if he becomes disabled or is involuntarily terminated by the Company other than for cause prior to the attainment of age 60. In the event of Mr. Fradin’s death, Mr. Fradin’s surviving spouse is entitled to a survivor annuity, commencing on the date Mr. Fradin would have attained the age of 60, equal to 50% of Mr. Fradin’s Contractual pension benefit.

Upon a Change in Control
•	Mr. Fradin would be entitled to commencement of his Contractual pension benefits if involuntarily terminated following a Change in Control.

Excise Tax Reimbursement

U.S. tax laws may impose an excise tax on employees who receive benefits in connection with a Change in Control in certain circumstances and subject to certain conditions. Participants in the Company’s Senior Severance Plan as of December 31, 2009 are eligible to receive a tax gross-up with respect to any such excise tax. Effective January 1, 2010, new participants in the Company’s Senior Severance Plan are not eligible to receive this benefit. For purposes of calculating the “excise tax gross-up” amounts set forth in the table above, non-competition commitments by employees were assigned a value equal to the lesser of (i) 50% of one year of 2012 target annual direct compensation applied to the applicable non-compete period, or (ii) the cash severance amount, consistent with the Company’s expectation about how tax would be calculated in the event of an actual Change in Control transaction. Target annual direct compensation includes base salary, target ICP opportunity, annualized value of GPUs, and the grant date value of stock options granted.

Impact on Equity-Based Awards

This section describes the impact of a termination of employment or a Change in Control on outstanding stock options and RSUs held by our Named Executive Officers. Additional information about these awards is set forth in the Outstanding Equity Awards Table on page 59 of this proxy statement.

Summary of Outstanding Award Values

The following table sets forth the value of outstanding unvested stock options and RSUs held by our Named Executive Officers as of December 30, 2012, based on the closing price of a share of Common Stock as reported on the New York Stock Exchange on December 31, 2012 ($63.47).

These awards are scheduled to vest and to expire on various dates in the future, subject to continued employment. As described below, the vesting of these awards will be accelerated in certain termination of employment circumstances and upon a Change in Control. In addition, stock options will remain outstanding for different periods depending on the circumstances. The value to a Named Executive Officer of these provisions depends on the vesting period and remaining terms of the awards. For example, the value to a Named Executive Officer of accelerating the vesting of an option by one month is very different from the value of accelerating the vesting of an option by three years. The table below does not distinguish between acceleration of vesting in these two different circumstances, or assign a value to the other provisions. Rather, it only indicates the aggregate amount of the awards to which these provisions would apply at December 31, 2012.

Named Executive Officer	In-the-Money Value of Unvested Stock Options	Unvested Value of Restricted Stock Units
Mr. Cote	$25,660,125	$—
Mr. Anderson	$7,662,375	$8,072,940
Mr. Fradin	$7,662,375	$8,651,532
Mr. Mahoney	$4,348,850	$8,786,723
Mr. Kramvis	$4,867,875	$14,944,456

Impact on Outstanding Awards

The treatment of stock options and RSUs following termination of employment depends on the plan under which the awards were granted, as follows:

•

2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. Following termination of employment, participants (or their beneficiaries) have the following periods in which to exercise vested options: (i) three years in the event of death, disability or a voluntary or involuntary termination (other than for cause) after qualifying for “early retirement” (age 55 and ten years of service) or “full retirement” (age 60 and ten years of service); (ii) one year in the case of any other involuntary termination without cause; and (iii) 30 days in the case of a voluntary termination without good reason. If an employee dies, becomes disabled or retires after meeting the requirements of full retirement, unvested options become vested. RSUs become vested upon full retirement, death, disability or a Change in Control. In other circumstances, unvested options and RSUs are immediately forfeited.

•

2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. The rules under this plan are the same as under the 2003 Stock Incentive Plan described above, except that for stock options granted after 2006 full retirement will not result in vesting acceleration, with the effect that unvested options are immediately forfeited following full retirement. Similarly, instead of full vesting at retirement, RSUs awarded after 2006 vest pro-rata based on the number of complete years of service between the grant date and the retirement date.

•

2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. The rules under this plan are the same as under the 2006 Stock Incentive Plan. However, for RSU grants made after June 2012, RSU awards will no longer automatically vest on a pro rata basis upon full retirement.

•

Under each of the foregoing plans, unvested stock options and RSUs vest upon a Change in Control. Performance awards vest at target upon a Change in Control unless otherwise provided in the applicable award agreement. RSUs and performance awards that vest upon a Change in Control shall be paid out within 90 days (subject to any existing deferral elections).

•

For Mr. Cote, stock options and RSUs continue to remain outstanding and vest as scheduled if his employment is terminated by the Company other than for cause or by him for good reason. Mr. Cote’s unvested options and RSUs vest immediately if he dies or becomes disabled. In addition, pursuant to the terms and conditions of an agreement entered into with Mr. Cote on July 29, 2011 for retention and succession planning purposes, stock options (other than stock options subject to performance conditions) granted (i) prior to April 1, 2015, and (ii) more than 12 months prior to Mr. Cote’s retirement date, shall become fully vested on his retirement date, provided such retirement date is no earlier than April 1, 2015, and he will have the full remaining term to exercise any such vested stock options. The same terms and conditions apply to stock options subject to performance conditions; however, vesting will not occur until the end of the applicable performance cycle and then, only to the extent the applicable performance metrics have been satisfied.

•

Mr. Kramvis received special equity vesting on 100,000 RSUs granted in October of 2010. In the event that Mr. Kramvis’ is involuntarily terminated other than for cause, or his employment is terminated as a result of his death or disability, in each case, prior to October 26, 2014, the October 2010 RSUs, along with any dividend shares attributable thereto, shall immediately become vested and distributable to Mr. Kramvis or his estate, as applicable, in shares. In the event Mr. Kramvis voluntarily terminates employment, whether by reason of full retirement or otherwise, or is involuntarily terminated for cause, in each case prior to October 26, 2014, the October 2010 RSUs, along with any dividend shares attributable thereto, shall be forfeited. In the event of a Change in Control prior to October 26, 2014, the October 2010 RSUs, along with any dividend shares attributable thereto, shall immediately become vested and distributable in cash or shares to Mr. Kramvis.

•

Mr. Fradin is subject to a retention agreement that provides special equity vesting rules that pertain to a termination of employment prior to August 5, 2015. These rules apply only to stock options and RSUs granted more than 12 months prior to Mr. Fradin’s date of termination. In addition, the award of 18,000 performance-adjusted RSUs granted to Mr. Fradin on July 26, 2012 was excluded from these special vesting provisions. If Mr. Fradin is involuntarily terminated other than for cause prior to August 5, 2015, unvested stock options and unvested RSUs not subject to performance criteria shall become vested as of his date of termination. If Mr. Fradin is involuntarily terminated other than for cause prior to August 5, 2015, unvested stock options and unvested RSUs that include one or more performance criteria shall become vested at the end of the performance cycle to the extent the performance metrics have been satisfied and to the extent subject to such performance criteria. These special equity vesting rules only apply to the extent Mr. Fradin (i) adheres to certain non-competition and non-solicitation covenants, (ii) refrains from certain actions that would affect his ability to devote 100% of his energy to the Company’s affairs, and (iii) provides twelve (12) months of transition services prior to his voluntary retirement.

Defined Terms Used in This Section

As used in our plans, the following terms are assigned the meanings summarized below.

Term	Summary of Definition
Change in Control

(a) the acquisition of 30% or more of the Common Stock; (b) the purchase of all or part of the Common Stock pursuant to a tender offer or exchange offer; (c) a merger where Honeywell does not survive as an independent, publicly-owned corporation; (d) a sale of substantially all of Honeywell’s assets; or (e) a substantial change in Honeywell’s Board over a two-year period; and in addition under the Senior Severance Plan any event that the Committee, in its discretion, determines to be a Change in Control for purposes of that plan; provided that under the 2006 or 2011 Stock Incentive Plan, each of the events described in (a) through (e) would only be a Change in Control if it constitutes a “change in control event” within the meaning of United States Department of Treasury Regulation §1.409A-3(i)(5)(i).

Termination for cause (for Mr. Cote)

(a) in carrying out his duties, Mr. Cote engages in conduct that constitutes willful gross neglect or gross misconduct resulting in material economic harm to Honeywell; or (b) Mr. Cote is convicted of a felony.

Termination for cause (for other Named Executive Officers)

(a) clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct; (b) the misappropriation, embezzlement or willful destruction of Company property of significant value; (c)(i) the willful failure to perform, (ii) gross negligence in the performance of, or (iii) intentional misconduct in the performance of, significant duties that results in material harm to the business of the Company; (d) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); or (e) clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating Generally Accepted Accounting Principles or, if applicable, International Financial Reporting Standards.

Termination for good reason (for Mr. Cote)

(a) the Board assigns Mr. Cote duties that are inconsistent with the duties associated with his position as Chairman of the Board and CEO of the Company; (b) the failure of Mr. Cote to be retained as Honeywell’s Chairman of the Board and CEO; (c) any significant diminution of Mr. Cote’s position, authority, duties or responsibilities; (d) the failure of the Company to have any successor entity expressly assume Honeywell’s obligations under Mr. Cote’s employment agreement; (e) the occurrence of acts or conduct by the Company, the Board or our officers, representatives or stockholders that prevent Mr. Cote from, or substantively hinder him in, performing his duties or responsibilities under his employment agreement; (f) any material breach of Mr. Cote’s employment agreement by the Company that goes unremedied; (g) the provision of notice by the Company to Mr. Cote that his employment agreement will not be extended; or (h) any other action that would be considered “Good Reason” under the Senior Severance Plan.

Termination for good reason (for other Named Executive Officers)

(a) a material diminution in the Named Executive Officer’s authority, duties or responsibilities; (b) a material decrease in base compensation; (c) a material reduction in the aggregate benefits available to the Named Executive Officer where such reduction does not apply to all similarly-situated employees; (d) any geographic relocation of the Named Executive Officer’s position to a location that is more than 50 miles from his or her previous work location; (e) any action that constitutes a constructive discharge; or (f) the failure of a successor to assume these obligations under the Senior Severance Plan.

AUDIT COMMITTEE REPORT

The Audit Committee consists of the five directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that Mr. Paz is the “audit committee financial expert” as defined by applicable SEC rules and that, Mr. Paz, Mr. Burke, Mr. Davis and Ms. Deily satisfy the “accounting or related financial management expertise” criteria established by the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available free of charge on our website, www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary.

Management is responsible for the Company’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and, subject to shareowner ratification, appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed the Company’s consolidated financial statements for the year ended December 31, 2012 with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board. The Committee also reviewed, and discussed with management and PwC, management’s report and PwC’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

The Company’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that PwC’s provision of non-audit services, as described in the following section of this proxy statement, to the Company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2012 filed with the SEC.

THE AUDIT COMMITTEE

George Paz (Chair)
Kevin Burke
D. Scott Davis
Linnet Deily
Judd Gregg

Proposal No. 2: APPROVAL OF INDEPENDENT ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is recommending approval of its appointment of PricewaterhouseCoopers LLP as independent accountants for Honeywell to audit its consolidated financial statements for 2013 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If shareowners do not approve, the Audit Committee will reconsider the appointment.

PwC provided audit and other services during 2012 and 2011 as set forth below:

(in millions of $)	2012	2011
Audit Fees	$20.3	$20.4

Annual integrated audit of the Company’s consolidated financial statements, and internal control over financial reporting, statutory audits of foreign subsidiaries, attest services, consents, issuance of comfort letters and review of documents filed with the SEC.

Audit-Related Fees	$1.5	$2.7	Audit-related services primarily associated with the Company’s merger and acquisition activity, audits of stand-alone financial statements of subsidiaries and employee benefit plan audits.
Tax Fees	$5.2	$6.4

Tax compliance services were $4.9 in 2012 and $5.6 in 2011, relating primarily to federal and international income tax compliance, value-added taxes and sales and use tax compliance. Tax consultation and planning services were $0.3 in 2012 and $0.8 in 2011, relating primarily to reorganizations.

All Other Fees	$—	$—

Total Fees	$27.0	$29.5

In accordance with its charter, the Audit Committee reviews non-audit services proposed to be provided by PwC to determine whether they would be compatible with maintaining PwC’s independence. The Audit Committee has established policies and procedures for the engagement of PwC to provide non- audit services. The Audit Committee reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which PwC is to be permitted to provide (those categories do not include any of the prohibited services set forth under the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by PwC on the firm’s independence in performing its audit and audit-related services. The Audit Committee reviews the non-audit services performed by, and amount of fees paid to, PwC, by category in comparison to the pre-approved budget. The engagement of PwC to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to PwC in any category exceeding the approved budgeted amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Chair of the Committee may represent the entire Committee for purposes of the review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the Committee’s next regularly scheduled meeting.

Honeywell has been advised by PwC that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends that the shareowners vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as independent accountants.

Proposal No. 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company seeks a non-binding advisory vote from its shareowners to approve executive compensation. The Compensation Discussion and Analysis (“CD&A”) section beginning on page 25 describes more fully the Company’s executive compensation programs and policies.

The Board believes that its 2012 compensation decisions and Honeywell’s executive compensation programs align the interests of shareowners and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of near-term and long- term objectives.

In deciding how to vote, you should consider the following factors:

Honeywell’s 2012 performance results continued to be very strong:

•	New company records were achieved for sales, segment margins, segment profit and proforma EPS.

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Total Shareowner Return (“TSR”) outperformed both the S&P 500 and our peers whether measured over one, three or five years (see page 32). In particular, our three-year TSR of 75.3% was more than double the S&P 500 and ranked at the top of our peers (i.e. 100th percentile).

•	We increased dividends for the ninth consecutive year (10% in 2012) and our market capitalization increased $7.7 billion based on a 16.8% stock price increase.

•	Strong operational performance kept us on track to achieve our five-year revenue and segment profit targets established in 2010.

Executive compensation continues to be linked to delivering great results for shareowners:

•	The CEO’s compensation was comprised of 91% variable incentive compensation (cash-based and equity).

•	The other four Named Executive Officers’ compensation was comprised of 83% variable incentive compensation (cash-based and equity)

•	Since 2008, sales, proforma EPS, segment profit and prior year TSR have all grown faster than the CEO’s compensation. See page 26 for a chart illustrating this alignment.

•

Key components of the Named Executive Officer’s compensation are linked to measurable, objective targets. For example, an important element in the determination of annual bonuses, which we call the Incentive Compensation Program (“ICP”), is measurement of performance against three financial metrics: EPS, free cash flow and working capital turns. Likewise, our Growth Plan Units (GPUs), which is one of our principle long-term incentive programs, is based entirely on revenue growth, return on investment and margin expansion performance, in each case, measured over a two-year period.

Highlights of 2012 Compensation Decisions

•	No base salary increase for the CEO and two Named Executive Officers;

•	ICP awards to Named Executive Officers for performance in 2012 ranged from 110% to 152% of target;

•	Annual stock option grant values were 5% to 24% lower than in 2011; and

•

GPU grants for the new 2012-2013 performance cycle were the same as grants of GPUs for the previous 2010-2011 performance period (GPUs are issued only in the first year of each two-year performance cycle—performance cycles do not overlap).

In structuring its compensation programs and policies, the Company tries to be best in class:

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Executive compensation decisions are made by the Management Development and Compensation Committee (“MDCC”) comprised of all independent directors and advised by an independent compensation consultant.

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We require executive officers to maintain specific stock ownership levels and to hold the net shares from RSU vesting and the net gain shares from option exercises for at least one year (see “Stock Ownership Guidelines” on pages 53-54).

•	We prohibit repricing and backdating of stock options and our compensation programs contain clawback and non-competition restrictions.

For the reasons discussed above, the Board recommends that shareowners vote in favor of the following resolution:

“RESOLVED, that the Company’s shareowners approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting of Shareowners pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

Because the vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote and discussions with investors when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote FOR this proposal.

SHAREOWNER PROPOSALS

Shareowners have given Honeywell notice of their intention to introduce the following proposals for consideration and action by the shareowners at the Annual Meeting. The respective proponents have provided the proposed resolutions and accompanying statements and Honeywell is not responsible for any inaccuracies contained therein. For the reasons stated below, the Board of Directors unanimously recommends a vote AGAINST each of these proposals.

Proposal No. 4: INDEPENDENT BOARD CHAIRMAN

This proposal has been submitted by John Chevedden (co-sponsored with the Teamsters General Fund), 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278 (the beneficial owner of 200 shares of Common Stock).

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director. An independent director is a director who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings. To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When a CEO serves as our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at three major U.S. companies in 2012 and greater than 46% support at Honeywell in 2005, 2010 and 2012. Shareholder support for this proposal topic could have exceeded 50% had our directors refrained from making it more difficult to vote for shareholder proposals than to vote against them.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/Corporate Library, an independent investment research firm, had rated our company “D” continuously since 2005 with “High Governance Risk” and “High Concern” in executive pay—a walloping $58 million for Dave Cote.

Mr. Cote also continued to receive annual mega-grants of time-vesting only stock options—775,000 for 2011—despite already having 4 million exercisable options. Furthermore, Mr. Cote gained $23 million on the exercise of 1.1 million options in 2011. Equity pay should have performance-vesting requirements for alignment with shareholder interests. Market-priced stock options can give rewards to our highest paid executives due to a rising market alone, regardless of an executive’s performance. Mr. Cote had $36 million in accumulated pension dollars—including a $2.4 million increase in 2011. And our 2012 annual meeting was 10-minutes.

Nomination committee members Gordon Bethune and Jaime Chico Pardo were inside-related. Plus these directors each had 13 years long-tenure which further erodes any claim of their independence. Linnet Deily received our highest negative votes and ironically was on both our audit and nomination committees.

Please encourage our board to respond positively to this proposal for an:

Independent Board Chairman—Proposal No. 4.

Board of Directors’ Recommendation—The Board of Directors unanimously recommends that the shareowners vote AGAINST this proposal for the following reasons:

The Board believes it is in the best interests of Honeywell and its shareowners for the Board to have flexibility in determining the Board’s leadership structure. In his combined role as the Company’s CEO and Chairman, Mr. Cote has enabled decisive leadership at the Company and driven strong performance and long-term value creation for shareowners. Since 2003, the first full year of Mr. Cote’s tenure as Chairman and CEO, the Company’s cumulative total shareowner return (“TSR”) was 240%. This is substantially in excess of the median TSR for the same period for our compensation peer group and the S&P 500, which were 101% and 99%, respectively. The Board believes separating the CEO and Chairman roles would risk undermining the clarity of the Company’s strategic focus at a time when global economic conditions remain challenging. Moreover, a 2012 study published in the Academy of Management Journal1 offers ample evidence that there is no correlation between Chair/CEO separation and firm performance and, indeed, that separation of these roles can create strategic confusion and lack of clear leadership.

The Board has also implemented robust governance practices to provide a strong counterbalance to the combined Chairman/CEO role. With the exception of Mr. Cote, all of our directors are independent, and our directors have experience and skills that are well aligned with the strategic focus of the Company. The Board’s Committees—Audit, Corporate Governance and Responsibility, Management Development and Compensation, and Retirement Plans—also work extensively in key areas such as financial reporting, internal controls, compliance, corporate governance, succession planning and compensation programs to provide constructive engagement with management. Shareowner support of our Board’s performance is reflected in our voting results: in 2012, each of our directors was elected by at least 92% of the votes cast, and our executive compensation program has received approximately 90% support of shareowners in each of 2010, 2011 and 2012.

Moreover, proposals to separate the roles of Chairman and CEO have been consistently rejected by shareowners in each of 2003, 2005, 2010 and 2012. Following the 2012 annual meeting, Honeywell management solicited shareowner feedback about this matter, and some shareowners expressed concern that no single director was permanently authorized to convene the Board should a crisis arise, such as the incapacitation of the CEO. The Board therefore strengthened its practices by authorizing the Chair of the Corporate Governance and Responsibility Committee (an independent director) to call a special meeting of the Company’s directors at any time and for any reason.

This change is in addition to the Board’s existing presiding director role, which the Board also believes acts as a counterbalance to the combined Chairman/CEO role. The presiding director is responsible for leading executive sessions of the independent directors and provides direct feedback to the Chairman. The presiding director rotates on a meeting-by-meeting basis, and the Board believes this approach has been highly effective in promoting a sense of shared responsibility for the Board’s operations among the independent directors, without resulting in significant additional hierarchy.

The Board believes the need for adoption of this proposal should also be evaluated in the context of the Company’s other governance best practices. Direct accountability of the Board to shareowners is achieved through the annual election of directors and majority voting in uncontested director elections, as well as through the right of holders of at least 20% of the Company’s outstanding stock (excluding derivatives) to call special meetings of shareowners. The Company has also eliminated supermajority voting provisions in its organizational documents, provided for shareowner approval of poison pills, and provided for the recoupment of incentive compensation in the event of a significant restatement. Our Board practices also ensure that all independent directors have the opportunity to review in advance and provide input on the agendas for Board and Committee meetings. In addition, the Board and its Committees have complete access to management and the authority to retain legal, accounting and other outside consultants as they deem appropriate.

In 2013, in response to shareowner feedback, the Chair of the Corporate Governance and Responsibility Committee was designated as a point of contact for shareowner communications. In addition, interested parties may also communicate with the presiding director for an upcoming meeting or the non- employee directors as a group. Moreover, Honeywell management engages with major institutional investors on an annual basis about governance matters, executive compensation and shareowner proposals.

Although it believes the combination of the Chairman and CEO roles is currently the right leadership structure, the Board is committed to addressing the continuing appropriateness of this approach as part of succession planning. This allows the Board to determine the leadership structure that best ensures the Board’s oversight of management in light of prevailing circumstances. Honeywell’s performance under Mr. Cote, which

[1] Krause, R & Semadeni, M. 2012. Apprentice, Departure, and Demotion: An Examination of the Three Types of CEO-Board Chair Separation. Academy of Management Journal.

has far exceeded peer performance, clearly demonstrates the effectiveness of the Board’s approach, and there is no empirical evidence for concluding that separation of these roles would either improve the Company’s performance or result in more effective oversight of management.

For the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this proposal.

Proposal No. 5: RIGHT TO ACT BY WRITTEN CONSENT

This proposal has been submitted by June Kreutzer and Cathy Snyder, 54 Argyle Place, Orchard Park, New York 14127 (the owner of 324 shares of Common Stock).

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent includes all issues that shareholders may propose. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law.

This proposal topic won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. The shareholders of Wet Seal (WTSLA) successfully used written consent to replace certain underperforming directors in October 2012.

This proposal topic received our 43% support in 2011 and would have probably received a majority vote had our board been neutral on this topic. Shareholder support for this proposal topic would have also been higher had our directors refrained from making it more difficult to vote for shareholder proposals than to vote against them.

Please encourage our board to respond positively to this proposal to strengthen our corporate governance:

Right To Act By Written Consent—Proposal No. 5

Board of Directors’ Recommendation—The Board of Directors unanimously recommends that the shareowners vote AGAINST this proposal for the following reasons:

The Board believes that adoption of this proposal regarding shareowner action by written consent is unnecessary in light of the ability of shareowners to call special meetings and that adoption of the proposal would not be in the best interests of shareowners.

Shareowners have the right to call special meetings of shareowners if certain ownership and disclosure requirements are met. These requirements guard against the exertion of undue influence by individual shareowners in pursuit of special interests that may be inconsistent with the long-term best interests of the Company and shareowners in general. The Board believes this approach strikes the right balance between the rights of shareowners to have a voice in driving the Company’s governance, on the one hand, and protecting against abusive actions that may disrupt the effective management of the Company and be detrimental to shareowner interests, on the other. Conversely, the written consent procedure may not provide all shareowners with the same rights or adequate procedural protections, particularly with respect to having sufficient time to review or vote upon a proposed action.

Allowing any shareowner, regardless of ownership interest, to initiate a potentially unlimited number of consent solicitations on any topic at any time could enable a single shareowner to advance its own narrow, parochial interests to the detriment of the majority of shareowners. The regular annual meeting or a special meeting of shareowners is a more appropriate venue for shareowners to express their views.

The meeting and shareowner vote take place on a specified date that is publicly announced well in advance of the meeting, and all interested parties have an opportunity to express their views. By contrast, action by written consent does not require notice to all shareowners about a proposed action. The Board does not believe that it is appropriate for some shareowners to take action affecting all shareowners without first informing all shareowners of the proposed action and allowing all shareowners to voice their views and vote on the proposed action.

The prohibition against shareowner action by written consent also serves a critically important function, since it is designed to encourage a party making an unsolicited bid for Honeywell to negotiate with the Board to reach terms that are fair and in the best interests of all shareowners. The Board weighs diligently and thoroughly the merits of takeover offers and is best positioned to evaluate those offers, to negotiate on behalf of all shareowners and to protect shareowners from abusive takeover tactics. The ability of shareowners to approve the sale of the Company via written consent could result in shareowners receiving less value than they might otherwise receive as the Board may not have an opportunity to assess proposed actions or seek higher-value alternatives. Shareowners could also use a consent solicitation to remove and replace directors and effectively assume control without having to pay a control premium to shareowners. The significant ownership of Honeywell stock required of both the Board and management ensures alignment between shareowners, Board members and management in the event of a change in control opportunity.

The lack of transparency of the voting process when shareowners are able to act by written consent is of particular importance in light of the potential abilities of activist investors who may have a special agenda that may not be in the best interests of all shareowners. The right to act by written consent would make it possible for a group of shareowners to accumulate a short-term voting position by borrowing shares from shareowners and then taking action without those shareowners knowing that their voting rights were being used to take such action. Accordingly, temporary borrowings of shares by an investor could distort an investor’s true ownership interest, simply for the purpose of trying to cause an action to be effected by written consent outside of a shareowner meeting.

In addition to providing for shareowners’ right to call special meetings, Honeywell has enhanced its governance practices over the past several years to facilitate broad shareowner representation. The Board believes the need for adoption of this proposal should be evaluated in the context of the Company’s other governance best practices, including:

•	the ability of shareowners to submit proposals for presentation at an annual meeting;

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the designation of the Chair of the Corporate Governance and Responsibility Committee as a point of contact for shareowner communications (instituted in 2013 in response to shareowner feedback) (see “Process for Communicating with Board Members” in this proxy statement);

•	the annual election of directors and majority voting in uncontested director elections;

•

the authority of the Chair of the Corporate Governance and Responsibility Committee to call special meetings of the Board at any time for any reason (instituted in 2012 in response to shareowner feedback);

•	the elimination of supermajority voting provisions in its organizational documents;

•	shareowner approval of poison pills;

•	the recoupment of incentive compensation in the event of a significant restatement; and

•	the engagement by management with major institutional investors on an annual basis about governance matters, executive compensation and shareowner proposals.

Given the actions that Honeywell has taken to protect shareowner value, increase shareowner rights and ensure director accountability, the Board believes that adoption of this proposal would not add significant value to the Company’s growth or performance or to shareowners’ interests and instead would have the detrimental effect of providing the means for short-term or individual shareowners to act in their own self-interest by advocating proposals that neither enhance shareowner value nor advance the interests of shareowners as a whole.

For the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this proposal.

Proposal No. 6: ELIMINATE ACCELERATED VESTING IN A CHANGE IN CONTROL

This proposal has been submitted by AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006 (the beneficial owner of 576 shares of Common Stock).

RESOLVED: The shareholders urge the Board of Directors of Honeywell International Inc. (the “Company”) to adopt a policy that in the event of a change in control of the Company, as defined under any applicable employment agreement, equity incentive plan or other plan, there shall be no acceleration of vesting of any equity award granted to any senior executive. However, under this policy the Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Compensation Committee may determine.

For purposes of this policy, an “equity award” means an award granted under an equity incentive plan as defined by the Securities and Exchange Commission’s Item 402 of Regulation S-K, which addresses executive compensation. This policy shall be implemented so as not affect any contractual rights in existence on the date adopted.

SUPPORTING STATEMENT

Honeywell International allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change in control of the Company. These accelerated equity awards can significantly increase the total value of senior executives’ “golden parachute” severance payments after a change in control. We do not question that a reasonable amount of severance payments may be appropriate for senior executives and other employees. We are concerned, however, that current practices at our Company may permit windfall awards to senior executives.

According to the Company’s 2012 proxy statement, “unvested stock options and RSUs vest upon a Change in Control. Performance awards vest at target upon a Change in Control unless otherwise provided in the applicable award agreement.” As of December 31, 2011, our Company’s Chairman and CEO David Cote had $58.9 million of unvested stock options, restricted stock units and performance shares subject to acceleration. This amount is in addition to $39.7 million in cash and other severance benefits that Mr. Cote would have received following a termination after a change in control.

We note that many companies use a “double trigger” system to determine eligibility for accelerated vesting of some equity awards—there must be a change in control, and the executive must be involuntarily terminated. While we support the use of double triggers, we are not convinced that executives deserve to receive all unvested awards. We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other leading companies, including Apple Inc., Chevron Corporation, Dell Inc., Exxon Mobil Corporation, International Business Machines Corporation, Intel Corporation, Microsoft Corporation and Occidental Petroleum Corporation, impose limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards.

We urge you to vote FOR this proposal.

Board of Directors’ Recommendation—The Board of Directors unanimously recommends that the shareowners vote AGAINST this proposal for the following reasons:

The Board of Directors and the Management Development and Compensation Committee have adopted compensation policies that are designed to link pay with performance and to maximize the strength of the alignment between executive and shareowner interests. In the event that the Company becomes involved in an acquisition or merger scenario that would result in a change in control, the Board of Directors believes that providing accelerated vesting of equity awards upon the successful completion of the transaction provides the incentive required to ensure executives stay with the Company through the period of extreme uncertainty and remain focused and motivated on achieving operational objectives and securing the maximum value for the Company’s shareowners.

A change in control transaction often gives rise to a substantial risk of career disruption for executives. Following a change in control of the Company, the strategies and goals established by the current Board of Directors are likely to be revisited by the new controlling persons and the Company’s executive team and financials are likely to be materially different than they were prior to the change in control. As a result, the understanding and premise regarding the pay for performance alignment that existed when the equity awards were originally granted is likely to be severed. Without the acceleration of equity awards, there is a real risk that executives become unnecessarily preoccupied with questions as to whether the potential transaction is in their best personal career or financial interest, which could lead to loss of valuable talent at a critical time and alter the alignment of executive and shareowner interests.

While there may be a pay misalignment argument for not vesting equity awards or otherwise cutting back other payments upon a change in control for poorly performing companies that have not otherwise delivered value to their shareowners, the Committee does not feel that truncating equity awards or other cuts in competitive pay opportunity should be uniformly applied. Honeywell has demonstrated an impressive track record of performance and total shareowner return has consistently outperformed its peers and the broader market, supported largely by Company’s commitment to pay-for-performance.

Furthermore, providing for pro rata vesting only upon a termination of employment after a change in control is also not in the best interest of shareowners as it does not guarantee a robust pay-for-performance relationship. Executives who feel that the only way they might realize value from their previously granted equity awards is to have their employment terminated once the change in control is completed will not maintain the high level of performance required during the pre-closing period and present a real retention risk to the Company.

Accelerated vesting of outstanding equity awards enables Honeywell to mitigate these concerns by assuring management that they will realize the value of outstanding stock awards along with the shareowners. Equity awards are inherently performance-based, insofar as the rewards to executives increase as the company’s stock price increases, and vice versa. Therefore, accelerating vesting does not eliminate the performance-based aspect of such awards. Moreover, accelerated vesting of equity awards provides a strong retention incentive through the consummation of a potential transaction, because the acceleration does not occur unless the executive remains employed through the closing date. Retention incentives following the transaction can be implemented by new ownership, on a focused basis for those members of management which the new owners desire to retain.

For the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this proposal.

VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

NOTICE AND ACCESS

The SEC’s “Notice and Access” rule allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareowners in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareowners (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

Important Notice Regarding Availability of Proxy Materials:

The Proxy Materials are available at www.proxyvote.com. You will need to enter the 12-digit control number located on the Notice of Internet Availability or proxy card.

METHODS OF VOTING

Shareowners of Record

If your shares are registered directly in your name with Honeywell’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareowner of record of those shares. Shareowners of record can vote via the Internet at www.proxyvote.com, by calling (800) 690-6903 or by signing and returning a proxy card. Votes submitted by Internet or telephone must be received by 11:59 p.m. Eastern Daylight Time on April 21, 2013.

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet or by telephone if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. NYSE rules prohibit brokers from voting on Proposal Nos. 1 and 3 through 6 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote. Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares. Votes directed by Internet or telephone through such a bank, broker, trustee or nominee must be received by 11:59 p.m. Eastern Daylight Time on April 21, 2013.

Participants in Honeywell Savings Plans

Participants in the Honeywell stock funds within Honeywell savings plans are considered the beneficial owners of the shares held by the savings plans. The trustee of each savings plan is the shareowner of record for shares held by Honeywell stock funds within that plan. Participants in Honeywell stock funds within Honeywell savings plans can direct the trustee of the relevant plan to vote their shares via the Internet at www.proxyvote.com, by calling (800) 690-6903 or by signing and returning a proxy card. The trustee will vote shares as to which no directions are received in the same ratio as shares with respect to which directions have been received from other participants in the relevant plan, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). Therefore, we encourage you to provide instructions to the trustee regarding the voting of your shares. Directions provided by Internet or telephone must be received by 5:00 p.m. Eastern Daylight Time on April 18, 2013.

REVOKING YOUR PROXY

Whether you vote or direct your vote by mail, telephone or via the Internet, if you are a shareowner of record or a participant in Honeywell stock funds within Honeywell savings plans, unless otherwise noted, you may later revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of Honeywell;

•	submitting a properly signed proxy with a later date;

•

voting by telephone or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for shareowners of record and participants in Honeywell savings plans; or

•	voting in person at the Annual Meeting (except for shares held in the savings plans).

If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

QUORUM; VOTE REQUIRED; ABSTENTIONS AND NON-VOTES

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of Common Stock entitled to vote at the meeting, either present in person or represented by proxy.

With respect to Proposal No. 1, Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the election of directors. The By-laws also provide that any incumbent nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the shareowner vote, which resignation shall be promptly considered through a process managed by the Corporate Governance and Responsibility Committee, excluding any nominees who did not receive a majority of votes cast.

The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposal Nos. 2, 3, 4, 5 and 6 is required for approval of these proposals. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes against these proposals. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the vote outcome of these proposals. While the vote on Proposal No. 3 is advisory and not binding on the Board or the Company, the Board will take into consideration the outcome of the vote when making future executive compensation decisions.

OTHER BUSINESS

The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CONFIDENTIAL VOTING POLICY

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

RESULTS OF THE VOTE

We will announce preliminary voting results at the Annual Meeting and publish them on our website www.honeywell.com. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

SHARES OUTSTANDING

At the close of business on February 22, 2013, there were 782,519,942 shares of Common Stock outstanding. Each share outstanding as of the February 22, 2013 record date is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting.

HOUSEHOLDING

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Electronic Access to the Proxy Materials

You can elect to receive future proxy materials by email, which will save us the cost of producing and mailing documents to you. Shareowners may enroll to receive proxy materials electronically as follows:

Shareowners of Record: If you are a registered shareowner, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.

Beneficial Holders: If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the Annual Meeting is limited to our shareowners or their legal proxy holders. If you are a shareowner of record who plans to attend the meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote via the Internet or by telephone. If your shares are held by a bank, broker, trustee or nominee and you plan to attend, please send written notification to Honeywell Shareowner Services, P.O. Box 50000, Morris Township, New Jersey 07962, and enclose evidence of your ownership of shares of Common Stock as of February 22, 2013 (such as a letter from the bank, broker, trustee or nominee confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting. All shareowners attending the meeting will be asked to provide proof of identification. If your shares are held by a bank, broker, trustee or nominee and you have not provided advance written notification that you will attend the meeting, you will be admitted to the meeting only upon presentation of evidence of ownership of shares of Common Stock as of February 22, 2013.

If you are not a shareowner, you will be admitted only if you have a valid legal proxy and form of photo identification. If you are receiving a legal proxy from a shareowner of record, you must bring a form of photo identification and a legal proxy from the record holder to you. If you are receiving a legal proxy from a street name shareowner, you must bring a form of photo identification, a legal proxy from the record holder (i.e. the bank, broker or other holder of record) to the street name holder that is assignable, and a legal proxy from the street name holder to you. We reserve the right to limit the number of representatives for any shareowner who may attend the meeting.

OTHER INFORMATION

SHAREOWNER PROPOSALS FOR 2014 ANNUAL MEETING

•

In order for a shareowner proposal to be considered for inclusion in Honeywell’s proxy statement for the 2014 Annual Meeting pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on November 7, 2013. Proposals submitted thereafter will be opposed as not timely filed.

•

If a shareowner intends to present a proposal for consideration at the 2014 Annual Meeting pursuant to the procedures contemplated in Honeywell’s By-laws, outside the processes of SEC Rule 14a-8, Honeywell must receive notice of such proposal not earlier than December 23, 2013 and not later than January 22, 2014. Otherwise the proposal will be considered untimely under Honeywell’s By-laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the shareowner and the number of shares of Honeywell’s Common Stock the shareowner beneficially owns, and any material interest of the shareowner in such business, all as provided in Honeywell’s By-laws. If this information is not supplied as provided in Honeywell’s By-laws, the proposal will not be considered at the 2014 Annual Meeting. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Any shareowner who wishes to submit a shareowner proposal should send it to the Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

DIRECTOR NOMINATIONS

Honeywell’s By-laws provide that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director, must notify the Corporate Secretary of Honeywell in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary of Honeywell at the address set forth above.

EXPENSES OF SOLICITATION

Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for the 2013 Annual Meeting of Shareowners at a fee of approximately $12,500 plus associated costs and expenses.

By Order of the Board of Directors,

Jeffrey N. Neuman Vice President and Corporate Secretary

March 7, 2013

APPENDIX

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(1)

Reconciliation of Segment Profit to Operating Income Excluding Pension Mark-to-Market Adjustment and Calculation of Segment Profit and Operating Income Margin Excluding Pension Mark-to-Market Adjustment

Billions	2003	2004	2005
Segment Profit	$2.4	$2.8	$3.2
Stock Based Compensation(1)	0.0	0.0	0.0
Repositioning and Other(2)(3)	(0.2)	(0.7)	(0.4)
Pension Ongoing Expense(2)	(0.1)	0.0	0.0
Pension Mark-to-Market Adjustment(2)	(0.2)	(0.1)	(0.0)
Other Postretirement Income/(Expense)(2)	(0.2)	(0.2)	(0.1)

Operating Income	$1.7	$1.8	$2.7
Pension Mark-to-Market Adjustment(2)	($0.2)	($0.1)	($0.0)

Operating Income Excluding Pension Mark-to-Market Adjustment	$1.9	$1.9	$2.7

Segment Profit	$2.4	$2.8	$3.2
÷ Sales	$22.1	$24.5	$26.5

Segment Profit Margin %	10.6%	11.4%	12.2%

Operating Income	$1.7	$1.8	$2.7
÷ Sales	$22.1	$24.5	$26.5

Operating Income Margin %	7.9%	7.2%	10.1%

Operating Income Excluding Pension Mark-to-Market Adjustment	$1.9	$1.9	$2.7
÷ Sales	$22.1	$24.5	$26.5

Operating Income Margin Excluding Pension Mark-to-Market Adjustment	8.4%	7.6%	10.3%

(1)	Stock Based Compensation included in Segment Profit.

(2)	Included in cost of products and services sold and selling, general and administrative expenses.

(3)	Includes repositioning, asbestos and environmental expenses.

(1)

Reconciliation of Segment Profit to Operating Income Excluding Pension Mark-to-Market Adjustment and Calculation of Segment Profit and Operating Income Margin Excluding Pension Mark-to-Market Adjustment

Billions	2006	2007	2008	2009	2010	2011	2012
Segment Profit	$4.0	$4.6	$4.8	$4.0	$4.5	$5.4	$5.9
Stock Based Compensation(1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)	(0.2)
Repositioning and Other(1)(2)	(0.5)	(0.5)	(1.1)	(0.5)	(0.6)	(0.8)	(0.5)
Pension Ongoing Expense(1)	0.0	0.1	0.1	(0.3)	(0.2)	(0.1)	(0.0)
Pension Mark-to-Market Adjustment(1)	0.0	0.0	(3.3)	(0.7)	(0.5)	(1.8)	(1.0)
Other Postretirement Income/(Expense)(1)	(0.1)	(0.2)	(0.1)	0.0	(0.0)	0.1	(0.1)

Operating Income	$3.3	$3.9	$0.3	$2.4	$3.0	$2.6	$4.2
Pension Mark-to-Market Adjustment(1)	$0.0	$0.0	($3.3)	($0.7)	($0.5)	($1.8)	($1.0)

Operating Income Excluding Pension Mark-to-Market Adjustment	$3.3	$3.9	$3.6	$3.1	$3.5	$4.4	$5.1

Segment Profit	$4.0	$4.6	$4.8	$4.0	$4.5	$5.4	$5.9
÷ Sales	$30.3	$33.5	$35.5	$30.0	$32.4	$36.5	$37.7

Segment Profit Margin %	13.1%	13.6%	13.5%	13.3%	13.9%	14.7%	15.6%

Operating Income	$3.3	$3.9	$0.3	$2.4	$3.0	$2.6	$4.2
÷ Sales	$30.3	$33.5	$35.5	$30.0	$32.4	$36.5	$37.7

Operating Income Margin %	10.9%	11.6%	0.8%	7.9%	9.3%	7.0%	11.0%

Operating Income Excluding Pension Mark-to-Market Adjustment	$3.3	$3.9	$3.6	$3.1	$3.5	$4.4	$5.1
÷ Sales	$30.3	$33.5	$35.5	$30.0	$32.4	$36.5	$37.7

Operating Income Margin Excluding Pension Mark-to-Market Adjustment	11.0%	11.5%	10.1%	10.4%	10.8%	12.0%	13.6%

(1)	Included in cost of products and services sold and selling, general and administrative expenses.

(2)	Includes repositioning, asbestos, environmental expenses and equity income adjustment.

(2)	Reconciliation of EPS to EPS, Excluding Pension Mark-to-Market Adjustment

	2003(1)	2004(2)	2005(3)
EPS, Previously Reported	$1.50	$1.45	$1.92
Effect of Pension Accounting Change	(0.11)	0.22	0.29

EPS	$1.39	$1.67	$2.21
Pension Mark-To-Market Adjustment	0.12	0.07	0.03

EPS, Excluding Pension Mark-to-Market Adjustment	$1.51	$1.74	$2.24

	2006(4)	2007(5)	2008(6)	2009(7)	2010(8)	2011(9)	2012(10)
EPS	$2.77	$3.35	$1.08	$2.05	$2.59	$2.61	$3.69
Pension Mark-To-Market Adjustment	0.02	0.01	2.74	0.64	0.41	1.44	0.79

EPS, Excluding Pension Mark-to-Market Adjustment	$2.79	$3.36	$3.82	$2.69	$3.00	$4.05	$4.48

(1)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a blended tax rate of 33.5% 2003.

(2)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a blended tax rate of 30.0% 2004.

(3)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a blended tax rate of 32.3% 2005.

(4)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a blended tax rate of 28.6% 2006.

(5)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a blended tax rate of 30.8% 2007.

(6)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a blended tax rate of 38.2% 2008.

(7)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a blended tax rate of 34.4% 2009.

(8)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a blended tax rate of 32.3% 2010.

(9)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a blended tax rate of 36.9% 2011.

(10)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a blended tax rate of 35.0% 2012.

(3)	Reconciliation Of Cash Provided By Operating Activities To Free Cash Flow, Prior To Cash Pension Contributions And Calculation Of Cash Flow Conversion Percentage

Billions	2011	2012
Cash Provided by Operating Activities	$2.8	$3.5
Expenditures for Property, Plant and Equipment	(0.8)	(0.9)

Free Cash Flow	$2.0	$2.6
Cash Pension Contributions	1.8	1.1

Free Cash Flow, Prior to Cash Pension Contributions	$3.8	$3.7

Net Income Attributable to Honeywell	$2.1	$2.9
Pension Mark-to-Market Adjustment, net of tax(1)	1.1	0.6

Net Income Attributable to Honeywell Excluding Pension Mark-to-Market Adjustment	$3.2	$3.5

Cash Provided by Operating Activities	$2.8	$3.5
÷ Net Income Attributable to Honeywell	$2.1	$2.9

Operating Cash Flow Conversion %	137%	120%

Free Cash Flow, Prior to Cash Pension Contributions	$3.8	$3.7
÷ Net Income Attributable to Honeywell Excluding Pension Mark-to-Market Adjustment	$3.2	$3.5

Free Cash Flow Conversion %	118%	103%

(1)	Mark-to-market uses a blended tax rate of 35.0% and 36.9% for 2012 and 2011, respectively.

(3)	Reconciliation Of Cash Provided By Operating Activities To Free Cash Flow, Prior To Cash Pension Contributions And Calculation Of Cash Flow Conversion Percentage

Billions	2008
Cash Provided by Operating Activities	$3.8
Expenditures for Property, Plant and Equipment	(0.9)

Free Cash Flow	2.9
Cash taxes relating to the sale of the Consumables Solutions business	0.2

Free cash flow excluding cash taxes relating to the sale of the Consumables Solutions business	3.1
Cash Pension Contributions	$0.1

Free Cash Flow, Prior to Cash Pension Contributions	$3.2

Net Income Attributable to Honeywell	$0.8
Pension Mark-to-Market Adjustment, net of tax(1)	2.0

Net Income Attributable to Honeywell Excluding Pension Mark-to-Market Adjustment	$2.8

Cash Provided by Operating Activities	$3.8
÷ Net Income Attributable to Honeywell	$0.8

Operating Cash Flow Conversion %	470%

Free Cash Flow, Prior to Cash Pension Contributions	$3.2
÷ Net Income Attributable to Honeywell Excluding Pension Mark-to-Market Adjustment	$2.8

Free Cash Flow Conversion %	110%

(1)	Mark-to-market uses a blended tax rate of 38.2% for 2008.

(4)	Discontinued Operations Reconciliation

Billions	2003	2004	2005
Sales – Total Honeywell	$23.1	$25.6	$27.7
Sales – CPG	1.0	$1.1	$1.2

Sales – Continuing Operations	$22.1	$24.5	$26.5

DIRECTIONS TO HONEYWELL’S HEADQUARTERS

101 Columbia Road, Morris Township, N.J.

•  From Rte. 80 (East or West) and Rte. 287 South:

Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Rte. 287 North:

Take Rte. 287 North to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Newark International Airport:

Take Rte. 78 West to Rte. 24 West (Springfield—Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

HONEYWELL INTERNATIONAL INC.
101 COLUMBIA ROAD
MORRIS TOWNSHIP, NJ 07962

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Please see the reverse side of this card for specific voting cutoff information.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions. Please see the reverse side of this card for specific voting cutoff information.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M51843-P31894-Z59274-Z59275	KEEP THIS PORTION FOR YOUR RECORDS
HONEYWELL INTERNATIONAL INC.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

1. Election of Directors:
The Board of Directors recommends a vote		“FOR”
Nominees (A) through (L).		ê
		For	Against

A.	Gordon M. Bethune	☐	☐

B.	Kevin Burke	☐	☐

C.	Jaime Chico Pardo	☐	☐

D.	David M. Cote	☐	☐

E.	D. Scott Davis	☐	☐

F.	Linnet F. Deily	☐	☐

G.	Judd Gregg	☐	☐

H.	Clive Hollick	☐	☐

I.	Grace D. Lieblein	☐	☐

J.	George Paz	☐	☐

K.	Bradley T. Sheares	☐	☐

L.	Robin L. Washington	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

	The Board of Directors recommends a vote	“FOR”
	Proposals (2) and (3).	ê
		For	Against	Abstain

2.	Approval of Independent Accountants.	☐	☐	☐

3.	Advisory Vote To Approve Executive Compensation.	☐	☐	☐

	The Board of Directors recommends a vote		“AGAINST”
	Proposals (4), (5) and (6).		ê
		For	Against	Abstain

4.	Independent Board Chairman.	☐	☐	☐

5.	Right To Act By Written Consent.	☐	☐	☐

6.	Eliminate Accelerated Vesting In A Change In Control.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

DIRECTIONS TO HONEYWELL’S HEADQUARTERS
101 Columbia Road, Morris Township, N.J.

•  From Rte. 80 (East or West) and Rte. 287 South: Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Rte. 287 North: Take Rte. 287 North to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Newark International Airport: Take Rte. 78 West to Rte. 24 West (Springfield — Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

Important Notice Regarding Availability of Proxy Materials: The 2013 Notice and Proxy Statement and 2012 Annual Report are available at www.proxyvote.com.

M51844-P31894-Z59274-Z59275

PROXY

HONEYWELL
This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.
Annual Meeting of Shareowners - April 22, 2013

          The undersigned hereby appoints David M. Cote, Katherine L. Adams and Jeffrey N. Neuman as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 22, 2013, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

          Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Kevin Burke, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Judd Gregg, Clive Hollick, Grace D. Lieblein, George Paz, Bradley T. Sheares, and Robin L. Washington.

          IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSALS 4, 5 AND 6. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 PM EDT ON APRIL 21, 2013.

          This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. (the “Company”) for use at the Annual Meeting of Shareowners on April 22, 2013 by persons who participate in the Honeywell Savings and Ownership Plan or the Honeywell Puerto Rico Savings and Ownership Plan. PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 PM EDT ON APRIL 18, 2013.

          By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs State Street Bank and Trust Company, as Trustee for the Honeywell Savings and Ownership Plan, and Banco Popular, as Trustee for the Honeywell Puerto Rico Savings and Ownership Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 22, 2013, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

          Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Kevin Burke, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Judd Gregg, Clive Hollick, Grace D. Lieblein, George Paz, Bradley T. Sheares, and Robin L. Washington.

          IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSALS 4, 5 AND 6. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN, UNLESS CONTRARY TO ERISA.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please date and sign your Proxy on the reverse side and return it promptly.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

FORM OF EMAIL MESSAGE REGARDING PROXY MATERIALS AND VOTING

Subject: Annual Honeywell Proxy Notification and Voting Instructions - Action Requested

Important Notice Regarding Availability of Proxy Materials

2013 HONEYWELL INTERNATIONAL INC. Annual Meeting of Shareowners

MEETING DATE: April 22, 2013

Voting Direction Information
This email represents your shares in the following account(s) as of the record date, February 22, 2013:

NAME

HONEYWELL INTL - COMMON	123,456,789,012.00000
HONEYWELL SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL PR SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL INTL - ESPP	123,456,789,012.00000
HONEYWELL INTL - UNITED SPACE ALLIANCE	123,456,789,012.00000
HONEYWELL INTL - BENDIX	123,456,789,012.00000
HONEYWELL INTL - MOOG 401K	123,456,789,012.00000
HONEYWELL INTL - VESTED SHARE ACCOUNT	123,456,789,012.00000

If you hold HONEYWELL INTERNATIONAL INC. shares in multiple accounts, you may be receiving multiple e-mails and/or hard copies showing your various accounts. Each will contain a separate CONTROL NUMBER. We urge you to vote your shares for each account.

CONTROL NUMBER: 012345678901
Your PIN is the last four digits of your Social Security number, or the four digit number you selected at the time of your enrollment. You can get your PIN by following the simple instructions at http://www.ProxyVote.com.

VOTING OVER THE INTERNET OR BY PHONE

Internet and telephone voting instructions for Honeywell savings plan accounts will be accepted until 5:00 pm (EDT) on April 18, 2013.
The cutoff for all other Internet and telephone voting is 11:59 pm (EDT) on April 21, 2013.

The Board of Directors recommends a vote “FOR” Proposal 1 (the election of the nominees listed in the proxy statement to the Board of Directors) and Proposals 2 and 3 and “AGAINST” Proposals 4, 5 and 6.

You can enter your voting instructions and view the shareholder material at the Internet site below. If your browser supports secure transactions, you will automatically be directed to a secure site.

http://www.proxyvote.com/0012345678901

287047

If you wish to vote by telephone, then please call 1-800-690-6903.
You will need your CONTROL NUMBER to vote.

PROXY AND ANNUAL REPORT
The proxy statement, as well as the Annual Report, can also be found at the following Internet site:

http://investor.honeywell.com/phoenix.zhtml?c=94774&p=irol-proxy

Please do not send any e-mail to ID@ProxyVote.com. Please REPLY to this e-mail with any comments or questions about proxyvote. (Include the original text and subject line of this message for identification purposes.)